Exhibit 1

September 10, 2004

Dear Members and Beneficial Owners of Ordinary Shares:

You are cordially invited to attend the Annual General Meeting of Members of Intelsat, Ltd. (the “Company”) to be held on Wednesday, October 20, 2004, beginning at 10 a.m. Paris time, at the Sheraton Paris Airport Charles de Gaulle Hotel, Aerogare 2, B.P. 30051, Roissy 95716 France, in the Satellite 8 Room.

The Annual General Meeting is being held in accordance with the Company’s bye-laws to consider a number of matters. Most significantly, you will be asked to consider and approve the transaction announced on August 16, 2004 in which the Company will amalgamate (the “Amalgamation”) with a subsidiary of Zeus Holdings Limited (“Zeus Holdings”). Bermuda law provides for two or more companies to amalgamate and continue as a single company. In this case, the resulting company will be wholly owned by Zeus Holdings. Zeus Holdings is a company formed by a consortium of private investment funds advised by Apax Partners, Apollo Management, Madison Dearborn and Permira – four private equity groups that have extensive experience in the communications sector and long and successful track records financing and closing large acquisition transactions. If the Transaction (as defined below) obtains the required shareholder and other approvals and is consummated:

•	All of the Company’s ordinary shares will be canceled, in exchange for which the Company’s shareholders immediately prior to the closing of the Transaction will be entitled to receive $18.75 in cash for each ordinary share of the Company that they owned at that time, subject to a potential adjustment as described in the attached Proxy Statement and except as otherwise provided in the transaction agreement.

•	The company resulting from the Transaction will be wholly owned by Zeus Holdings, and you will not have an ownership interest in the resulting company.

•	Following the closing of the Transaction, the Company’s shareholders will receive a separate communication with detailed instructions as to what to do with their share certificates and the necessary process for receiving the money to which they are entitled in connection with the Transaction. The Company believes that the Transaction could close as early as the end of 2004, although it is possible that the closing could occur later.

•	The Company will continue to honor all of its customer contracts, and its commercial relationships with its customers will be unaffected by the Transaction.

The current Board of Directors of the Company (the “Board of Directors”) has unanimously approved the Transaction Agreement and Plan of Amalgamation among the Company, a subsidiary of the Company, Zeus Holdings and two subsidiaries of Zeus Holdings (the “Transaction Agreement”), the Amalgamation

Agreement between the Company and a subsidiary of Zeus Holdings (the “Amalgamation Agreement”), the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, as more fully described in the attached Notice of Annual General Meeting and Proxy Statement (collectively, the “Transaction”).

The Board of Directors unanimously recommends that you vote FOR the Transaction. Your failure to vote will have the same impact as a vote against the Transaction.

Lockheed Martin Corporation, which beneficially owns 24% of the Company’s ordinary shares, has entered in a voting agreement with Zeus Holdings in which Lockheed Martin has committed to vote FOR the Transaction.

As you know, earlier this year, the Company recommenced preparations to conduct an initial public offering of its ordinary shares (an “IPO”) in compliance with the requirement under the Open-Market Reorganization for the Betterment of International Telecommunications Act (the “ORBIT Act”) that the Company conduct an IPO by June 30, 2004. While the Company was involved in the IPO process, private investors expressed interest in the fixed satellite services sector and transactions involving two of the Company’s competitors were announced at valuation multiples that exceeded those expected in the IPO. After the ORBIT Act was amended by the U.S. Congress to extend the Company’s IPO deadline to as late as December 31, 2005, the Company announced on May 21, 2004 that it had withdrawn its registration statement relating to the IPO and would explore the possibility of an investment in or acquisition of the Company by a third party. The Company retained Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated to assist it in the process.

Following a competitive process, the Board of Directors unanimously approved the Transaction. The $18.75 per ordinary share cash consideration that holders of the Company’s ordinary shares will be entitled to receive if the Transaction is consummated, subject to and pursuant to the terms of the Transaction, represents a clear premium to the price range of $12 to $14 per ordinary share that the Company had expected from the IPO, and is an amount that the Company believes is a fair price for your ordinary shares.

In addition to considering and voting upon the Transaction, the Annual General Meeting is being held to:

•	Consider and vote upon amendments to bye-law 45(4) of the Company’s bye-laws (the “Bye-law Amendments”) to clarify the shareholder vote required to be obtained in order to approve certain transactions involving the Company, including the Transaction, and to clarify the quorum requirement for shareholder meetings convened to approve such transactions. The Board of Directors recommends that you vote FOR the Bye-law Amendments. A failure to vote will have the same impact as a vote against.

•	Elect six Class I directors in accordance with the bye-laws of the Company, as the term of the current Class I directors is expiring. These directors, as well as the other directors currently serving on the Board of Directors, are expected to serve only through the closing of the Transaction, at which time the amalgamated company will have a new board of directors. The Board of Directors, acting through its Nominating Committee, recommends that you vote FOR the entire slate of Class I director candidates that have been nominated by the Nominating Committee of the Board of Directors.

•	Consider and vote upon the appointment of KPMG LLP as the Company’s independent auditor and the authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the independent auditor. The Board of Directors, acting through its Audit Committee, recommends that you vote FOR the appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and the authorization of the Company’s board of directors to determine the fees for the services of the independent auditor.

The Notice of Annual General Meeting and Proxy Statement contain important information regarding who is eligible to attend and vote at the Annual General Meeting and important instructions regarding how to vote, and they describe in further detail the matters on which you are being asked to vote. Members and Beneficial Owners are urged to read the Proxy Statement, including the Transaction Agreement and the Amalgamation Agreement, in their entirety. The Transaction Agreement and the Amalgamation Agreement are attached as Exhibit A and Exhibit B, respectively, to the Proxy Statement.

If you have any questions concerning the Annual General Meeting or the matters that will be considered at the Annual General Meeting, please contact Rick Nash, Assistant Secretary of the Company, by telephone at +1 (202) 944-7548 or by e-mail at rick.nash@intelsat.com. Questions concerning the Transaction may be directed to Dianne VanBeber, Vice President, Investor Relations of Intelsat Global Service Corporation, by telephone at +1 (202) 944-7406 or by e-mail at shareholder@intelsat.com.

On August 20, 2004, the Company celebrated the 40th anniversary of its inception. Over the past four decades, the Company has been a driving force in the commercial satellite industry. The Company believes that the transaction with Zeus Holdings is the right one for the Company, and one that should satisfy shareholders’ interests in both a strong valuation and the ability to monetize their holdings.

As always, we thank you for your support as you consider this important decision.

Very truly yours,

Conny Kullman
Chief Executive Officer

Your vote is important.
Please promptly return your Proxy Card and/or Trustee Instruction Form using the envelope provided.

INTELSAT, LTD.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke, HM 08
Bermuda

Notice of Annual General Meeting of Members to be held on October 20, 2004

Notice is hereby given that the Annual General Meeting of Members (the “Annual General Meeting”) of Intelsat, Ltd. (the “Company”) will be held on Wednesday, October 20, 2004, beginning at 10 a.m. Paris time, at the Sheraton Paris Airport Charles de Gaulle Hotel, Aerogare 2, B.P. 30051, Roissy 95716 France, in the Satellite 8 Room.

The Annual General Meeting has been convened by the Chairman of the Company pursuant to the Company’s bye-laws and is being held for the following purposes:

1.	To consider and vote upon amendments to bye-law 45(4) of the Company’s bye-laws in the manner set forth in Item 1 of the attached Proxy Statement (the “Bye-law Amendments”) in order to clarify: (i) that the vote required to be obtained from the members of the Company in order to approve certain transactions involving the Company, including, without limitation, (a) the Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, among the Company, Intelsat (Bermuda), Ltd., Zeus Holdings Limited, Zeus Merger One Limited and Zeus Merger Two Limited (the “Transaction Agreement”), (b) the Amalgamation Agreement, dated as of September 8, 2004, between the Company and Zeus Merger One Limited (the “Amalgamation Agreement”), (c) the amalgamation of the Company and Zeus Merger One Limited (the “Amalgamation”) and (d) the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, is the approval by members of the Company representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company, and (ii) that the quorum necessary to hold a meeting to approve certain transactions involving the Company, including, without limitation, the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company.

2.	To consider and vote upon the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement.

3.	To elect six Class I directors of the Company to three-year terms in accordance with the bye-laws of the Company.

4.	To consider and vote upon the appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and to authorize the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

5.	To transact such other business as may properly come before the Annual General Meeting or any adjournment(s) or postponement(s) thereof.

At the Annual General Meeting, the Company’s financial statements and the report of its independent auditor for the year ended December 31, 2003 will also be laid before the Members (as defined below).

Each of the matters set forth above is discussed in the accompanying Proxy Statement. Members and Beneficial Owners (as defined below) are urged to read the Proxy Statement, the Bye-law Amendments (which are set forth in Item 1 of the Proxy Statement), the Transaction Agreement (which is attached as Exhibit A to the Proxy Statement) and the Amalgamation Agreement (which is attached as Exhibit B to the Proxy Statement) in their entirety.

In connection with the Transaction Agreement, the Amalgamation Agreement and the Amalgamation, pursuant to the Companies Act 1981 of Bermuda, a dissenting member is entitled to be paid the fair value of the member’s ordinary shares. Any member that does not vote in favor of the Amalgamation (whether or not such member attends or is represented at the Annual General Meeting) may apply to the Supreme Court of Bermuda (the “Court”) within one month of this Notice of Annual General Meeting to have the fair value of such member’s ordinary shares of the Company appraised by the Court. The Company has determined that the fair value of each ordinary share, $3.00 par value per share, of the Company is $18.75. If the number of shares held by dissenting members exceeds 7.5% of the Company’s issued and outstanding ordinary shares, Zeus Holdings has the right to not consummate the Amalgamation in its discretion.

Only Members, including trustees of Beneficial Owners, as of September 10, 2004, the record date established for purposes of the Annual General Meeting (the “Record Date”), will be eligible to vote at the Annual General Meeting or any adjournment(s) or postponement(s) thereof.

Each member of record on the register of members of the Company as of the Record Date (a “Member”) who is a natural person may attend the Annual General Meeting and vote in person or have the Member’s duly appointed proxy vote the Member’s ordinary shares on the Member’s behalf at the Annual General Meeting and may also send additional authorized observer(s) to attend the Annual General Meeting. Each Member that is a corporation may have the Member’s duly appointed proxy or duly authorized corporate representative vote the Member’s ordinary shares on the Member’s behalf at the Annual General Meeting and may also send additional authorized observer(s) to attend the Annual General Meeting. Each Member that is a governmental organization may have the Member’s duly appointed proxy vote the Member’s ordinary shares on the Member’s behalf at the Annual General Meeting and may also send additional authorized observer(s) to attend the Annual General Meeting.

Each entity that is holding ordinary shares of the Company beneficially under the Trust Agreement II or a Legal Mortgage of Shares, in each case as of the Record Date (each such entity, a “Beneficial Owner”), may instruct the trustee under such agreement to vote its ordinary shares on its behalf at the Annual General Meeting and may also have its authorized observer(s) attend the Annual General Meeting.

Attendance at the Annual General Meeting is limited to Members, their duly appointed proxies or authorized corporate representatives, including corporate representatives of the named trustees under the Trust Agreement II or a Legal Mortgage of Shares, and additional authorized observers. Beneficial Owners can only attend the Annual General Meeting if they have been duly appointed as proxies by a Member or are authorized observers. In order to be admitted to the Annual General Meeting, each appointed proxy, authorized corporate representative and authorized observer should bring sufficient proof of representation and proof of identification. For example, for proof of representation a duly appointed proxy can bring a copy of a signed, witnessed and dated Proxy Card naming such person as a Member’s appointed proxy, and an authorized corporate representative or an authorized observer can bring a written letter or other documentation from a Member or Beneficial Owner designating such person as such Member’s representative or observer or such Beneficial Owner’s observer. For proof of identification, a person can provide a valid passport, national identification card or driver’s license with photograph. Due to space constraints, seating in the Satellite 8 Room will be limited to a maximum of two authorized representatives (including appointed proxies) or authorized observers per Member or Beneficial Owner. The Company reserves the right to limit the number of authorized representatives and authorized observers who may attend the Annual General Meeting on behalf of each Member or Beneficial Owner.

If you are a Member, please (1) complete, (2) sign, (3) have a witness sign and (4) date your Proxy Card and (5) return it using the envelope provided to the Company, c/o Intelsat Global Service Corporation, Attention: Rick Nash—Mail Stop 10, 3400 International Dr., N.W., Washington, D.C. 20008, USA. You may also fax the completed, signed and dated Proxy Card to +1 (202) 944-7992.

If you are a Beneficial Owner, please (1) instruct the trustee set forth in your agreement on how to vote your ordinary shares by marking your voting instructions on the enclosed Trustee Instruction Form, (2) sign and (3) date the enclosed Trustee Instruction Form and (4) send it directly to such trustee at the address indicated using the envelope provided.

The Company’s current Board of Directors has unanimously approved the Bye-law Amendments and the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, and the Board of Directors unanimously recommends that the Members vote FOR the approval and adoption of the Bye-law Amendments and the approval and adoption of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement.

The Board of Directors, acting through its Nominating Committee, recommends that the Members vote FOR the entire slate of Class I director candidates nominated by the Nominating Committee.

The Board of Directors, acting through its Audit Committee, recommends that the Members vote FOR the appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the

2005 annual general meeting of members of the Company and the authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

The Company requests that you send in your Proxy Cards and Trustee Instruction Forms as promptly as possible. In order to be counted, all Proxy Cards must be received by the time of the Annual General Meeting (10 a.m. Paris time, which is 4 a.m. Washington, D.C. time and 9 a.m. London time) on October 20, 2004 and all Trustee Instruction Forms must be received by the applicable trustee on or prior to October 13, 2004.

Wayne Morgan
Secretary of Intelsat, Ltd.

YOUR VOTE IS IMPORTANT

Please complete, sign, have a witness sign (in the case of Proxy Cards), and date the enclosed
Proxy Card and/or Trustee Instruction Form and return it promptly using the envelope provided.

INTELSAT, LTD.

PROXY STATEMENT FOR THE
ANNUAL GENERAL MEETING OF MEMBERS
OCTOBER 20, 2004

TABLE OF CONTENTS

Page
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING	2
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE BYE-LAW AMENDMENTS	5
DESCRIPTION OF THE TRANSACTION	9
Parties	9
Background on the Transaction	14
Reasons for the Recommendation of the Board of Directors	15
Fairness Opinions of Morgan Stanley and Merrill Lynch	17
Material Terms of the Transaction Agreement and the Amalgamation Agreement	24
Financing of the Amalgamation	36
Interests of Management and Directors	37
Bermuda Tax Consequences	38
Appraisal Rights	38
QUESTIONS AND ANSWERS ABOUT THE ELECTION OF CLASS I DIRECTORS	39
QUESTIONS AND ANSWERS ABOUT THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR AND ABOUT THE DETERMINING OF THE INDEPENDENT AUDITOR’S FEES	42
QUESTIONS AND ANSWERS ABOUT THE COMPANY’S FINANCIAL STATEMENTS AND THE REPORT OF ITS INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2003 BEING LAID BEFORE THE MEMBERS	44
QUESTIONS AND ANSWERS ABOUT ATTENDANCE AND VOTING PROCEDURES	44
Questions and Answers About Who Will Bear the Cost of the Proxy Solicitation	44
Questions and Answers About Attending the Annual General Meeting	45
Questions and Answers About Voting at the Annual General Meeting	45
ITEM 1: APPROVAL OF THE AMENDMENTS TO BYE-LAW 45(4) OF THE COMPANY’S BYE-LAWS
ITEM 2: APPROVAL OF THE TRANSACTION AGREEMENT, THE AMALGAMATION AGREEMENT, THE AMALGAMATION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENT AND THE AMALGAMATION AGREEMENT
ITEM 3: ELECTION OF CLASS I DIRECTORS
ITEM 4: APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR A TERM EXPIRING AT THE CLOSE OF THE 2005 ANNUAL GENERAL MEETING OF MEMBERS OF THE COMPANY AND AUTHORIZATION OF THE COMPANY’S BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO DETERMINE THE FEES FOR THE SERVICES OF THE COMPANY’S INDEPENDENT AUDITOR

EXHIBIT A – TRANSACTION AGREEMENT
EXHIBIT B – AMALGAMATION AGREEMENT
EXHIBIT C – FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED
EXHIBIT D – FAIRNESS OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this Proxy Statement constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to the views of Intelsat, Ltd. (the “Company”) regarding the amalgamation of the Company with Zeus Merger One Limited, as a result of which the amalgamated company will be a wholly owned subsidiary of Zeus Holdings Limited, a company formed by a consortium of private investment funds (the “Consortium”) advised by Apax Partners Worldwide, LLP and Apax Partners, Inc. (collectively, “Apax”), Apollo Management V, L.P., (“Apollo”), MDP Global Investors Limited (“Madison Dearborn”) and Permira Advisers, LLC (“Permira”), the Company’s expectation that required approvals could be obtained and the closing could occur as early as the end of 2004, and Zeus Holdings Limited’s intended financing for the Amalgamation (as defined below). The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this Proxy Statement, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue,” or the negative of these terms, and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this Proxy Statement reflect the Company’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control. These forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those discussed below.

In connection with the Amalgamation, known risks include, but are not limited to:

•	the failure to obtain approval of the Transaction (as defined below) by holders of the requisite percentage of the Company’s ordinary shares;

•	the inability to obtain required regulatory approvals or the need to modify aspects of the Transaction in order to obtain such approvals;

•	the inability of Zeus Holdings Limited to obtain financing on the terms contemplated in the Transaction Agreement (as defined below) or at all;

•	a change in the health of the Company’s satellites or a catastrophic loss occurring during the in-orbit operations of any of the Company’s satellites that causes a condition precedent to the Transaction to fail to be satisfied; and

•	the inability to consummate the Amalgamation for any other reason.

Additional risk factors relating to the Company’s business and operations are included in the Company’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from the Company’s intentions, plans, expectations, assumptions and beliefs about the future, Members (as defined below) and Beneficial Owners (as defined below) are urged to view all forward-looking statements made in this Proxy Statement with caution. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company is providing this Proxy Statement to Members and Beneficial Owners for the purpose of providing information that Members and Beneficial Owners will need for the Annual General Meeting to be held on October 20, 2004.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Q:	WHY IS THE ANNUAL GENERAL MEETING BEING HELD?

A:	The Annual General Meeting has been convened by the Chairman of the Company pursuant to the Company’s bye-laws. The principal purpose of the Annual General Meeting is to have the Members consider and approve (i) amendments to the Company’s bye-laws clarifying the shareholder vote and quorum requirements needed in order to approve certain transactions involving the Company at a meeting of the members of the Company, including the Transaction Agreement (as defined below), the Amalgamation Agreement (as defined below) and the Amalgamation (as defined below) (the “Bye-law Amendments”) and (ii) the Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, among the Company, Intelsat (Bermuda), Ltd. (“Bermuda Limited”), Zeus Holdings Limited (“Zeus Holdings”), Zeus Merger One Limited (“Amalgamation Sub”) and Zeus Merger Two Limited (“Amalgamation Sub Two”) (the “Transaction Agreement”), the Amalgamation Agreement, dated as of September 8, 2004, by and between the Company and Amalgamation Sub (the “Amalgamation Agreement”), the amalgamation of the Company and Amalgamation Sub under Bermuda law (the “Amalgamation”) and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement (collectively, the “Transaction”).

The Annual General Meeting is also being held to elect six Class I directors to serve for three-year terms in accordance with the bye-laws of the Company; to consider and vote upon the appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and the authorization of the board of directors of the Company, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor; to lay before the Members the Company’s financial statements and the report of its independent auditor for the year ended December 31, 2003; and to transact such other business as may properly come before the Annual General Meeting or any adjournment(s) or postponement(s) thereof.

Q:	WHY IS THE COMPANY SEEKING THE MEMBERS’ APPROVAL AND ADOPTION OF THE TRANSACTION?

A:	Under Bermuda law and the Company’s bye-laws, the Amalgamation Agreement and the Amalgamation must be approved by the Members. If the Bye-law Amendments are approved and adopted by the Members, the approval of members of the Company representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company at a meeting at which there is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company will be required in order to approve the Transaction. In addition, under the Transaction Agreement, approval by the Members is a condition to the closing of the Transaction (the “Closing”).

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:	This Proxy Statement sets forth frequently asked questions and answers about the Annual General Meeting and explains how Members and Beneficial Owners can vote in connection with the Annual General Meeting. This Proxy Statement also contains information about the Transaction. It describes the background of the Transaction and the reasons why the current Board of Directors of the Company (the “Board of Directors”) has unanimously recommended that the Members approve the Transaction, as well as the means by which the Amalgamation may be financed, the material Bermuda tax consequences of the Amalgamation and appraisal rights. Members and Beneficial Owners are urged to read the Proxy Statement, including the Transaction Agreement and the Amalgamation Agreement, in their entirety. The Transaction Agreement and the Amalgamation Agreement are attached as Exhibit A and Exhibit B, respectively, to this Proxy Statement.

The Proxy Statement also discusses the other matters to be voted on at the Annual General Meeting, including the candidates nominated by the Nominating Committee of the Board of Directors for election as the six Class I directors, the appointment of KPMG LLP as the Company’s independent auditor and the authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

Q:	WHAT ARE THE BOARD OF DIRECTORS’ RECOMMENDATIONS?

A:	For Approval of the Bye-Law Amendments: The Board of Directors recommends that Members and Beneficial Owners vote FOR Item 1—approval of amendments to bye-law 45(4) of the Company’s bye-laws in the manner set forth in Item 1 of this Proxy Statement in order to clarify: (i) that the vote required to be obtained from the members of the Company in order to approve certain transactions involving the Company, including, without limitation, (a) the Transaction Agreement, (b) the Amalgamation Agreement, (c) the Amalgamation and (d) the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, is the approval by members of the Company representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company and (ii) that the quorum necessary to hold a meeting to approve certain transactions involving the Company, including, without limitation, the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company.

For Approval of the Transaction: The Board of Directors recommends that Members and Beneficial Owners vote FOR Item 2—approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement.

For Election of the Six Class I Director Nominees: The Board of Directors, acting through its Nominating Committee, recommends that Members and Beneficial Owners ratably cast their votes FOR Item 3—election of six Class I director candidates nominated by the Nominating Committee—and that Members and Beneficial Owners not cast their votes for any director candidate not nominated by the Nominating Committee.

For Approval of the Company’s Independent Auditor and Related Matters: The Board of Directors, acting through its Audit Committee, recommends that Members and Beneficial Owners vote FOR Item 4—appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

A vote is not required with the respect to the laying before the Members of the Company’s financial statements and the report of its independent auditor for the year ending December 31, 2003.

Q:	WHAT SHOULD MEMBERS AND BENEFICIAL OWNERS DO AFTER CONSIDERING THE INFORMATION IN THIS PROXY STATEMENT?

A:	After considering the information contained in this Proxy Statement, each person or entity that is a member of record on the register of members of the Company as of September 10, 2004, the record date (the “Record Date”) established for purposes of the Annual General Meeting (each, a “Member”), should appoint the Member’s proxy and submit the Member’s voting instructions by completing the enclosed Proxy Card and mailing or faxing it to the Company. Each entity that, as of the Record Date, is holding ordinary shares beneficially under the Trust Agreement II or a Legal Mortgage of Shares (each such entity, a “Beneficial Owner”) should submit its voting instructions to the relevant trustee by completing the enclosed Trustee Instruction Form. The procedures for voting are more fully described below in “Questions and Answers About Attendance and Voting Procedures.”

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
AND THE BYE-LAW AMENDMENTS

The questions and answers below provide a summary of certain material terms of the Transaction and the Bye-law Amendments. More information relating to these matters is set forth below under “Description of the Transaction.”

Q:	WHAT IS THE AMALGAMATION?

A:	Bermuda law provides for two or more companies to amalgamate and continue as a single company. The Transaction Agreement provides for the amalgamation under Bermuda law of the Company and Amalgamation Sub, which is a wholly owned subsidiary of Zeus Holdings. The Consortium formed Zeus Holdings solely for the purposes of entering into the Transaction Agreement and consummating the transactions contemplated thereby. Upon the consummation of the Amalgamation, Zeus Holdings will own 100% of the issued and outstanding shares of the company resulting from the amalgamation of the Company and Amalgamation Sub, and members of the Company will cease to hold shares in the Company.

Concurrently with the amalgamation of the Company and Amalgamation Sub, the Transaction Agreement provides for the amalgamation under Bermuda law of Bermuda Limited, a subsidiary of the Company, and Amalgamation Sub Two, a subsidiary of Amalgamation Sub (the “Sub Amalgamation”).

Q:	WHAT CONSIDERATION WILL MEMBERS OF THE COMPANY RECEIVE?

A:	If the Amalgamation is consummated, each member of the Company immediately prior to the Closing will be entitled to receive $18.75 in cash for each ordinary share of the Company issued and outstanding at that time that is owned by such member (the “Amalgamation Consideration”), subject to adjustment in the event of an initial public offering of ordinary shares of the Company (an “IPO”) prior to Closing and except as otherwise provided in the Transaction Agreement. More information about the Amalgamation Consideration and the possible adjustment is provided below under “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Treatment of Shares.” Unlike in connection with the Company’s proposed IPO, no expenses relating to the Transaction will be deducted from the Amalgamation Consideration.

Q:	HOW AND WHEN WILL MEMBERS OF THE COMPANY RECEIVE THE AMALGAMATION CONSIDERATION?

A:	If the Transaction is consummated, then, following the Closing, members of the Company will receive detailed instructions as to how to obtain the Amalgamation Consideration. Generally, an exchange agent appointed by Zeus Holdings will send members of the Company a letter of transmittal with detailed instructions as to how to surrender share certificates in exchange for Amalgamation Consideration. Once a member properly completes and returns the letter of transmittal, any other required documentation and such member’s share certificate(s), the exchange agent will pay such member the Amalgamation Consideration.

Zeus Holdings has agreed to deposit, or cause to be deposited, the aggregate of the Amalgamation Consideration in an exchange fund out of which the exchange agent will make payments of the Amalgamation Consideration. Any portion of the exchange fund that remains unclaimed by members for 180 days following the Closing will be delivered to Zeus Holdings, after which time a member of the Company that has not properly claimed its Amalgamation Consideration in accordance with the exchange procedures shall look only to Zeus Holdings, and not the exchange agent, for payment. For more information, see “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Exchange and Payment Procedures” below.

Q:	IF AN IPO IS COMPLETED PRIOR TO THE CLOSING, HOW WILL THE AMALGAMATION CONSIDERATION BE IMPACTED?

A:	The Company does not believe that it is likely that an IPO will be completed prior to the Closing. However, if an IPO is completed prior to the Closing, the Amalgamation Consideration may be adjusted pursuant to a formula set forth in the Transaction Agreement, and the amount of the adjustment will depend on the number of ordinary shares issued in the IPO and the proceeds to the Company from the IPO. For a description of this formula, see “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Treatment of Shares” below.

Q:	IF THE AMALGAMATION IS CONSUMMATED, WILL MEMBERS OF THE COMPANY CONTINUE TO HOLD SHARES IN THE COMPANY?

A:	No. Upon consummation of the Amalgamation, members of the Company will cease to hold shares in the Company.

Q:	WHY ARE AMENDMENTS TO BYE-LAW 45(4) OF THE COMPANY’S BYE-LAWS NECESSARY?

A:	The Transaction Agreement requires that bye-law 45(4) of the Company’s bye-laws be amended in order to clarify that, even if a transaction such as the Amalgamation does not as a technical legal matter involve a “disposal” of assets referred to in bye-law 45(4), (i) the vote required to be obtained from the members in order to approve certain transactions involving the Company, including the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, is the approval by members of the Company representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company and (ii) the quorum necessary to hold a meeting in connection with such transactions, including the Amalgamation, is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company. Because the required vote by Members to approve the Transaction and the required quorum to hold a meeting in order to approve the Transaction will be established by the Company’s bye-laws, it is important that Members and Beneficial Owners that vote FOR Item 2—approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement—also vote FOR Item 1—approval of the amendments to bye-law 45(4) of the Company’s bye-laws.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE TRANSACTION AND APPROVE THE BYE-LAW AMENDMENTS?

A:	The Bye-law Amendments require the approval of not less than 60% of the voting power of the total issued and outstanding voting shares in the Company at a meeting at which there is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company. Assuming the Bye-law Amendments are approved by the Members, the Transaction will require the approval of not less than 60% of the voting power of the total issued and outstanding voting shares in the Company at a meeting at which there is a quorum of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS RELATING TO THE TRANSACTION?

A:	The Board of Directors has unanimously approved the Bye-law Amendments and the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, and unanimously recommends that Members and Beneficial Owners vote FOR the Bye-law Amendments and the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement or the Amalgamation Agreement.

Q:	WERE ANY FAIRNESS OPINIONS RECEIVED FROM THE COMPANY’S FINANCIAL ADVISORS?

A:	Yes. In reaching its decision to approve the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, the Board of Directors considered, among other things, the opinions of the Company’s financial advisors, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) that, as of August 16, 2004, and subject to and based on the various assumptions made and procedures followed, matters considered and qualifications and limitations of review set forth in their respective opinions, the Amalgamation Consideration to be received by the members of the Company pursuant to the Amalgamation was fair from a financial point of view to such members solely in their capacity as members of the Company. The fairness opinions are described in more detail below under “Description of the Transaction—Fairness Opinions of Morgan Stanley and Merrill Lynch” and are attached to this Proxy Statement as Exhibits C and D.

Q:	IS LOCKHEED MARTIN CORPORATION, THE COMPANY’S LARGEST SHAREHOLDER, VOTING FOR ITEM 1 AND ITEM 2?

A:	Under the terms of a voting agreement, dated as of August 16, 2004, between Zeus Holdings and Lockheed Martin Corporation (“Lockheed Martin”), a 24% beneficial owner of the Company’s ordinary shares (the “Voting Agreement”), Lockheed Martin has agreed to vote FOR Item 1—approval of the amendments to bye-law 45(4) of the Company’s bye-laws—and FOR Item 2—approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement. The Voting Agreement is described below under “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Voting Agreement.”

Q:	WHEN IS THE AMALGAMATION EXPECTED TO BE COMPLETED?

A:	The Company believes that the Closing could occur as early as the end of 2004, although it is possible that the Closing could occur later. In order for the Closing to occur, the Bye-law

Amendments and the Transaction must receive the requisite approval of the Members. In addition, other conditions, such as obtaining regulatory approvals and obtaining financing, must be satisfied prior to the Closing and could impact the timing of the Closing. The conditions to Closing are discussed in more detail below under “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Conditions.”

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE AMALGAMATION TO MEMBERS AND BENEFICIAL OWNERS?

A:	The tax consequences of the Amalgamation to Members and Beneficial Owners in Bermuda are described below under “Description of the Transaction—Bermuda Tax Consequences.” If you have questions with respect to the matters discussed in that section or the tax consequences applicable to you, the Company recommends that you consult your own tax advisor regarding the tax consequences of the Amalgamation in the jurisdictions in which you are subject to tax.

Q:	WHAT ARE APPRAISAL RIGHTS?

A:	Pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”), holders of the Company’s ordinary shares are entitled to be paid the fair value of their shares in connection with the Amalgamation. Any such holder that does not vote in favor of the Amalgamation (whether or not the holder attends or is represented at the Annual General Meeting) may apply to the Supreme Court of Bermuda (the “Court”) within one month of the Notice of Annual General Meeting of Members of the Company accompanying this Proxy Statement to have the fair value of such holder’s ordinary shares of the Company appraised by the Court. If the number of shares held by dissenting members of the Company exceeds 7.5% of the Company’s issued and outstanding ordinary shares, Zeus Holdings has the right to not consummate the Amalgamation in its discretion. For more information, see “Description of the Transaction—Appraisal Rights” and “Description of the Transaction—Material Terms of the Transaction Agreement and the Amalgamation—Termination” below.

Q:	WILL THE COMPANY’S MOST FAVORED CUSTOMER (“MFC”), LIFELINE CONNECTIVITY OBLIGATION (“LCO”) AND OTHER CONTRACTUAL OBLIGATIONS TO CUSTOMERS BE IMPACTED BY THE CONSUMMATION OF THE AMALGAMATION?

A:	No. The MFC, LCO and other contractual obligations to customers will be unaffected by the Transaction.

Q:	WILL THE COMPANY’S PUBLIC SERVICES AGREEMENT WITH THE INTERNATIONAL TELECOMMUNICATIONS SATELLITE ORGANIZATION (“ITSO”) BE IMPACTED BY THE CONSUMMATION OF THE AMALGAMATION?

A:	No. The Public Services Agreement with ITSO will be unaffected by the Transaction.

DESCRIPTION OF THE TRANSACTION

The following discussion of the material terms of the Transaction is qualified in its entirety by reference to the text of the Transaction Agreement and the Amalgamation Agreement, which are attached to this Proxy Statement as Exhibits A and B, respectively, and incorporated herein by reference. We urge you to read carefully both agreements in their entirety.

Parties

Intelsat Entities

     Intelsat, Ltd.

The Company is a limited liability company incorporated under the laws of Bermuda. The Company is the successor entity to the International Telecommunications Satellite Organization, an intergovernmental organization (the “IGO”) created in 1964 on an interim basis by its initial member states in order to establish and operate a global satellite system that would provide, on a commercial basis, the space segment required for international public telecommunications services. In order to operate the Company’s business free of restrictions imposed on the Company as an intergovernmental organization, and to better position the Company to respond to a number of commercial, competitive and regulatory forces, the Company privatized on July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to the Company and its wholly owned subsidiaries. The Company is a leading provider of satellite communications services worldwide, supplying video, voice and data connectivity in over 200 countries and territories.

     Intelsat (Bermuda), Ltd.

Bermuda Limited is a limited liability company incorporated under the laws of Bermuda and is a wholly owned subsidiary of the Company. Bermuda Limited is responsible for the oversight of satellite procurement and operational matters and, together with its subsidiaries, conducts most of the Company’s business on a consolidated basis.

     Summary Historical Financial Data of Intelsat, Ltd. and its Consolidated Subsidiaries

The table below provides summary historical financial data of the Company derived from the Company’s consolidated financial statements. Historical results are not necessarily indicative of future results.

The Company is considering disposing of its investment in Galaxy Satellite TV Holdings Limited (“Galaxy”). If it determines to do so, then the Company’s investment in Galaxy would be reflected as a discontinued operation on the Company’s consolidated financial statements and the Company would record a loss in the amount of its investment in Galaxy that it estimates that it would not be able to recover as a result of such disposition.

						Six Months Ended
	Year Ended December 31,					June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except share and per share data)					(unaudited)
Consolidated Statement of Operations Data:
Revenue	$979,032	$1,099,751	$1,084,009	$991,956	$952,781	$483,420	$496,969
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,180	93,162	101,985	117,405	136,223	69,471	96,077
Selling, general and administrative	47,362	61,900	95,600	121,077	132,750	57,756	70,234
Depreciation and amortization(1)	441,183	414,250	340,449	361,322	403,234	199,199	222,063
Privatization initiative	11,433	21,575	33,576	—	—	—	—
IS-10-01 contract termination costs	—	—	—	34,358	(3,000)	—	—
Restructuring costs	—	—	7,300	5,522	(837)	—	—

Total operating expenses	593,158	590,887	578,910	639,684	668,370	326,426	388,374

Income from operations	385,874	508,864	505,099	352,272	284,411	156,994	108,595
Interest expense	59,263	24,859	13,063	55,223	100,026	44,295	74,282
Interest income	—	—	13	170	2,237	247	3,369
Other income, net	29,561	20,885	12,293	9,942	20,626	10,727	8,633

Income before income taxes	356,172	504,890	504,342	307,161	207,248	123,673	46,315
Provision for income taxes(2)	—	—	5,359	33,021	26,129	16,985	11,056

Net income	$356,172	$504,890	$498,983	$274,140	$181,119	$106,688	$35,259

Basic and diluted net income per ordinary share(3)	$2.14	$3.03	$2.99	$1.66	$1.13	$0.67	$0.22
Basic and diluted weighted average ordinary shares outstanding(3)	166,666,755	166,666,755	166,666,755	164,893,283	160,382,120	160,382,120	160,382,120
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$820,886	$933,048	$856,388	$657,985	$604,605	$272,048	$275,282
Net cash used in investing activities	(330,327)	(546,020)	(663,671)	(678,222)	(968,317)	(145,381)	(454,550)
Net cash (used in) provided by financing activities	(464,855)	(411,828)	(191,161)	31,504	956,425	(85,797)	(3,477)

	As of December 31,					As of
						June 30,
	1999	2000	2001	2002	2003	2004
	(in thousands, except per share data)					(unaudited)
Consolidated Balance Sheet Data:
Current assets	$324,188	$300,491	$264,697	$280,926	$1,519,467	$635,129
Non-current assets	2,839,901	2,898,672	3,311,438	3,684,506	3,553,250	4,550,543

Total assets	$3,164,089	$3,199,163	$3,576,135	$3,965,432	$5,072,717	$5,185,672

Current liabilities	$426,013	$471,798	$260,607	$307,651	$1,347,575	$678,123
Non-current liabilities	1,186,669	1,025,725	1,319,702	1,507,547	1,365,627	2,106,358

Total liabilities	$1,612,682	$1,497,523	$1,580,309	$1,815,198	$2,713,202	$2,784,481

Minority interest in consolidated affiliate	$—	$—	$—	$—	$15,115	$21,866
Total shareholders’ equity	$1,551,407	$1,701,640	$1,995,826	$2,150,234	$2,344,400	$2,379,325
Book value per ordinary share	$9.31	$10.21	$11.97	$13.41	$14.62	$14.86

						Six Months
						Ended
	Year Ended December 31,					June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(in thousands)
Other Data (unaudited):
EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271	$366,920	$339,291
Reconciliation of Net Income to EBITDA:
Net income	$356,172	$504,890	$498,983	$274,140	$181,119	$106,688	$35,259
Add:
Interest expense	59,263	24,859	13,063	55,223	100,026	44,295	74,282
Provision for income taxes(2)	—	—	5,359	33,021	26,129	16,985	11,056
Depreciation and amortization	441,183	414,250	340,449	361,322	403,234	199,199	222,063
Less:
Interest income	—	—	13	170	2,237	247	3,369

EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271	$366,920	$339,291

(1)	As of January 1, 2001, the Company revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of the Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.

(2)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, the Company and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through June 30, 2004 include a provision for these taxes. The Company and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.

(3)	Basic and diluted net income per ordinary share for each of the three years ended December 31, 2001 has been computed assuming 166,666,755 ordinary shares had been outstanding for those periods. Basic and diluted net income per ordinary share for each of the four years ended December 31, 2002 also assumes that the Company’s June 4, 2002 share consolidation occurred at the beginning of the earliest period presented. On June 4, 2002, the Company amended its bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Prior to the share consolidation, the Company had 500,000,000 ordinary shares outstanding and no preference shares outstanding. At December 31, 2003 and at June 30, 2004, the Company had no preference shares outstanding. The Company had 160,382,120 ordinary shares outstanding at December 31, 2003 and 160,690,290 ordinary shares outstanding at June 30, 2004 for accounting purposes. This data relating to ordinary shares outstanding excludes the 6,284,635 ordinary shares purchased from Teleglobe Inc. by the Company’s Intelsat Global Sales & Marketing Ltd. subsidiary.

(4)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and the Company presents EBITDA to enhance your understanding of the Company’s operating performance. The Company uses EBITDA as one criterion for evaluating its performance relative to that of its peers. The Company believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, referred to as U.S. GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

(5)	EBITDA for 2002 and 2003 includes non-operating other income related to an obligation payable by the Company to Teleglobe Inc. of $6,080 and $19,780, respectively.

     Where You Can Find More Information

The Company is currently subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, files reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). The Company is currently a “foreign private issuer,” as defined in the Exchange Act, and therefore is not required to file annual, quarterly or current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. For further information about the Company, you can read the Company’s SEC filings at the SEC’s website at www.sec.gov. The information contained in the SEC’s website is not incorporated by reference into this Proxy Statement. You may also read and copy, at prescribed rates, any document the Company files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, USA. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Amalgamation Entities

     Zeus Holdings Limited

Zeus Holdings is a limited liability company incorporated under the laws of Bermuda. Zeus Holdings was organized solely for the purpose of entering into the Transaction Agreement and consummating the transactions contemplated thereby. It has not carried on any activities to date other than activities incidental to its formation and in connection with the Transaction. If the Amalgamation is completed, Zeus Holdings will own all of the issued and outstanding shares of the company resulting from the amalgamation of the Company with Amalgamation Sub (“Resulting Intelsat”).

Zeus Holdings was formed at the direction of private investment funds advised by Apax, Apollo, Madison Dearborn, and Permira, with each of the four private investment fund groups of the Consortium holding 25% of the issued and outstanding ordinary shares of Zeus Holdings. The Company has been informed that:

•	Each of the investing funds or its advisors and affiliates has extensive experience in the communications sector and a long and successful track record financing and closing large acquisition transactions;

•	Apollo and its affiliates have invested over $13 billion of capital since 1990 and that Apollo is currently investing a $3.8 billion fund, of which approximately $2 billion is currently available for new investments;

•	Madison Dearborn’s professionals manage over $8 billion of equity capital and are currently investing a $4.0 billion fund, of which approximately $2.3 billion is currently available for new investments;

•	Apax is currently advising the €4.4 billion Apax Europe V fund and the $1.1 billion Apax Excelsior VI fund, of which approximately €2.7 billion and $700 million, respectively, has been invested; and

•	Permira is currently advising the €5.1 billion Permira Europe III fund, of which approximately €4.0 billion is currently available for new investments.

     Zeus Merger One Limited

Amalgamation Sub is a limited liability company incorporated under the laws of Bermuda and a wholly owned subsidiary of Zeus Holdings. Amalgamation Sub was organized solely for the purpose of entering into the Transaction Agreement and the Amalgamation Agreement and consummating the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement. It has not carried on any activities to date other than activities incidental to its formation and in connection with the Amalgamation and the transactions contemplated by the Transaction Agreement and the Amalgamation Agreement. If the Amalgamation is completed, Amalgamation Sub will amalgamate with the Company, and Resulting Intelsat will be a wholly owned subsidiary of Zeus Holdings.

     Zeus Merger Two Limited

Amalgamation Sub Two is a limited liability company incorporated under the laws of Bermuda and a wholly owned subsidiary of Amalgamation Sub. Amalgamation Sub Two was organized solely for the purpose of entering into the Transaction Agreement and the amalgamation agreement between Amalgamation Sub Two and Bermuda Limited (the “Sub Amalgamation Agreement”) and consummating the transactions contemplated by the Transaction Agreement and the Sub Amalgamation Agreement. It has not carried on any activities to date other than activities incidental to its formation and in connection with the Sub Amalgamation and the transactions contemplated by the Transaction Agreement and the Sub Amalgamation Agreement. If the Sub Amalgamation is completed, Amalgamation Sub Two will amalgamate with Bermuda Limited, and the amalgamated company (“Resulting Intelsat Bermuda”) will be a wholly owned indirect subsidiary of Zeus Holdings. It is currently contemplated by Zeus Holdings that Amalgamation Sub Two and, upon completion of the Sub Amalgamation, Resulting Intelsat Bermuda will be the borrower under the financings for the Amalgamation described below under “Description of the Transaction—Financing of the Amalgamation.”

Background on the Transaction

In early 2004, the Company recommenced preparations to conduct an IPO in compliance with its obligations under the Open-Market Reorganization for the Betterment of International Telecommunications Act (the “ORBIT Act”), which required the Company to conduct an IPO by June 30, 2004. In May 2004, the ORBIT Act was amended to extend the deadline for the Company to conduct its IPO to as late as December 31, 2005. On May 21, 2004, the Company announced that the mix of market and regulatory developments at that time made it clear that withdrawal of the IPO was in the best interest of the Company, and that, in light of the extension of the ORBIT Act deadline and the interest the Company had previously received regarding another party’s possible investment in or acquisition of the Company, it intended to resume the exploration of this possibility. It also announced that it had engaged Morgan Stanley and Merrill Lynch to explore this possibility.

In late May 2004, Morgan Stanley and Merrill Lynch, on behalf of the Company, contacted potential strategic and financial investors to gauge their interest in the Company. Based on these discussions and certain preliminary indications of interest, certain potential investors were permitted to begin due diligence and were invited to submit formal bids for the Company. From time to time throughout July and early August 2004, a review by the bidders of the Company’s business plan and operating details was conducted.

On August 9, 2004, two bids were received that, over the course of the next several days, were reviewed by the Company’s management and its advisors, discussed with the bidders and reviewed by the Board of Directors.

On August 12, 2004, Zeus Holdings submitted a revised offer, improving the terms of its original offer in response to some of the concerns raised by the Company’s management. On August 12, 2004, the Company also received a non-binding indication of interest from a party other than the two bidders, which indicated a potential price range for the Company’s ordinary shares in excess of the Amalgamation Consideration but was subject to extensive due diligence, contract negotiations and significant regulatory uncertainty, which conditions the Company and the Board of Directors believed could result in a protracted time to closing and uncertainty of consummation. On August 13, 2004, after evaluating the revised proposal from Zeus Holdings, the other bid received on August 9, 2004 and the non-binding indication of interest, the Board of Directors expressed its support for pursuing a transaction with Zeus Holdings and authorized management of the Company to seek to finalize the terms and definitive documentation for the Transaction.

After these discussions and further negotiations with representatives of Zeus Holdings, Zeus Holdings submitted a further revised final proposal, including an increase in the price per ordinary share from $18.50 to $18.75 to the holders of the Company’s ordinary shares. The proposal was again reviewed by the Company’s management and its advisors. On August 15, 2004, the Board of Directors reviewed this further revised final proposal from Zeus Holdings, the recent activities and discussions with Zeus Holdings and the status of the remaining open issues, all of which were subsequently resolved in discussions with Zeus Holdings. Each of Morgan Stanley and Merrill Lynch delivered its oral opinion, which was subsequently confirmed by delivery of its written opinion, dated August 16, 2004, that, as of that date, and subject to and based on the various assumptions made and procedures followed, matters considered and qualifications and limitations of review set forth in its opinion, the Amalgamation Consideration to be received by the members of the Company pursuant to the Amalgamation was fair from a financial point of view to such members solely in their capacity as members of the Company. On August 16, 2004, the Board of Directors unanimously authorized and approved the Transaction as fair to the Company, advisable and in the best interests of the Company. Following such approval and the finalization of the Transaction Agreement, on August 16, 2004, the Company, Bermuda Limited, Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two executed the Transaction Agreement and related documents.

Reasons for the Recommendation of the Board of Directors

In making the determination that the Transaction is fair to the Company, advisable and in the best interests of the Company and in making its recommendation that the Members approve the Transaction, the Board of Directors consulted with management of the Company with respect to strategic and operational matters and with financial, legal, regulatory and other advisors, and considered a number of factors, including, without limitation, the following:

•	The results of the auction process.

•	The all-cash consideration of $18.75 per ordinary share of the Company offered to members of the Company, subject to adjustment in the event of an IPO prior to the Closing.

•	The liquidity provided to the members of the Company by the Transaction, since it is an all-cash transaction.

•	The opinions of Morgan Stanley and Merrill Lynch to the effect that, as of August 16, 2004, and subject to and based on the various assumptions made and procedures followed, matters considered and qualifications and limitations of review set forth in their respective opinions, the Amalgamation Consideration was fair from a financial point of view to such members solely in their capacity as members of the Company.

•	The Company’s expectation that the conditions to Closing, including conditions relating to regulatory approvals, may be satisfied by as early as the end of 2004.

•	The fact that Lockheed Martin, a 24% beneficial owner of the Company’s ordinary shares, had indicated its support for the Transaction by its willingness to enter into a voting agreement with Zeus Holdings in which Lockheed Martin would agree, among other things, to vote FOR the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement and to vote against any proposal the effect of which would be to prevent, delay or otherwise adversely affect any of the foregoing.

•	The fact that prior to the vote by Members on the Transaction, the Transaction Agreement permits the Board of Directors to modify its recommendation with respect to the Transaction if a superior proposal is received.

•	The Company’s business, its current financial condition and results of operations, its future prospects, and the current and anticipated developments in the satellite services industry, including industry consolidation and pricing trends.

•	The ability of Zeus Holdings or its subsidiaries to arrange for Resulting Intelsat or its subsidiaries to borrow the funds necessary (in addition to the equity contributed by Zeus Holdings’ members) to pay the Amalgamation Consideration and to remain solvent following the Amalgamation.

•	The review of the debt financing commitment letter that Zeus Holdings has obtained from third-party lenders.

•	The fact that the Company believed that Zeus Holdings’ proposal offered greater certainty of consummation than any other proposal received.

•	The commitment of Zeus Holdings to continue the Company’s leading role in the satellite services industry and honor all commercial obligations the Company incurred to its customers during the privatization process (including the most favored customer and lifeline connectivity obligations).

This discussion of the factors considered by the Board of Directors is not intended to be exhaustive. The Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the above factors or determine that any single factor was of particular importance. Individual directors may well have given different weights to different factors. The Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

Fairness Opinions of Morgan Stanley and Merrill Lynch

Opinions of Financial Advisors to the Board of Directors

The Company retained Merrill Lynch and Morgan Stanley to act as its financial advisors in connection with another party’s potential investment in or acquisition of the Company. On August 15, 2004, Merrill Lynch and Morgan Stanley rendered their respective oral opinions to the Board of Directors, subsequently confirmed in writing on August 16, 2004, that, as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Amalgamation Consideration to be received by the members of the Company pursuant to the Amalgamation was fair from a financial point of view to such members solely in their capacity as members of the Company.

The full text of each of the opinions of Merrill Lynch and Morgan Stanley, dated as of August 16, 2004, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by each of Merrill Lynch and Morgan Stanley, is attached as Exhibits C and D, respectively, to this Proxy Statement. You should read these opinions carefully and in their entirety. This summary is qualified in its entirety by reference to the full text of the opinions.

Each of the Merrill Lynch and Morgan Stanley opinions was solely for the information of the Board of Directors and addressed only the fairness, as of the date of the opinion, from a financial point of view to the members of the Company of the Amalgamation Consideration to be received by such members solely in their capacity as members of the Company.

The opinions of Merrill Lynch and Morgan Stanley did not address the Company’s underlying business decision to proceed with or effect the Amalgamation, the merits of the Amalgamation as compared to other alternatives potentially available to the Company (including other indications of interest to acquire the Company) or the relative effects of any alternative transaction in which the Company might engage, nor did they constitute a recommendation to any member of the Company as to how such member should vote with respect to the Amalgamation or any other matter. Neither Merrill Lynch nor Morgan Stanley were asked to, nor did they, offer any opinion as to any term of the Transaction Agreement, the Amalgamation Agreement or the form of the Amalgamation, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the Amalgamation Consideration to be received by the members of the Company solely in their capacity as members of the Company. In rendering their respective opinions, each of Merrill Lynch and Morgan Stanley assumed, with the consent of the Board of Directors, that each party to the Transaction Agreement would comply with all of the material terms of the Transaction Agreement.

In arriving at their opinions, each of Merrill Lynch and Morgan Stanley, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to it by the Company;

•	conducted discussions with members of senior management of the Company concerning the matters described in the preceding two bullet points, the past and current operations and financial condition and the prospects of the Company, as well as the strategic rationale for the Amalgamation;

•	reviewed the Amalgamation Consideration and the implied multiples for the Company’s ordinary shares and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the Amalgamation with the financial terms of certain other acquisition transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of the Company and Zeus Holdings and their financial and legal advisors;

•	reviewed a draft of the Transaction Agreement, including all exhibits and annexes thereto (including a draft of the Voting Agreement), as well as the commitment letters received by Zeus Holdings from Deutsche Bank AG Cayman Islands Branch, Credit Suisse First Boston and Lehman Commercial Paper Inc. in connection with financing the Amalgamation; and

•	reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its own assessment of general economic, market and monetary conditions.

In preparing its opinion, each of Merrill Lynch and Morgan Stanley assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Neither Merrill Lynch nor Morgan Stanley assumed any responsibility for independently verifying such information or undertook an independent evaluation or appraisal of any of the assets or liabilities of the Company or Zeus Holdings, nor did Merrill Lynch or Morgan Stanley evaluate the solvency or fair value of the Company or Zeus Holdings under any U.S. state, U.S. federal, Bermuda or any other applicable laws relating to bankruptcy, insolvency or similar matters. In addition, neither Merrill Lynch nor Morgan Stanley assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch and Morgan Stanley by the Company, Merrill Lynch and Morgan Stanley each assumed that all of this information had been reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. With respect to legal or regulatory matters, Merrill Lynch and Morgan Stanley each relied on the assessments of the Company’s legal and regulatory advisors. Merrill Lynch and Morgan Stanley each also assumed that the final form of the Transaction Agreement would be substantially similar to the last draft that it reviewed and that the Amalgamation would be consummated in accordance with the terms set forth in the Transaction Agreement.

Merrill Lynch’s and Morgan Stanley’s opinions were necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch and Morgan Stanley as of, the date of their respective opinions and Merrill Lynch and Morgan Stanley have no obligation to update, revise or reaffirm their opinions. Merrill Lynch and Morgan Stanley assumed that, in the course of obtaining the necessary regulatory approvals for the proposed

Amalgamation, no restrictions would be imposed that would have a material adverse effect on the consummation of the Amalgamation as contemplated in the Transaction Agreement.

Financial Analyses

On August 15, 2004, in connection with preparing their respective opinions for the Board of Directors, Merrill Lynch and Morgan Stanley made a presentation of certain financial analyses of the proposed Amalgamation to the Board of Directors.

The following is a summary of the material analyses contained in the presentation that was delivered to the Board of Directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch and Morgan Stanley, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch and Morgan Stanley.

The fact that any specific analysis has been referred to in the summary below and in this Proxy Statement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching their conclusions, Merrill Lynch and Morgan Stanley arrived at their ultimate opinions based on the results of all analyses undertaken by them and assessed as a whole and believe the totality of the factors considered and analyses performed by Merrill Lynch and Morgan Stanley in connection with their opinions operated collectively to support their determinations as to the fairness of the Amalgamation Consideration from a financial point of view. Neither Merrill Lynch nor Morgan Stanley drew, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at their opinions, each of Merrill Lynch and Morgan Stanley made its determination as to the fairness to the members of the Company, from a financial point of view, as of the date of its opinion, of the Amalgamation Consideration to be received by such members, solely in their capacity as members of the Company, pursuant to the Amalgamation, on the basis of its financial and comparative analyses. The following summary is not a complete description of all of the analyses performed and factors considered by each of Merrill Lynch and Morgan Stanley in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch and Morgan Stanley. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the Company or the Amalgamation. In addition, no company or transaction used as a comparison is either identical or directly comparable to the Company or the Amalgamation. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of the Company’s future performance provided by the Company’s management in or underlying Merrill Lynch and Morgan Stanley’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, each of Merrill Lynch and Morgan Stanley considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

The Amalgamation Consideration was determined through negotiation between the Company and Zeus Holdings, and the decision to enter into the Amalgamation was solely that of Zeus Holdings and the Board of Directors. The opinions and financial analyses of Merrill Lynch and Morgan Stanley were only one of many factors considered by the Board of Directors in its evaluation of the Amalgamation and should not be viewed as determinative of the views of the Board of Directors or management of the Company with respect to the Amalgamation or the Amalgamation Consideration.

Summary of Imputed Share Values. Merrill Lynch and Morgan Stanley assessed the value of the Company using several methodologies, including a comparable company analysis using valuation multiples from selected publicly traded companies, a comparable transactions analysis using valuation multiples from selected transactions, three discounted cash flow analyses and two leveraged buyout analyses, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the Amalgamation Consideration.

The following table shows the ranges of imputed valuation per ordinary share of the Company derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Imputed Valuation Per
	Ordinary Share
Valuation Methodology	Minimum	Maximum
Comparable Companies Analysis(1)	$11.25	$16.25
Comparable Transactions Analysis(1)	$17.75	$25.00
Discounted Cash Flow Analysis:
Cash Generation Sensitivity Case	$17.00	$20.50
2004 Business Plan	$22.25	$26.50
Revenue/EBITDA Sensitivity Analysis	$14.25	$18.75
Leveraged Buyout Analysis:
Cash Generation Sensitivity Case	$16.00	$19.50
2004 Business Plan	$18.00	$23.00

(1)	Based only in part on the Company’s projections and estimates.

Comparable Companies Analysis. Merrill Lynch and Morgan Stanley reviewed certain financial information of publicly traded companies that they deemed comparable to the Company.

The comparable companies were Asia Satellite Telecommunications Company Limited, JSAT Corporation, New Skies Satellites N.V., PanAmSat Corporation and SES GLOBAL S.A. Merrill Lynch and Morgan Stanley selected this group from companies that are public fixed satellite service operators. No company used in the comparable companies analysis is identical to the Company. Merrill Lynch and Morgan Stanley based their analysis in part on projections and estimates provided by management of the Company. Merrill Lynch and Morgan Stanley performed this analysis to understand the range of multiples of revenue, EBITDA, gross PPE (as defined below) and tangible net book value of these comparable companies based upon market prices. Merrill Lynch and Morgan Stanley utilized this comparable companies analysis to estimate the Company’s value as a publicly traded company after a hypothetical initial public offering.

Merrill Lynch and Morgan Stanley calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including the multiples of:

•	“aggregate value” (which is the equity value of the comparable company plus its debt minus its cash) to estimated earnings before interest, taxes, depreciation and amortization (which is referred to as “EBITDA”) for calendar years 2004 and 2005;

•	aggregate value to projected “cash flow” for calendar years 2004 and 2005 (which is defined as EBITDA less capital expenditures);

•	aggregate value to 2003 gross property, plant and equipment values (which is referred to as “gross PPE”); and

•	equity market capitalization to 2003 tangible net book value (which is referred to as “NBV”).

In evaluating the multiples for the peer group, Merrill Lynch and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These other matters include the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Based in part on the multiples described above, Merrill Lynch and Morgan Stanley derived indications of the aggregate value of the Company by applying multiples ranging from 5.0x to 6.0x to the Company’s 2004 pro forma (for the acquisition of satellites and related assets from certain affiliates of Loral Space & Communications Ltd. and for the acquisition of assets from COMSAT General Corporation, Lockheed Martin Global Communications, LLC and Comsat New Services, Inc. as if each transaction closed on January 1, 2004) EBITDA. Merrill Lynch and Morgan Stanley utilized these selected multiples after considering the current market conditions, resulting discounts that might apply if the Company were able to effect an initial public offering in the current market and the size and diversification of operations of the comparable companies.

To arrive at an indicated value per share of the Company, certain adjustments were made to the resulting aggregate value, including subtracting the Company’s net debt. The resulting indicated range of value was $11.25 to $16.25 per share, as compared to the Amalgamation Consideration of $18.75 per share.

Comparable Transactions Analysis. Using publicly available information, Merrill Lynch and Morgan Stanley reviewed the multiples exhibited and control premiums paid in certain change of control transactions involving companies deemed comparable to the Company by Merrill Lynch and Morgan Stanley. Merrill Lynch and Morgan Stanley based their analysis in part on projections and estimates provided by management of the Company. The review focused on transactions announced between 2002 and 2004 involving fixed service satellite operators. Below is a list of these three transactions:

2002-2004

Acquiror	Target

Intelsat, Ltd.	Affiliates of Loral Space & Communications Ltd.
Consortium led by Kohlberg Kravis Roberts & Co.	PanAmSat Corporation
The Blackstone Group	New Skies Satellites N.V.

Merrill Lynch and Morgan Stanley performed this analysis to understand the range of multiples of EBITDA of these comparable transactions and estimate the comparable value of the Company.

The analysis showed that the average multiple of transaction value (using equity value plus expected debt minus cash at closing to measure transaction value) to EBITDA in the twelve months prior to the announcement of the transaction for the comparable transactions listed above was 7.3x. The average multiple of transaction value to projected EBITDA in the next year (using either the next twelve months or the next fiscal year depending on the comparable transaction) after the transaction was announced for the comparable companies was 7.4x. Based in part on the foregoing multiples, Merrill Lynch and Morgan Stanley derived indicative aggregate values of the Company by applying multiples ranging from 7.0x to 8.0x to the Company’s 2004 pro forma EBITDA and multiples ranging from 7.00x to 7.75x to the Company’s 2005 estimated EBITDA. Merrill Lynch and Morgan Stanley utilized these selected multiples after comparing the current market conditions to the market conditions in existence at the time of the comparable transactions, the size and diversification of operations of the comparable companies involved in the transactions and current trends in change of control transactions involving comparable companies. The resulting indicated range of value was $17.75 to $25.00 per share, as compared to the Amalgamation Consideration of $18.75 per share.

Discounted Cash Flow Methodology. Merrill Lynch and Morgan Stanley performed a discounted cash flow analysis of the Company based upon two financial models: (i) the Company’s cash generation sensitivity case (the “Cash Generation Sensitivity Case”) and (ii) its original business plan for fiscal year 2004 (the “2004 Business Plan”). The 2004 Business Plan was initially prepared in the third quarter of 2003 and revised through April 2004 based on projections and estimates developed by the Company’s management and assumed an IPO in 2004, revenue growth supported by new applications and marketing initiatives and significant capital expenditures relating to those applications and initiatives. The Cash Generation Sensitivity Case was prepared in June 2004 based on revised management projections and estimates that took into account (i) actual financial and operating results in 2004 (which were below those projected in the 2004 Business Plan), (ii) revised operating plans with a greater emphasis on existing products and services, generation of free cash flow before payments in respect of debt and increased satellite role consolidation, (iii) revenue growth more in line with historical trends, (iv) significantly reduced capital expenditure requirements and (v) the absence of the IPO. Management of the Company believes that the projections and estimates in the Cash Generation Sensitivity Case provide a more current and reliable estimate of the Company’s future financial prospects than those included in the 2004 Business Plan.

Utilizing such models and projections, Merrill Lynch and Morgan Stanley estimated the Company’s annual free cash flows before payments in respect of debt for the four years ending December 31, 2008. Merrill Lynch and Morgan Stanley assumed a range of terminal EBITDA multiples from 5.5x to 6.0x to calculate the value of the Company’s terminal cash flows. Merrill Lynch and Morgan Stanley calculated the estimated present value of the annual free cash flows before payments in respect of debt and terminal cash flows using a range of discount rates from 10% to 12% based on estimates of the Company’s weighted average cost of capital. Based on this analysis, Merrill Lynch and Morgan Stanley calculated the Company’s equity value per share from the Cash Generation Sensitivity Case to be $17.00 to $20.50

per share and from the 2004 Business Plan to be $22.25 to $26.50 per share, as compared to the Amalgamation Consideration of $18.75 per share.

Merrill Lynch and Morgan Stanley also analyzed the sensitivity of the implied equity values per share to variations in revenue growth and EBITDA margins. This sensitivity analysis was developed to incorporate into the discounted cash flow analysis the effect of potential risks inherent in the projections and estimates developed by the Company’s management. This sensitivity analysis generated equity values per share ranging from $14.25 to $18.75 per share, as compared to the Amalgamation Consideration of $18.75 per share.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

Leveraged Buyout Analysis. Merrill Lynch and Morgan Stanley performed a leveraged acquisition analysis in order to ascertain the price at which an acquisition of the Company would be attractive to a potential financial buyer. The analysis of the value of the Company in a leveraged buyout scenario was based upon each of the Cash Generation Sensitivity Case and the 2004 Business Plan. Both of these cases were based upon projections and estimates developed by the Company’s management. In each case, targeted four-year returns in excess of 25%, exit multiples ranging from 5.50x to 6.00x of 2008 estimated EBITDA, and minimum equity investment ranging from 12.5% to 20.0% of the acquisition price were assumed. Based on these assumptions, the resulting range of implied leveraged acquisition equity values per share was $16.00 to $19.50 per share for the Cash Generation Sensitivity Case and $18.00 to $23.00 per share for the 2004 Business Plan, as compared to the Amalgamation Consideration of $18.75 per share.

Miscellaneous. Under the terms of its engagement, the Company has agreed to pay each of Merrill Lynch and Morgan Stanley a customary fee for its financial advisory services upon completion of the Amalgamation. The Company also has agreed to reimburse Merrill Lynch and Morgan Stanley for expenses reasonably incurred by them in performing their services, including fees and expenses of their legal counsel, and to indemnify them and related persons against liabilities, including liabilities under the U.S. federal securities laws, arising out of their engagement.

The Company selected Merrill Lynch and Morgan Stanley as its financial advisors in connection with the Amalgamation because Merrill Lynch and Morgan Stanley are internationally recognized investment banking firms with substantial experience in similar transactions. Merrill Lynch and Morgan Stanley are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the ordinary course of business, Merrill Lynch and Morgan Stanley and their successors and affiliates may actively trade the securities of the Company or affiliated companies for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities. Both Merrill Lynch and Morgan Stanley are currently providing and have, in the past, provided financial advisory and financing services to the Company and certain shareholders or other beneficial owners of Zeus Holdings and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. Merrill Lynch has offered to provide financing in connection with the sale of the Company and may provide investment banking and other services to

Resulting Intelsat Bermuda and/or its affiliates in connection with the Amalgamation, including but not limited to potentially acting as a co-manager in a bond offering. Merrill Lynch, Morgan Stanley and their affiliates, directors and officers, including individuals working with the Company in connection with the Transaction, may have committed and may commit in the future to invest in private equity funds involved in the Transaction.

Material Terms of the Transaction Agreement and the Amalgamation Agreement

Introduction

If all conditions to Closing set forth in the Transaction Agreement have been satisfied or waived in accordance with the terms of the Transaction Agreement, Amalgamation Sub will amalgamate with the Company to form Resulting Intelsat, and Amalgamation Sub Two will amalgamate with Bermuda Limited to form Resulting Intelsat Bermuda, in each case in accordance with Bermuda law. Thereafter, Zeus Holdings will own all of the issued and outstanding shares of Resulting Intelsat, and Resulting Intelsat will own all of the issued and outstanding shares of Resulting Intelsat Bermuda.

Effective Time

The Amalgamation and Sub Amalgamation will be consummated by filing the Memorandum of Association of each of Resulting Intelsat and Resulting Intelsat Bermuda and all other required documents with the Registrar of Companies in Bermuda in accordance with Section 108 of the Companies Act. As used herein, the term “Effective Time” means the date and time that the Amalgamation and Sub Amalgamation become effective pursuant to the Companies Act, with the time of the Sub Amalgamation being at or immediately following the time of the Amalgamation, at Zeus Holdings’ election.

The Company believes the Amalgamation could be consummated as early as the end of 2004, although it is possible that the consummation of the Amalgamation could occur later. However, as described below under “—Termination,” the Transaction Agreement may be terminated prior to the Effective Time by the Company or Zeus Holdings in certain circumstances, whether before or after the approval and adoption of the Transaction by Members holding the requisite percentage of the Company’s voting shares.

Treatment of Shares

At the Effective Time, each ordinary share of the Company, with the exception of certain excluded shares described below, will be automatically converted into the right to receive $18.75 in cash or, in the event an IPO is completed prior to the Closing, the adjusted amount described below, in each case without interest.

The Company does not believe that it is likely that an IPO will be completed prior to the Closing. However, if an IPO were completed prior to the Effective Time, the adjusted amount would be determined by a formula set forth in the Transaction Agreement. Pursuant to the formula, if an IPO is completed prior to the Effective Time, the Amalgamation Consideration will be adjusted to be an amount per ordinary share of the Company calculated by dividing (A) the sum of (i) the Amalgamation Consideration (without giving effect to any adjustment) multiplied by the total number of ordinary shares of the Company issued and outstanding on the date of the Transaction Agreement plus (ii) the net proceeds from the IPO by (B) the total number of ordinary shares of the Company issued and outstanding after the IPO. For the purposes of the foregoing calculation, shares outstanding as of any particular date would be measured by using the treasury method (which may count some options to purchase ordinary shares of the Company under certain circumstances).

Excluded shares include, among other shares, ordinary shares of the Company that are owned by subsidiaries of the Company, as well as restricted shares granted under the Company’s 2004 Share Incentive Plan (“2004 Plan”) that are not vested. The treatment of these restricted shares in the Amalgamation is discussed below under “—Treatment of Equity Awards.”

The ORBIT Act currently requires the Company to conduct its initial public offering by June 30, 2005, which the U.S. Federal Communications Commission (the “FCC”) could extend to December 31, 2005. The parties to the Transaction Agreement have agreed that the size of the IPO will not be more than 15% of the issued and outstanding ordinary shares of the Company.

Withholding Taxes

Zeus Holdings or the exchange agent that will be paying out the Amalgamation Consideration will be entitled to deduct and withhold from the Amalgamation Consideration any amount it is entitled to deduct and withhold in respect of such payment pursuant to any applicable tax law.

Exchange and Payment Procedures

If the Members approve the Transaction and the other conditions to Closing are met, then after the Effective Time members of the Company will receive a separate communication with detailed instructions as to what to do with share certificates representing their ordinary shares and the necessary process for receiving the Amalgamation Consideration. In general, Zeus Holdings will designate, with the approval of the Company, an agent to act as the exchange agent for purposes of making the cash payments contemplated by the Transaction Agreement. The exchange agent will deliver the Amalgamation Consideration to members of the Company in accordance with the procedure summarized below.

The exchange agent will mail to members of the Company (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of share certificates in exchange for the Amalgamation Consideration. Members of the Company must properly complete, sign and submit the letter of transmittal, accompanied by the original share certificate and any other items specified by the letter of transmittal, all in accordance with the instructions, in order to receive the Amalgamation Consideration.

YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TRUSTEE INSTRUCTION FORM. YOU WILL RECEIVE INFORMATION ABOUT HOW TO OBTAIN YOUR AMALGAMATION CONSIDERATION AFTER THE CLOSING OF THE TRANSACTION HAS OCCURRED.

At or after the Effective Time, there shall be no transfers on the register of members of the Company of the ordinary shares of the Company that were issued and outstanding immediately prior to the Effective Time.

Zeus Holdings has agreed to deposit, or cause to be deposited, the aggregate of the Amalgamation Consideration in an exchange fund out of which the exchange agent shall make payments of the Amalgamation Consideration. Any portion of the exchange fund that remains unclaimed by members for

180 days after the Effective Time shall be delivered to Zeus Holdings, after which time a member that has not complied with the exchange procedures shall look only to Zeus Holdings, and not the exchange agent, for payment.

Treatment of Equity Awards

Under the terms of the Transaction Agreement, at the Effective Time, each outstanding option to purchase ordinary shares under the Company’s 2001 Share Option Plan (the “2001 Plan”) and the 2004 Plan that is (i) vested as of the Effective Time shall be cancelled and automatically converted into the right to receive the excess, if any, of the Amalgamation Consideration over the exercise price of the vested option and (ii) not vested as of the Effective Time shall be cancelled and converted into the right to receive cash equal to the excess, if any, of the Amalgamation Consideration over the exercise price of the unvested option, which will be paid out with interest when the option would have otherwise vested pursuant to its original terms. Under the terms of the Transaction Agreement, at the Effective Time, each outstanding unvested restricted share and restricted share unit granted under the 2004 Plan shall be cancelled and automatically converted into the right to receive cash equal to the Amalgamation Consideration that will be paid out with interest when the award would have otherwise vested pursuant to its original terms. In addition, at the Effective Time, each option, restricted share and restricted share unit granted under the 2004 Plan that is held by a person whose employment has been terminated in a specified manner designated in the applicable award agreement shall be cancelled and automatically converted into the right to receive (i) the excess, if any, of the Amalgamation Consideration over the exercise price for such options and (ii) the Amalgamation Consideration for such restricted shares or restricted share units.

Representations and Warranties

The Company, Bermuda Limited, Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two have made customary representations and warranties in the Transaction Agreement. These representations and warranties are, in some cases, subject to specified exceptions and qualifications.

The representations and warranties made by the Company and Bermuda Limited include representations and warranties:

•	relating to satellite-related matters, including:

-	the satellites owned by the Company and its subsidiaries and the number and frequency band of useable transponders thereon;

-	the anomalies experienced by these satellites;

-	the frequency registrations at the International Telecommunication Union filed on behalf of the Company;

-	the absence of conflicting claims with respect to the Company’s rights to use frequency assignments described in satellite intersystem coordination agreements; and

-	the operating condition of earth stations, as well as the title to those earth stations owned by the Company or its subsidiaries;

•	relating to the Company’s expected future revenue under customer service agreements, or “backlog”;

•	that, immediately prior to the Effective Time, each of the Company and Bermuda Limited will be able to pay its liabilities as they become due and the realizable value of its assets will not be less that the aggregate of its liabilities and issued share capital, without giving effect to the Transaction (including without giving effect to the debt financing proposed by Zeus Holdings);

•	that, with certain exceptions, (i) the Company and its subsidiaries have conducted their operations according to the ordinary and usual course of business, (ii) there have been no specified changes in their business and (iii) there has not been a change or condition that has had, or would be reasonably expected to have, a material adverse effect on the Company (as defined in the Transaction Agreement); and

•	relating to launch and in-orbit satellite insurance policies, the payment of premiums and the absence of notice by any insurer of an intent to cancel insurance or of defects, which have not been cured, that could materially adversely affect the insurance coverage.

The representations and warranties made by Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two include representations and warranties:

•	that Zeus Holdings has received and accepted binding commitments letters for debt financing from third-party lenders and equity financing from the Consortium;

•	that, assuming the truth and accuracy of the representations made by the Company relating to the solvency of the Company and Bermuda Limited as described above, at and immediately following the Effective Time, each of Resulting Intelsat and Resulting Intelsat Bermuda will be able to pay its liabilities as they become due and the realizable value of its assets will not be less that the aggregate of its liabilities and issued share capital;

•	that 100% of the share capital of Zeus Holdings and 80% of the indirect holdings in Zeus Holdings, at the Effective Time, will be held by entities organized under jurisdictions adhering to or treated by the FCC as adhering to the World Trade Organization agreements; and

•	relating to each of Zeus Holdings’, Amalgamation Sub’s and Amalgamation Sub Two’s qualifications to own the FCC licensees of, and the entity that owns and operates, the Company’s satellites, as well as relating to the absence of conditions that would prevent or delay FCC approval or that would cause the FCC to impose a condition that would be reasonably expected to have a material adverse effect on Resulting Intelsat (as defined in the Transaction Agreement).

Members should read the Transaction Agreement in its entirety to understand the scope and content of the representations and warranties made by the parties.

Covenants

     Conduct Prior to Closing

The Transaction Agreement imposes restrictions on the manner in which the business of the Company and its subsidiaries can be conducted prior to the Effective Time. These requirements include that the business of the Company and its subsidiaries be conducted only in the ordinary and usual course, with certain agreed-upon exceptions, and that the Company and its subsidiaries not take any actions or enter into any agreements that are proscribed by the terms of the Transaction Agreement. Such proscribed actions include, subject to specified exceptions:

•	making capital expenditures in excess of an approved amount;

•	making material acquisitions or dispositions;

•	amending or terminating material contracts;

•	amending existing compensation arrangements;

•	entering into joint ventures; and

•	entering into material leases of real property.

     Conduct of Zeus Holdings

Zeus Holdings has agreed that until the earlier of termination of the Transaction Agreement and Closing, it shall not, or shall not authorize any of its subsidiaries or affiliates to, enter into or consummate (i) any agreements or arrangements for an acquisition or joint venture with respect to a fixed satellite services operator that owns and operates satellites that provide transponder capacity commercially, (ii) any agreements or arrangements for sales of securities or assets of Zeus Holdings, the Company, Resulting Intelsat or any of their respective subsidiaries or (iii) any other agreements or arrangements, in the case of each of clauses (i), (ii) and (iii) above that would be reasonably likely to have a material adverse effect on Resulting Intelsat.

     No Solicitation

The Company has agreed that it shall not, and shall cause its subsidiaries and every director, officer and representative of the Company or any of its subsidiaries not to, among other things, directly or indirectly:

•	initiate, solicit or facilitate, directly or indirectly, any inquiries with respect to, or the making of, any “acquisition proposal,” which generally is defined to include proposals for any merger, amalgamation or similar transaction involving the Company, any acquisition of an equity interest representing an amount equal to or greater than a 10% voting or economic interest in the Company or any purchase of assets, securities or ownership interests representing an amount equal to or greater than 10% of the consolidated assets of the Company and its subsidiaries taken as a whole;

•	engage in any negotiations concerning an acquisition proposal, or provide any confidential information to or have any discussions with any person relating to an acquisition proposal; or

•	(i) approve or recommend any acquisition proposal; or (ii) approve or recommend, propose to approve or recommend, or execute or enter into any agreement, understanding or arrangement relating to any acquisition proposal; or (iii) publicly propose to take any of these actions.

Nevertheless, at any time before the Members have approved the Transaction, the Company is permitted to:

•	participate in negotiations, or provide information in response to a request therefor, regarding an unsolicited bona fide written acquisition proposal that is made after the date of the Transaction Agreement and is not procured in violation of the covenants described in the preceding paragraph if the Board of Directors receives from the person making the unsolicited bona fide written acquisition proposal an executed confidentiality agreement on customary terms; and

•	withdraw or modify its recommendation of the Transaction and recommend an unsolicited bona fide written acquisition proposal to the members of the Company, provided that it has given Zeus Holdings three business days’ prior notice of its intentions to do so;

in each case, provided that the Board of Directors determines (i) in good faith after consultation with outside legal counsel that such action is necessary for the members of the Board of Directors to comply with their fiduciary duties under applicable law and (ii) in good faith after consultation with outside legal counsel and financial advisors that the acquisition proposal is (or, in the case of participating in negotiations or providing information, is reasonably likely to result in) a superior proposal. A superior proposal is generally defined as a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” as set forth above to “10%” are replaced by “50%”) that the Board of Directors (after consultation with its outside financial advisor and outside legal counsel) concludes, after taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions, is reasonably likely to be consummated in accordance with its terms and, if consummated, result in a transaction more favorable to the holders of the Company’s shares than the Transaction.

The Company has agreed to notify Zeus Holdings promptly of any request for information or any inquiries, proposals or offers relating to an acquisition proposal. The Company has agreed to specify in any such notice to Zeus Holdings the material terms and conditions of the competing transaction and the identity of the third party making the proposal and to provide such notice within 24 hours of the event. The Company is also required to submit the Transaction Agreement and the Amalgamation Agreement to the Members, regardless of any change in the recommendation of the Board of Directors.

     Additional Agreements

Zeus Holdings, the Company and Bermuda Limited have agreed to certain other provisions, including:

•	Financing Commitment. Zeus Holdings has agreed to use its reasonable best efforts to obtain debt financing on the terms set forth in the debt financing commitment letter it obtained in connection with the execution of the Transaction Agreement or, in the event that any portion of such debt financing becomes unavailable, to use its reasonable best efforts to obtain any such portion on comparable or more favorable terms.

•	ORBIT Act. The Company is required by the ORBIT Act to complete an IPO of its ordinary shares by June 30, 2005, which may be extended by the FCC to December 31, 2005. The

Transaction Agreement imposes an obligation on the Company to use its reasonable best efforts to achieve an extension of the deadline by which the ORBIT Act requires the IPO to be consummated. The Transaction Agreement also provides that if the Company has not obtained such an extension by the date which is 105 days prior to the then-current deadline by petition to the FCC, then the Company may, subject to certain limitations, file a registration statement contemplating an IPO in order to satisfy the requirements of the ORBIT Act. The Transaction Agreement limits the number of issued and outstanding ordinary shares that may be offered in the IPO to 15% of the issued and outstanding ordinary shares of the Company. As discussed above under “— Treatment of Shares,” the Amalgamation Consideration will be adjusted in the event an IPO is completed prior to the Closing.

•	Compensation Benefits. Zeus Holdings has agreed to continue to provide Company employees with certain levels of base salary, bonus opportunities and benefits through December 31, 2005.

Conditions

Several conditions must be satisfied or waived before each party is obligated to effect the Amalgamation and Sub Amalgamation, including:

•	the Company shall have received the required Member approval of Items 1 and 2, as set forth in this Proxy Statement;

•	the waiting period applicable to the consummation of the Amalgamation under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been earlier terminated;

•	the FCC shall have approved the transfer applications made in connection with the Transaction;

•	any consents or approvals from the Office of Foreign Assets Control, U.S. Department of the Treasury (the “OFAC”) required to complete the Transaction shall have been obtained;

•	the applicable procedures under the U.S. Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”), shall have been completed, and no action in connection with Exon-Florio shall have been taken that would cause a material adverse effect with respect to the Company or Resulting Intelsat;

•	any filings required under the U.S. Arms Export Control Act of 1976, as amended (the “AECA”), or the U.S. International Traffic in Arms Regulations (the “ITAR”) shall have been made, all appropriate waiting periods shall have expired, lapsed or been terminated and all other required approvals shall have been granted;

•	certain other specified required consents shall have been obtained or made by the Company and/or Zeus Holdings;

•	all other material filings, consents, licenses and/or notices with any governmental entity shall have been obtained or made by the Company and/or Zeus Holdings, as applicable, other than those that would not be reasonably expected to have a material adverse effect on the Company or Resulting Intelsat, as the case may be, if they are not obtained;

•	no governmental entity shall have enacted, issued or promulgated any law (including a temporary injunction) that would enjoin or otherwise prohibit the consummation of the Amalgamation;

•	Zeus Holdings shall have received all Bermuda and U.S. securities law and all “blue sky” permits necessary to consummate the Amalgamation;

•	the Memorandum of Association of each of Resulting Intelsat and Resulting Intelsat Bermuda and all other documents required by Section 108 of the Companies Act shall have been executed (if applicable) and delivered by the parties thereto and each such party shall have irrevocably authorized the other to file such documents with the Registrar of Companies in Bermuda; and

•	the Company (and, subject to certain conditions, Zeus Holdings) shall have received a solvency opinion from a nationally recognized financial advisor that, after giving effect to the Amalgamation, the financing for the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, each of Resulting Intelsat and Resulting Intelsat Bermuda will be able to pay its liabilities as they come due, and that the realizable value of the assets of Resulting Intelsat will not be less than the aggregate of its liabilities and issued share capital.

The obligations of Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two to consummate the Amalgamation and Sub Amalgamation are subject to additional conditions, including:

•	the representations and warranties made by the Company, without regard to any qualifications relating to materiality contained therein, generally shall have been true and correct at the time they were made and, unless a representation and warranty speaks only to a specific date, shall be true and correct as of the Closing, with only such exceptions as, individually or in the aggregate, have not had or would not be reasonably expected to have a material adverse effect on the Company;

•	each of the Company and Bermuda Limited shall have performed in all material respects all obligations required to be performed by it prior to the Closing;

•	the Company shall have obtained any consent or approval required under any contract to which it or its subsidiaries is a party, except to the extent the failure to obtain such consent would not be reasonably expected to have a material adverse effect on the Company;

•	Zeus Holdings shall have received the debt financing on the terms provided for in the debt financing commitment letter obtained in connection with the execution of the Transaction Agreement or on terms that are comparable or more favorable to Zeus Holdings;

•	no governmental entity shall have instituted any action or proceeding seeking an order that restrains, enjoins or otherwise prohibits consummation of the Amalgamation or that could be reasonably expected to have a material adverse effect on Resulting Intelsat;

•	the required FCC authorization shall have been granted and not vacated, reversed or set aside within the earlier of 30 days after being granted or the business day prior to the expiration of the debt financing commitment letter;

•	there shall not have occurred specified failures or degradations of certain of the Company’s satellites; and

•	the number of the Company’s ordinary shares held by members of the Company that have sought appraisal of the fair value of their shares by application to the Court shall not exceed 7.5% of the total number of issued and outstanding ordinary shares.

The obligations of the Company and Bermuda Limited to consummate the Amalgamation and Sub Amalgamation are also subject to additional conditions, including:

•	the representations and warranties made by Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two, without regard to any qualifications relating to materiality contained therein, generally shall have been true and correct at the time they were made and, unless a representation and warranty speaks only to a specific date, shall be true and correct as of the Closing, with only such exceptions as, individually or in the aggregate, have not had or would not be reasonably expected to have a material adverse effect on Resulting Intelsat; and

•	each of Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two shall have performed in all material respects all obligations required to be performed by it prior to the Closing.

Expenses

Except as described below under “—Termination,” under the terms of the Transaction Agreement generally all costs and expenses incurred shall be paid by the party incurring such costs and expenses, other than expenses in connection with transfer applications to the FCC, which shall be shared equally by Zeus Holdings and the Company, and expenses incurred in connection with filings under the HSR Act, which shall be paid by Zeus Holdings.

Termination

The Company and Zeus Holdings may agree to terminate the Transaction Agreement and abandon the Amalgamation and Sub Amalgamation at any time prior to the Effective Time, whether before or after approval of the Transaction by the Members has been obtained.

In addition, the Transaction Agreement may be terminated, and the Amalgamation and Sub Amalgamation may be abandoned, at the option of either the Company or Zeus Holdings if:

•	the Amalgamation or Sub Amalgamation has not been consummated by January 31, 2005; however, this date may be extended to any date not beyond July 31, 2005 if the Amalgamation and Sub Amalgamation have not been consummated because certain regulatory approvals have not yet been received;

•	the Members do not approve Item 1 and Item 2, as described in this Proxy Statement, by the requisite vote at a meeting of the Members; or

•	a governmental authority has issued a final, non-appealable order permanently restraining, enjoining or prohibiting consummation of the Amalgamation or Sub Amalgamation.

The termination rights described above are not available to any party that has breached in any material respect its obligations under the Transaction Agreement where the breach has proximately contributed to the failure of the Amalgamation or Sub Amalgamation to be consummated.

The Transaction Agreement may also be terminated by either the Company or Zeus Holdings if the other party has breached any representation, warranty, covenant or agreement made by that party in the Transaction Agreement or if any such representation or warranty shall have become untrue since the execution of the Transaction Agreement, which breach would cause a failure of a condition precedent to Closing and, if curable, shall not have been cured within 30 days after written notice thereof is given.

Zeus Holdings also has the right to terminate the Transaction Agreement if:

•	the Board of Directors has withdrawn, adversely modified or qualified its approval or recommendation of the Transaction Agreement or the Amalgamation Agreement or failed to reconfirm its approval or recommendation thereof after a request from Zeus Holdings;

•	the Board of Directors has recommended any acquisition proposal by a party other than Zeus Holdings; or

•	the Annual General Meeting shall not have been convened by October 31, 2004 and, if adjourned beyond October 31, 2004, not been held by November 15, 2004, subject to specified exceptions.

Amounts Payable on Termination

The Transaction Agreement provides that the Company shall be required to reimburse Zeus Holdings for any costs and expenses incurred by Zeus Holdings and its equity holders and their respective affiliates and representatives up to a maximum of $50 million if:

•	the Company has received an acquisition proposal that has become publicly disclosed or known to any of the members of the Company or any person has announced an intention to make an acquisition proposal and thereafter the Transaction Agreement is terminated because the holders of the Company’s shares do not approve Item 1 and Item 2, as described in this Proxy Statement, by the requisite vote at a meeting of the members of the Company;

•	the Transaction Agreement is terminated because the Board of Directors has withdrawn, adversely modified or qualified its approval or recommendation of the Transaction Agreement and the Amalgamation Agreement or has failed to reconfirm its approval or recommendation thereof after a request from Zeus Holdings;

•	the Transaction Agreement is terminated because the Board of Directors has recommended any acquisition proposal by a party other than Zeus Holdings;

•	the Transaction Agreement is terminated because the Annual General Meeting shall not have been convened by October 31, 2004, or, if adjourned beyond October 31, 2004, shall not have been held by November 15, 2004, subject to specified exceptions, and a bona fide acquisition proposal is made to the Company or any of its specified representatives after the date of the Transaction Agreement (whether or not the proposal has been publicly disclosed); or

•	the Transaction Agreement is terminated because the Company has breached any representation, warranty, covenant or agreement made by the Company in the Transaction Agreement after a bona fide acquisition proposal is made to the Company or any of its specified representatives after the date of the Transaction Agreement (whether or not the proposal has been publicly disclosed).

In addition, the Transaction Agreement provides that, if the Transaction Agreement is terminated for any of the reasons set forth in the above paragraph, the Company shall be required to pay a fee of $120 million, less any expenses previously paid to Zeus Holdings in connection with the termination of the Transaction Agreement as described above. However, this fee shall only be payable if, within nine months of the Transaction Agreement being terminated under any of the circumstances described above:

•	the Company has entered into an agreement with a party other than Zeus Holdings (or the Board of Directors has made a recommendation to the holders of the Company’s shares in favor of a tender offer) providing for the acquisition of 40% or more of the voting power of the issued and outstanding securities of the Company or 40% or more of the consolidated assets of the Company; or

•	the Company has entered into an agreement with a party other than Zeus Holdings relating to a merger, amalgamation or similar transaction which provides for the members of the Company immediately prior to such transaction to hold less than 60% of the issued and outstanding voting securities of the surviving entity.

Voting Agreement

The Company’s largest shareholder, Lockheed Martin, which currently beneficially owns 24% of the Company’s ordinary shares, has entered into the Voting Agreement. Pursuant to the terms of the Voting Agreement, Lockheed Martin has agreed to vote FOR Item 1— approval of the amendments to bye-law 45(4) of the Company’s bye-laws— and FOR Item 2— approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement— and to vote against any proposal the effect of which would be to prevent, delay or otherwise adversely affect the Transaction. Lockheed Martin has also agreed that, subject to certain exceptions, it will not transfer the ordinary shares of the Company that it beneficially owns prior to the Effective Time. Lockheed Martin generally has agreed that it shall not, and shall cause its subsidiaries, agents and specified representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries with respect to, or the making of, any acquisition proposal (defined generally in the same manner as the term is defined in the Transaction Agreement);

•	engage in any negotiations concerning an acquisition proposal, or provide any confidential information to, or have any discussions with, any person relating to an acquisition proposal; or

•	approve or recommend any acquisition proposal, or approve or recommend, propose to approve or recommend, or execute or enter into any agreement, understanding or arrangement relating to any acquisition proposal, or propose publicly to do any of these actions.

Amalgamation Agreements

The Amalgamation Agreement provides that, at the Effective Time, the Company will amalgamate with Amalgamation Sub. The Sub Amalgamation Agreement provides that, at the Effective Time, Bermuda Limited will amalgamate with Amalgamation Sub Two. These agreements also set forth the governing documents of the respective amalgamated companies. The Amalgamation Agreement is attached as Exhibit B to this Proxy Statement and should be reviewed by Members and Beneficial Owners in its entirety.

Guaranty

Each member of the Consortium has agreed under specified circumstances to guarantee the obligations of Zeus Holdings under or in connection with the Transaction Agreement and the Amalgamation, including the obligation to pay the Amalgamation Consideration, solely through the payment of money and in each case up to a specified maximum amount. If the Company seeks to enforce the guaranty, it may not proceed against any member of the Consortium on any other basis or theory.

Regulatory Approvals

Under the Transaction Agreement, Zeus Holdings and the Company are required to cooperate with each other in order to take all actions to meet necessary regulatory requirements, which include the regulatory consents described in “— Conditions” above and those described below.

     Mandatory Regulatory Approvals

•	FCC. The transfer of control of a company holding or controlling FCC licenses requires prior FCC approval. The Company and Zeus Holdings have made a transfer application filing with the FCC, and Zeus Holdings has agreed to consent to any conditions requested or imposed by the FCC to facilitate the approval of the transfer applications or to resolve any objections that may be asserted by the FCC to the Transaction, unless such conditions would be reasonably expected to have a material adverse effect on the Company.

•	HSR Act. Under the HSR Act, certain types of transactions cannot be consummated until specified information has been furnished to the Antitrust Division of the U.S. Department of Justice (referred to as the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”) and until certain waiting periods have been terminated or have expired. The Company and Zeus Holdings are required to make all required filings under the HSR Act within 30 days of the date of the Transaction Agreement. At any time before or after the Amalgamation is consummated, the Antitrust Division, the FTC, private parties or state attorneys general could take action under the antitrust laws seeking to challenge or enjoin the Amalgamation. The Company and Zeus Holdings have filed their respective HSR Notification and Report Forms with the Antitrust Division and the FTC, and have requested early termination of the initial 30-day HSR waiting period.

•	Other Regulatory Matters. The Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement may also be subject to the requirements of other U.S. state or federal agencies or of foreign governmental agencies. As described above under “—Conditions,” satisfaction of certain of these requirements is a condition to Closing.

Other Regulatory Approvals

•	Exon-Florio. The parties to the Transaction Agreement expect to make filings with the Committee on Foreign Investments in the United States (“CFIUS”) under Exon-Florio in connection with the Transaction. If such filings are made, approval by CFIUS would be a condition to Closing.

     Notifications

•	AECA/ITAR. Pursuant to ITAR, any person who engages, in the United States, in the business of either manufacturing or exporting defense articles or furnishing defense services is required to register with the Directorate of Defense Trade Controls of the U.S. Department of State (“DDTC”). Intelsat Global Service Corporation and Intelsat Government Solutions Corporation are each currently registered with DDTC. Intelsat Global Service Corporation and Intelsat Government Solutions Corporation will each notify DDTC of its change in ownership as required by ITAR before consummation of the Amalgamation.

Financing of the Amalgamation

Financing of the Amalgamation is expected to come from several primary sources. The private investment funds that make up the Consortium have committed to contribute or cause to be contributed an aggregate amount of up to $515 million to Zeus Holdings as an equity investment, subject to certain customary conditions, including that the transactions contemplated by the Transaction Agreement are consummated prior to or simultaneously with those equity contributions and that the debt financing is received on the terms provided for in the debt financing commitment letter or on terms that are comparable or more favorable to Zeus Holdings.

Zeus Holdings has also received commitments from a number of banks, including Deutsche Bank AG Cayman Islands Branch, Credit Suisse First Boston and Lehman Commercial Paper Inc. (collectively, the “Lenders”), to provide funds to Amalgamation Sub Two as the borrower under a new senior secured term loan facility in an aggregate amount of up to $350 million, of which $150 million would be borrowed on or prior to the Closing to fund the Amalgamation, and under a senior secured revolving credit facility in an aggregate amount of up to $300 million, of which up to $5 million would be borrowed on or prior to the Closing to fund the Amalgamation. Borrowings under the revolving credit facility may be made only in amounts such that, after giving effect to any such borrowing, the aggregate amount of all secured debt of Resulting Intelsat and its subsidiaries does not exceed an amount that is $1,000 less than 15% of Consolidated Net Tangible Assets (as defined in the Company’s existing indenture governing its outstanding senior notes). In addition, Zeus Holdings anticipates that Amalgamation Sub Two will issue three series of senior unsecured notes on or prior to the Closing to fund the Amalgamation in an aggregate principal amount of up to $2.55 billion; to the extent that these three series of notes are not issued and sold on or prior to the Closing, the Lenders have committed to provide senior unsecured interim loans to Amalgamation Sub Two in an aggregate amount of up to $2.55 billion to fund the Amalgamation.

In each case, the commitments of the Lenders are subject to certain conditions customary for bank commitment letters in connection with transactions of this type, including that the parties enter into satisfactory final documentation, that Zeus Holdings receive an equity investment representing at least 10% of the pro forma equity and funded debt of Zeus Holdings (after giving effect to the Amalgamation and the contemplated financings) and that the transactions contemplated by the Transaction Agreement are consummated prior to or simultaneously with the funding of the Lenders’ commitments. After giving effect to the Transaction, Resulting Intelsat Bermuda will be the borrower under these facilities and any notes issued.

Finally, it is contemplated that cash on hand of approximately $228 million will be used to provide the remaining funds necessary to consummate the Transaction.

The commitment of the Lenders under the debt financing commitment letter expires on the earlier of the termination of the Transaction Agreement, the consummation of the Amalgamation without the funding of the facilities contemplated thereby and March 16, 2005. Zeus Holdings currently has no alternative funding plans in place. The Company’s existing senior notes and, if the Closing occurs prior to their scheduled maturity, the Eurobonds of the Company will remain outstanding following consummation of the Amalgamation.

As discussed above under “— Conditions,” the obligations of Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two to consummate the Amalgamation and Sub Amalgamation are conditioned on Zeus Holdings receiving funds on the terms provided for in the debt financing commitment letter or on terms that are comparable or more favorable to Zeus Holdings. In addition, Zeus Holdings has an obligation to use reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter, including negotiation of definitive documentation.

Interests of Management and Directors

Some of the Company’s directors and officers may have interests in the Transaction that may be different from, or in addition to, the interests of the Members generally. These include:

•	The agreement of the Company, Bermuda Limited, Zeus Holdings, Amalgamation Sub and Amalgamation Sub Two that Resulting Intelsat will indemnify each of the officers and directors of the Company and its subsidiaries with respect to claims arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, and their agreement that the Company may, and if it does not, Resulting Intelsat shall, obtain “tail” insurance policies with respect to directors’ and officers’ liability.

•	The Company’s directors and officers hold share options, restricted shares and restricted share units that will be cashed out or converted into the right to receive cash equal to the Amalgamation Consideration, as more fully described above under “— Treatment of Equity Awards.”

•	Certain of the Company’s executive officers are covered by the Intelsat Change of Control Severance Program, which generally provides severance pay, continued medical benefits and outplacement benefits in the event a covered individual is terminated by the Company without “cause” or quits for “good reason” (as both of those terms are defined in such program) at any time prior to the second anniversary of a “change of control” (which for this purpose would include the consummation of the Amalgamation). If certain of the Company’s executive officers do not accept the terms of the Change of Control Severance Program, they may be eligible to receive severance pay pursuant to their employment agreements upon a change of control.

•	Certain officers of the Company have been involved in discussions with representatives of Zeus Holdings relating to their expectation of continued employment by, and possible ownership interest in, Resulting Intelsat.

The Board of Directors was aware of these interests and considered them, among other matters, in evaluating the Transaction and recommending that the Transaction be approved by the Members.

Bermuda Tax Consequences

At the present time, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax or capital transfer tax payable by the Company or the members or beneficial owners of the Company’s issued and outstanding ordinary shares as a result of the Amalgamation.

Members and beneficial owners of the Company’s issued and outstanding ordinary shares should consult their own tax advisors regarding the tax consequences of the Amalgamation under Bermuda tax law or the tax laws of any other jurisdiction that apply to such members or beneficial owners in their particular circumstances.

Appraisal Rights

Pursuant to section 106 of the Companies Act, members are entitled to be paid the fair value of their shares. Any member that does not vote in favor of the Transaction (whether or not such member attends or is represented at the Annual General Meeting), and is not satisfied that such member has been offered fair value for such member’s shares, may apply to the Court within one month of the giving of the Notice of Annual General Meeting of Members accompanying this Proxy Statement to have the fair value of such member’s shares appraised by the Court. Within one month of the Court appraising such shares, the Company shall pay the dissenting member an amount equal to the value of such member’s ordinary shares as appraised by the Court (less any amounts already paid to such holder if the Amalgamation was effected prior to the appraisal). The Company has determined that the fair value of each ordinary share, $3.00 par value per share, of the Company is $18.75. The Board of Directors believes that the Transaction is fair to the Company, advisable and in the best interests of the Company.

The cost of an application to the Court to appraise such value is to be borne as determined in the discretion of the Court. The Companies Act provides that where the Court has appraised the Company’s ordinary shares, there shall be no appeal of such appraisal. Members seeking additional information regarding appraisal rights may wish to consult an attorney.

If the number of shares held by dissenting members exceeds 7.5% of the Company’s issued and outstanding ordinary shares, Zeus Holdings has the right to not consummate the Amalgamation in its discretion.

QUESTIONS AND ANSWERS ABOUT THE ELECTION OF CLASS I DIRECTORS

Q:	HOW MANY CLASS I DIRECTORS WILL BE ELECTED TO THE BOARD OF DIRECTORS?

A:	The Nominating Committee of the Board of Directors has recommended six candidates to stand for election as Class I directors at the Annual General Meeting, a majority of whom meet the qualifications for independent directors as set forth in, and required by, the Company’s bye-laws and one of whom is the Chief Executive Officer of the Company as required by the bye-laws. As provided in the Company’s bye-laws, in 2003 the Company’s board of directors was divided into three classes as nearly equal in number as possible. There are six directors whose terms expire in 2004, known as the Class I directors. The Class I directors elected at the Annual General Meeting will be elected to terms expiring at the 2007 annual general meeting of members of the Company or until their successors are elected and qualified. The Company anticipates, however, that upon consummation of the Amalgamation, the members of the Company’s board of directors, including the Class I directors, will cease to serve as directors.

Information about each person who has been nominated by the Nominating Committee for election as a Class I director of the Company at the Annual General Meeting is contained in this Proxy Statement under Item 3— Election of Class I Directors, following the end of the “Questions and Answers About Attendance and Voting Procedures.” The information about each director includes his age, present principal occupation, business experience during the last five years, principal directorships in other organizations and companies, and information regarding whether each such person has been recommended as an independent director or a non-independent director.

The Board of Directors, acting through its Nominating Committee, recommends that Members vote FOR, in equal portions, the Class I director candidates nominated by the Nominating Committee.

More information about how voting is conducted, including what it means to vote “in equal portions,” is provided below under the answer to the question, “HOW WILL VOTING FOR THE CLASS I DIRECTORS BE CONDUCTED?”

Q:	WHY ARE MEMBERS BEING ASKED TO ELECT DIRECTORS IF THEY WILL NOT BE DIRECTORS OF RESULTING INTELSAT?

A:	The Company’s bye-laws require that an election be held to replace those directors whose terms expire at the 2004 annual general meeting. The Class I directors elected at the Annual General Meeting, as well as the other directors currently serving on the Board of Directors, are expected to serve only through the Closing, at which time Resulting Intelsat will have a new board of directors.

Q:	HOW DID THE NOMINATING COMMITTEE SELECT THE COMPANY’S SLATE OF DIRECTOR NOMINEES?

A:	The Company’s bye-laws provide that the Nominating Committee shall nominate the director candidates to stand for election at an annual general meeting. The Nominating Committee of the Board of Directors currently consists of three directors of different nationalities from three separate regions, including one member affiliated with a Former Signatory (as defined below). None of the Nominating Committee members is standing for election at the Annual General Meeting.

The Company’s Class I slate of directors nominated by the Nominating Committee of the Board of Directors consists of six directors who currently serve as directors of the Company, including the Company’s Chief Executive Officer who under the Company’s bye-laws shall be nominated to stand for election.

The Nominating Committee of the Board of Directors believes that the nominated slate, among other things, reflects regional diversity, will represent the interests of all members of the Company, complies with the director independence requirements of the Company’s bye-laws, and provides for continuity on the Company’s board of directors, which the Company believes is of particular value during the period before the Amalgamation is consummated.

Q:	HOW WILL VOTING FOR THE CLASS I DIRECTORS BE CONDUCTED?

A:	Each Member is entitled to cast a number of votes equal to the number of Class I directors to be elected, which is six directors, multiplied by the number of ordinary shares that Member owns on the Record Date. These votes may then be divided among any number of candidates a Member chooses, including among all six candidates, up to a maximum number equal to the number of candidates to be elected (six). For example, a Member that has five ordinary shares will have 30 votes. The Member may allocate five votes to each of the six candidates, may allocate all 30 votes to a single candidate or may allocate the 30 votes among any number of candidates, up to six, in any way the Member chooses.

The vote shall be taken by a single ballot that identifies whether the candidates for election meet the independent director requirements.

Q:	HOW ARE VOTES COUNTED FOR THE ELECTION OF DIRECTORS?

A:	Pursuant to the Company’s bye-laws, a representative of the Company’s Bermuda counsel (the “Bermuda representative”) will be designated to tabulate the votes for the election of directors. The Bermuda representative will rank candidates in order of the votes received, starting with the highest. The Bermuda representative will first determine the independent director candidate who received the highest number of votes and then the independent director candidate who received the next highest number of votes, and will repeat this process, as many times as are necessary, until four independent director positions in Class I (the minimum number of independent director positions in the class as determined by the Board of Directors) are filled. The Bermuda representative will then determine from the remaining candidates (regardless of independence) the candidate who received the highest number of votes and will repeat this process, as many times as are necessary, until all remaining director position(s) in Class I are filled, for a total class of six directors. These candidates, as so determined by the Bermuda representative, will become the directors elected to terms expiring at the 2007 annual general meeting of members of the Company or until such time as their successors are elected and qualified. The Company anticipates, however, that upon the Closing, the members of the Company’s board of directors, including the Class I directors, will cease to be directors.

Q:	WHAT IF THERE IS A TIE DURING THE TABULATION OF THE VOTES FOR THE ELECTION OF DIRECTORS?

A:	In the event that the Members’ votes for the election of directors result in a tie (including a tie at no votes) among the candidates that cannot be resolved because the number of tied candidates meeting the qualifications for a particular directorship exceeds the number of unfilled board seats, then each tied and other unfilled directorship will be determined to be a vacancy on the Board of Directors, and the directors who have already been elected to or are serving on the Board of Directors will have the power to fill each vacancy with a candidate who meets the qualifications for such directorship.

Q:	CAN MEMBERS NOMINATE CANDIDATES TO STAND FOR ELECTION AS DIRECTORS OTHER THAN THOSE PERSONS NOMINATED BY THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS?

A:	Under the Company’s bye-laws, a member or members collectively owning at least 0.05% of the issued and outstanding share capital of the Company may nominate a candidate to stand for election in accordance with the advance notice procedures and other applicable requirements contained in the Company’s bye-laws.

The Nominating Committee of the Board of Directors recommends, however, that votes not be cast for any director candidate who is not nominated by the Nominating Committee.

Q:	WHAT IS THE PROCEDURE CONTAINED IN THE COMPANY’S BYE-LAWS FOR MEMBERS TO NOMINATE DIRECTOR CANDIDATES?

A:	Notice of a member’s nomination of any person to stand for election as a director must be delivered to the Secretary of the Company at the Company’s registered office not less than 14 days (which is October 6, 2004), nor more than 90 days (which was July 20, 2004) prior to the date of the Annual General Meeting. The Company’s registered office is: Intelsat, Ltd., c/o Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any member of the Company desiring to nominate any person for election as a director of the Company shall deliver with a notice of nomination a statement in writing setting forth the name of the person to be nominated, the number of shares, if any, of each class of shares of the Company beneficially owned by such person, such person’s signed consent to serve as a director of the Company if elected, such member’s name and address, the number and class of all shares of the Company beneficially owned by such member, whether the person is being nominated as an independent or non-independent director candidate and such other information concerning the nominee as may be required by applicable regulatory authorities.

Q:	WHY MUST THE NOTICE OF NOMINATION SPECIFY WHETHER THE CANDIDATE IS BEING NOMINATED AS AN INDEPENDENT DIRECTOR OR A NON-INDEPENDENT DIRECTOR CANDIDATE?

A:	The Company’s bye-laws provide that the Company’s board of directors shall consist of at least a majority of “independent directors,” as that term is defined in the bye-laws. The Board of Directors has determined that there be a minimum of four independent director positions in each class in accordance with the provisions of the Company’s bye-laws.

The Company’s bye-laws specify that an “independent director” means a director who (i) is independent of management of the Company and of the IGO and free from any business or other relationship that could materially interfere with the exercise of his or her independent judgment and (ii) satisfies the independence standards set forth under the listing guidelines of the stock exchanges on which the Company’s shares are listed or proposed to be listed for trading. The Company’s bye-laws state that a director who meets the qualifications in clause (ii) would, among other things, not be a director, employee, officer or manager of any Signatory (as defined below) or Former Signatory, and not otherwise serve as a representative of any Signatory or Former Signatory.

Under the Company’s bye-laws, a “Signatory” means a Party, or the telecommunications entity designated by a Party in accordance with the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” as amended (the “INTELSAT Agreement”), which signed the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” as amended, and for which it entered into force or was provisionally applied. Under the bye-laws, a “Former Signatory” means an entity that was a Signatory immediately prior to the privatization of the IGO. However, in the event such Former Signatory is acquired and its legal personality extinguished through a transaction that is fully commercial and legitimate, then the acquiring entity shall not be considered a Former Signatory under the Company’s bye-laws. Under the Company’s bye-laws, a “Party” means a state for which the INTELSAT Agreement has entered into force or been provisionally applied.

A non-independent director candidate is a person who does not meet the requirements to be considered an independent director.

QUESTIONS AND ANSWERS ABOUT THE APPOINTMENT OF KPMG LLP AS THE
COMPANY’S INDEPENDENT AUDITOR AND ABOUT THE DETERMINING OF
THE INDEPENDENT AUDITOR’S FEES

Q:	WHY IS THE APPOINTMENT OF KPMG LLP BEING SOUGHT FROM THE MEMBERS?

A:	Pursuant to the Company’s bye-laws and Bermuda law, at the annual general meeting or at a subsequent special general meeting in each year, the members of the Company must appoint the independent auditor of the accounts of the Company.

KPMG LLP has served as the Company’s independent auditor since June 4, 2002.

The Audit Committee of the Board of Directors proposes, subject to the approval of the Members at the Annual General Meeting, to appoint KPMG LLP to serve as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company.

The Audit Committee of the Board of Directors has been informed by KPMG LLP that KPMG LLP are independent accountants with respect to the Company within the meaning of the U.S. Securities Act of 1933, as amended.

One or more representatives of KPMG LLP are expected to be present at the Annual General Meeting and available to respond to questions.

Q:	WHY ARE THE MEMBERS BEING ASKED TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO DETERMINE THE FEES FOR THE SERVICES OF THE COMPANY’S INDEPENDENT AUDITOR?

A:	Pursuant to the Company’s bye-laws and Bermuda law, the members of the Company are required to either determine the fees for the Company’s independent auditor or authorize the Company’s board of directors to determine the fees that are paid to the Company’s independent auditor.

Pursuant to the ability of the Board of Directors to delegate its authority under the Company’s bye-laws and the charter of the Audit Committee of the Board of Directors, the Audit Committee, all of the members of which are required to be independent directors, has been given the sole authority for the engagement, compensation and oversight of the Company’s independent auditor, subject to the approval and authorization of the members of the Company as required under Bermuda law.

The Board of Directors, acting through its Audit Committee, recommends that the Members authorize the Company’s board of directors, which has delegated such authority to the Audit Committee, to determine the fees for the services of the Company’s independent auditor.

Q:	WHOM DO I CONTACT IF I HAVE QUESTIONS REGARDING THE FEES PAID TO OR AGREED UPON WITH THE COMPANY’S INDEPENDENT AUDITOR?

A:	Questions regarding any fees that the Company has paid to or has agreed to pay to the Company’s independent auditor should be directed to Dianne VanBeber, Vice President, Investor Relations of Intelsat Global Service Corporation, by telephone at +1-202-944-7406 or by e-mail at shareholder@intelsat.com.

Q:	HOW MANY VOTES ARE NEEDED TO APPOINT KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR A TERM EXPIRING AT THE CLOSE OF THE 2005 ANNUAL GENERAL MEETING OF MEMBERS OF THE COMPANY AND TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO DETERMINE THE FEES FOR THE SERVICES OF THE COMPANY’S INDEPENDENT AUDITOR?

A:	In order to be approved by the Members, the proposal to appoint KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and to authorize the Company’s board of directors, acting through its

Audit Committee, to determine the fees for the services of the Company’s independent auditor must receive the affirmative vote of a majority of votes cast at the Annual General Meeting.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S FINANCIAL STATEMENTS
AND THE REPORT OF ITS INDEPENDENT AUDITOR FOR THE YEAR ENDED
DECEMBER 31, 2003 BEING LAID BEFORE THE MEMBERS

Q:	WHY MUST THE COMPANY’S FINANCIAL STATEMENTS AND THE REPORT OF ITS INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2003 BE LAID BEFORE THE MEMBERS?

A:	Pursuant to the Company’s bye-laws and Bermuda law, the Company’s financial statements and the report of its independent auditor must be laid before the members of the Company at a general meeting. The Board of Directors has determined that the Company’s financial statements and the report of its independent auditor for the year ended December 31, 2003 will be formally laid before the Members at the Annual General Meeting. Members of the Company as of May 10, 2004 have received copies of these financial statements and report. In addition, the financial statements and report are available on the Company’s website: www.intelsat.com.

Q:	WHOM DO I CONTACT IF I HAVE QUESTIONS REGARDING THE COMPANY’S FINANCIAL STATEMENTS AND THE REPORT OF ITS INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2003?

A:	Questions regarding the Company’s financial statements and the report of its independent auditor for the year ended December 31, 2003 should be directed to Dianne VanBeber, Vice President, Investor Relations of Intelsat Global Service Corporation, by telephone at +1-202-944-7406 or by e-mail at shareholder@intelsat.com.

Q:	ARE THE MEMBERS REQUIRED TO VOTE UPON OR APPROVE THE COMPANY’S FINANCIAL STATEMENTS OR THE REPORT OF ITS INDEPENDENT AUDITOR?

A:	No. No action is required to be taken by the Members with respect to the financial statements or the report of the Company’s independent auditor.

QUESTIONS AND ANSWERS ABOUT ATTENDANCE AND VOTING PROCEDURES

Questions and Answers About Who Will Bear the Cost of the Proxy Solicitation

Q:	WHO WILL BEAR THE COST OF THE PROXY SOLICITATION?

A:	The Company is making this proxy solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person by the Company’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. The Company will also reimburse the trustees under the Trust Agreement II and the Legal Mortgages of Shares for their reasonable out-of-pocket expenses in connection with carrying out the voting instructions of Beneficial Owners.

Questions and Answers About Attending the Annual General Meeting

Q:	HOW ARE APPOINTED PROXIES, AUTHORIZED REPRESENTATIVES OR AUTHORIZED OBSERVERS ADMITTED TO THE ANNUAL GENERAL MEETING?

A:	In order to be admitted to the Annual General Meeting, each appointed proxy, authorized corporate representative and/or authorized observer should bring sufficient proof of representation and proof of identification. For example, for proof of representation, a duly appointed proxy can bring a copy of a signed, witnessed and dated Proxy Card naming such person as a Member’s proxy, and an authorized corporate representative or authorized observer can bring a written letter or other documentation from a Member or Beneficial Owner designating such person as such Member’s representative or observer or Beneficial Owner’s observer. For proof of identification, a person can provide a valid passport, national identification card or driver’s license with photograph.

Questions and Answers About Voting at the Annual General Meeting

Q:	WHO IS ENTITLED TO ATTEND AND VOTE AT THE ANNUAL GENERAL MEETING?

A:	Each member of record on the register of members of the Company as of the Record Date (which is September 10, 2004) is entitled to attend and to vote at the Annual General Meeting.

Each entity whose ordinary shares are beneficially held under the Trust Agreement II or a Legal Mortgage of Shares, in each case as of the Record Date, and is therefore a Beneficial Owner may attend the Annual General Meeting as either an appointed proxy of a Member or an authorized observer and is entitled to instruct the trustee under such agreement on how to vote its beneficially held ordinary shares at the Annual General Meeting.

Q:	HOW DOES A MEMBER THAT IS NOT A NATURAL PERSON, SUCH AS A CORPORATION OR OTHER ENTITY, APPOINT A PROXY OR CORPORATE REPRESENTATIVE TO VOTE ON ITS BEHALF AT THE ANNUAL GENERAL MEETING?

A:	A Member that is a corporation or other entity should (a) appoint a natural person as its proxy by filling out the Proxy Card in accordance with this Proxy Statement, any procedural requirements set forth in its organizational documents and any applicable laws, rules or regulations, or (b) if such entity is a corporation, authorize a corporate representative to attend the Annual General Meeting on the corporation’s behalf by having such representative bring to the Annual General Meeting a letter or other document from the Member, on the Member’s letterhead and signed by an officer of the Member, that authorizes the corporate representative to vote the Member’s shares on its behalf.

A Member that is a governmental organization may only be represented at the Annual General Meeting by appointing a natural person as its proxy by filling out the Proxy Card in accordance with this Proxy Statement, any procedural requirements set forth in its organizational documents and any applicable laws, rules or regulations.

If a Member has any question as to how to properly complete the Proxy Card, please contact Rick Nash, Assistant Secretary of the Company, by telephone at +1 (202) 944-7548 or by e-mail at rick.nash@intelsat.com.

In addition to the foregoing, Members who wish to do so may designate additional authorized observers to attend the Annual General Meeting, but these observers may not vote.

Q:	HOW IS A MEMBER WHO IS A NATURAL PERSON REPRESENTED AT THE ANNUAL GENERAL MEETING?

A:	A Member who is a natural person may attend and vote at the Annual General Meeting in person or may appoint another natural person as his or her proxy to attend and vote on his or her behalf at the Annual General Meeting. Even if a Member who is a natural person plans to attend the Annual General Meeting in person, that Member should appoint another natural person as his or her proxy in the event the Member becomes unable to attend in person.

In addition to the foregoing, Members who are not natural persons may designate authorized observers to attend the Annual General Meeting, but these observers may not vote.

Q:	HOW IS A BENEFICIAL OWNER REPRESENTED AT THE ANNUAL GENERAL MEETING?

A:	Beneficial Owners whose ordinary shares are beneficially held under the Trust Agreement II or a Legal Mortgage of Shares can be represented at the Annual General Meeting by the applicable trustee under their respective agreements. Beneficial Owners may only attend the Annual General Meeting if they have been duly appointed as a proxy by a Member or designated as an authorized observer.

Authorized observers designated by Beneficial Owners to attend the Annual General Meeting may not vote.

Q:	HOW MAY A MEMBER OR BENEFICIAL OWNER VOTE AT THE ANNUAL GENERAL MEETING?

A:	Ordinary shares of the Company held directly by a Member who is a natural person in his or her own name may be voted at the Annual General Meeting either by the Member in person or by the Member’s duly appointed proxy. Ordinary shares held directly by a Member that is a corporation or other entity may be voted at the Annual General Meeting by the Member’s duly appointed proxy or by its duly authorized corporate representative. Ordinary shares held directly by a Member that is a governmental organization may be voted at the Annual General Meeting by the Member’s duly appointed proxy. To appoint a proxy, a Member should (1) mark its voting instructions on the enclosed Proxy Card, (2) sign, (3) have a witness sign and (4) date the Proxy Card and (5) return it using the envelope provided. If a Member intends to appoint a named proxy, the Member should make a copy of the Proxy Card before returning it. At the Annual General Meeting, the duly appointed proxy will attend and vote the Member’s ordinary shares in accordance with the Member’s voting instructions on the Proxy Card.

Ordinary shares of the Company owned beneficially by a Beneficial Owner may not be voted directly by such Beneficial Owner. Such Beneficial Owner should (1) mark its voting instructions on the enclosed Trustee Instruction Form, (2) sign and (3) date the Trustee Instruction Form and (4) send the Trustee Instruction Form directly to the applicable trustee using the envelope provided. The applicable trustee will vote such Beneficial Owner’s beneficially held ordinary shares in accordance with the Beneficial Owner’s voting instructions on the Trustee Instruction Form.

Q:	WHAT IS A PROXY?

A:	A proxy is a natural person who serves as a representative of a Member and who is appointed and authorized by such Member to vote the ordinary shares of the Company owned by such Member as a member of record. The proxy is obligated to follow the voting instructions provided by the Member on the Proxy Card.

On the enclosed Proxy Card, a Member can name, in order of preference, one or two proxies. If a Member elects not to appoint a named proxy on the Proxy Card, or if for any reason a Member’s named proxy is unable to attend, the Chairman of the Annual General Meeting will vote the Member’s ordinary shares in accordance with the Member’s voting instructions. Please note that a Member can return a Proxy Card without appointing a named proxy.

Q:	WHICH VOTING FORM SHOULD A MEMBER USE TO APPOINT A PROXY?

A:	Members that hold ordinary shares in their own names should use the enclosed Proxy Card (the blue form). Once a Member has marked its voting instructions on the enclosed Proxy Card and has signed, had a witness sign and date the Proxy Card, the Proxy Card should be returned to the Company using the envelope provided and must be received by the time of the Annual General Meeting (10 a.m. Paris time, which is 4 a.m. Washington, D.C. time and 9 a.m. London time) on October 20, 2004 in order to be counted.

Please note that an entity that is both a Member of record with respect to certain ordinary shares registered in its own name and a Beneficial Owner with respect to certain ordinary shares held under a Legal Mortgage of Shares should complete and return both a Proxy Card (the blue form) and the Trustee Instruction Form for Codan Trust Company Limited (the green form).

Q:	WHICH VOTING FORM SHOULD A BENEFICIAL OWNER USE?

A:	A Beneficial Owner that is a party to the Trust Agreement II should use the enclosed Trustee Instruction Form for The Bank of New York (the yellow form).

A Beneficial Owner that is a party to a Legal Mortgage of Shares should use the enclosed Trustee Instruction Form for Codan Trust Company Limited (the green form).

Once a Beneficial Owner has marked its voting instructions on the Trustee Instruction Form and has signed and dated the form, the form should be sent directly to the applicable trustee using the envelope provided and must be received by such trustee on or prior to October 13, 2004. Please note that an entity that is both a Member of record with respect to certain ordinary shares registered under its own name and a Beneficial Owner with respect to certain ordinary shares held under a Legal Mortgage of Shares should complete and return both a Proxy Card (the blue form) and the Trustee Instruction Form for Codan Trust Company Limited (the green form).

Q:	WHAT IF A MEMBER SIGNS THE PROXY CARD BUT FAILS TO PROVIDE VOTING INSTRUCTIONS?

A:	In order to properly submit a Proxy Card, a Member should (1) mark its voting instructions on the enclosed Proxy Card, (2) sign, (3) have a witness sign and (4) date the Proxy Card and (5) return it using the envelope provided. If a Member provides specific voting instructions, then the ordinary shares will be voted as instructed. If a Member signs and otherwise completes the Proxy Card but does not provide specific voting instructions, then the appointed proxy will vote FOR Item 1—approval of the amendments to bye-law 45(4) of the Company’s bye-laws; will vote FOR Item 2—approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement; will ABSTAIN from voting on Item 3—election of the Class I Directors; and will vote FOR Item 4—appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

In its discretion, the appointed proxy is authorized to transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Q:	WHAT IF A BENEFICIAL OWNER SIGNS THE TRUSTEE INSTRUCTION FORM BUT FAILS TO PROVIDE VOTING INSTRUCTIONS?

A:	In order to properly submit a Trustee Instruction Form, a Beneficial Owner should (1) mark its voting instructions on the enclosed Trustee Instruction Form, (2) sign and (3) date it and (4) send the form directly to the applicable trustee using the envelope provided.

If a Beneficial Owner that is a party to a Legal Mortgage of Shares signs a Trustee Instruction Form but fails to provide voting instructions, the trustee will ABSTAIN from voting that Beneficial Owner’s beneficially held ordinary shares. The trustee under the Legal Mortgages of Shares does not have the authority to transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

If a Beneficial Owner that has ordinary shares held in trust for it under the Trust Agreement II signs the Trustee Instruction Form but fails to provide voting instructions, then the trustee will vote FOR Item 1—approval of the amendments to bye-law 45(4) of the company’s bye-laws; will vote FOR Item 2—approval of the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement; will ABSTAIN from voting on Item 3—election of the Class I Directors; and will vote FOR Item 4—appointment of KPMG LLP as the Company’s independent auditor for a term expiring at the close of the 2005 annual general meeting of members of the Company and authorization of the Company’s board of directors, acting through its Audit Committee, to determine the fees for the services of the Company’s independent auditor.

Q:	WHEN ARE THE PROXY CARD AND TRUSTEE INSTRUCTION FORM DUE?

A:	For a Member, the completed, signed, witnessed and dated Proxy Card must be received by the time of the Annual General Meeting (10 a.m. Paris time, which is 4 a.m. Washington, D.C. time and 9 a.m. London time) on October 20, 2004. Proxy Cards that would be received by the Company after this time if returned using the envelope provided may be faxed directly to the Company c/o Intelsat Global Service Corporation in Washington, D.C. at +1 (202) 944-7992 to the attention of Rick Nash. In any case, Proxy Cards must be received by the time of the Annual General Meeting.

For a Beneficial Owner, the completed, signed and dated Trustee Instruction Form must be received by the applicable trustee on or prior to October 13, 2004.

Q:	CAN MEMBERS OR BENEFICIAL OWNERS CHANGE THEIR VOTING INSTRUCTIONS?

A:	A Member may change its voting instructions at any time prior to the Annual General Meeting. For ordinary shares held directly in a Member’s name, the Member may change its voting instructions by submitting a new Proxy Card bearing a later date (which automatically revokes the earlier Proxy Card). If a Member chooses to send in a new Proxy Card, it must still be received by the Company by the time of the Annual General Meeting (10 a.m. Paris time, which is 4 a.m. Washington, D.C. time and 9 a.m. London time) on October 20, 2004. Proxy Cards that would be received by the Company after this time if returned using the envelope provided may be faxed directly to the Company, c/o Intelsat Global Service Corporation in Washington, D.C. at +1 (202) 944-7992 to the attention of Rick Nash. In any case, Proxy Cards must be received by the time of the Annual General Meeting.

A Beneficial Owner may change its vote by submitting a new Trustee Instruction Form to the applicable trustee bearing a later date (which automatically revokes the earlier Trustee Instruction Form). The new Trustee Instruction Form must still be received by the applicable trustee on or prior to October 13, 2004.

If you require a new Proxy Card or Trustee Instruction Form, please contact Rick Nash, Assistant Secretary of the Company, by telephone at +1 (202) 944-7548 or by e-mail at rick.nash@intelsat.com.

Q:	HOW WILL VOTING BE CONDUCTED?

A:	Voting will be conducted as follows: (i) Items 1, 2 and 3 will require a poll and (ii) Item 4 will require a show of hands. Each person present at the Annual General Meeting and entitled to vote at such a meeting will be furnished with a ballot on which to record his or her vote for Items 1, 2 and 3.

Q:	WHO WILL COUNT THE VOTES?

A:	For Items 1 and 2, a committee of not less than two Members or proxy holders appointed by the Chairman of the Annual General Meeting will tabulate the votes, and the results of the vote will be declared by the Chairman of the Annual General Meeting. For Item 3, pursuant to the Company’s bye-laws, the Bermuda representative will tabulate the votes for the election of Class I directors. For more information regarding the tabulation of votes for the election of Class I directors by the Bermuda representative, see “Questions and Answers About the Election of Class I Directors—How Are Votes Counted for the Election of Directors?” For Item 4, the vote will be done on a show of hands, and the results of the vote will be declared by the Chairman of the Annual General Meeting.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL GENERAL MEETING?

A:	The quorum requirement for the Annual General Meeting is met if at least two persons are present in person, and represent in person or by proxy in excess of 50% of the total issued and outstanding ordinary shares of the Company throughout the meeting. If within 30 minutes from the time appointed for the Annual General Meeting a quorum is not present, the Annual General Meeting will be adjourned to the same day one week later, at the same time and place, in which event further notice will not be given, or to such other day, time or place as determined by the Secretary or the Assistant Secretary of the Company.

ITEM 1:	APPROVAL OF THE AMENDMENTS TO BYE-LAW 45(4) OF THE COMPANY’S BYE-LAWS

RESOLVED, that the lead-in to bye-law 45(4) of the bye-laws of Intelsat, Ltd. (the “Company”) be and hereby is amended in its entirety to read as follows:

“(4) Notwithstanding paragraph (1) of this Bye-law, prior to the Public Offering Date, the following actions may not be taken and the following transactions may not be consummated by the Company without the approval, at an annual or special general meeting at which a quorum meeting the requirements of Bye-law 39 is present, of Members representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company:”

and

FURTHER RESOLVED, that clause (h) of bye-law 45(4) of the Company’s bye-laws be and hereby is amended in its entirety to read as follows:

“(h) an amalgamation, merger or consolidation of the Company or any of its subsidiaries with or into any other entity in which the value of the business or assets to be acquired or disposed of by the Company in, or that are the subject of, such transaction or, in the case of an amalgamation, in which the value of the amalgamation consideration paid in exchange for the cancellation of shares in one of the amalgamating companies, as the case may be, exceeds U.S. $1 billion; PROVIDED THAT this clause (h) shall not apply to amalgamations, mergers or consolidations solely between the Company and its subsidiaries;”

Members representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company must approve Item 1.

The Board of Directors recommends a vote FOR Item 1.

ITEM 2:	APPROVAL OF THE TRANSACTION AGREEMENT, THE AMALGAMATION AGREEMENT, THE AMALGAMATION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENT AND THE AMALGAMATION AGREEMENT

RESOLVED, that each of (a) the Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, among Intelsat, Ltd. (the “Company”), Intelsat (Bermuda), Ltd., Zeus Holdings Limited, Zeus Merger One Limited and Zeus Merger Two Limited (the “Transaction Agreement”), (b) the Amalgamation Agreement, dated as of September 8, 2004, between the Company and Zeus Merger One Limited (the “Amalgamation Agreement”), (c) the amalgamation of the Company and Zeus Merger One Limited and (d) the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement, be and hereby are approved and adopted.

Members representing not less than 60% of the voting power of the total issued and outstanding voting shares in the Company must approve Item 2.

The Board of Directors recommends a vote FOR Item 2.

ITEM 3:	ELECTION OF CLASS I DIRECTORS

The following sets forth information as to each person nominated by the Nominating Committee of the Board of Directors for election as a Class I director of the Company at the Annual General Meeting, including his age, present principal occupation, business experience during the last five years, principal directorships in other organizations or companies and information regarding whether each such person has been recommended as an independent or a non-independent director. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director. Pursuant to the Company’s bye-laws, the Board of Directors has also determined that there be a minimum number of four independent director positions in this class of directors to be elected, whose terms will expire at the 2007 annual meeting of the members of the Company or at such time as their successors are elected and qualified.

DIRECTOR CANDIDATES NOMINATED BY
THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors, acting through its Nominating Committee, recommends votes FOR, in equal portions, director candidates nominated by the Nominating Committee of the Board of Directors to hold office for a term expiring at the 2007 annual general meeting of the members of the Company or at such time as their successors are elected and qualified.

     Mr. Herbert Fiuza, age 68, a director of Intelsat, Ltd. since July 2001, has been a consultant for SKY Brasil Servicios Ltda. since May 1999, and was a consultant for Distel Holding SA from May 1999 to February 2003, Director of Technology of Globo Cabo S.A. from September 1996 to May 1999 and Director of Technology of Net Brasil from July 1994 to September 1996. Mr. Fiuza is an independent director nominee, and currently serves on the Compensation Committee.

     Dr. Hans Fjøsne, age 65, a director of Intelsat, Ltd. since July 2001, has been Chief Technical Officer of Telenor Broadcast Holding, A.S., formerly Telenor Plus, since January 2002 and of Telenor Broadband Services A.S. from January 2000 to December 2001. He is also a director of Telenor Satellite Broadcasting AS. He was Director of Strategy and Technology for Telenor Satellite Services A.S. from September 1996 to December 1999 and Director for Satellite Broadcasting for Telenor Satellite Services A.S. from July 1993 to September 1996. Dr. Fjøsne is a non-independent director nominee, and currently serves on the Compensation Committee.

     Mr. Gary Howard, age 53, a director of Intelsat, Ltd. since July 2001, has served as a director of Liberty Media Corporation since July 1998. Mr. Howard served as Executive Vice President, Chief Operating Officer of Liberty Media until January 2004 and as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 until April 2000. Mr. Howard also served as Executive Vice President of Tele-Communications, Inc. (TCI) from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is an independent director nominee, and currently serves on the Strategic Affairs & Finance Committee.

     Mr. Conny Kullman, age 54, Chief Executive Officer and a director of Intelsat, Ltd. since July 2001, was Director General and Chief Executive Officer of the IGO from October 1998 to July 2001. He has been a director of Galaxy Satellite Broadcasting Limited and Galaxy Satellite TV Holdings Limited since February 2003 and a director of U.S. Friends of Chalmers University of Technology, Inc. since

April 2002. Mr. Kullman previously served as Vice President of Operations and Engineering of the IGO from December 1997 to October 1998, Vice President of Operations of the IGO from April 1996 to December 1997, Vice President and Chief Information Officer of the IGO from September 1994 to April 1996, Director of Operations Plans/Sales Operation of the IGO from July 1992 to September 1994, Director of Systems Operation of the IGO from August 1990 to July 1992 and a systems engineer for the IGO from August 1983 to August 1990. Mr. Kullman is a non-independent director nominee.

     Mr. Philippe-Olivier Rousseau, age 47, a director of Intelsat, Ltd. since July 2001, is currently Managing Director for BNP Paribas Media & Telecoms Finance Group, a division of BNP Paribas Group, and served as its Executive Director from November 2001 to June 2004. He is also a director of Music Choice Europe plc. He was Global Head of Media & Telecommunications for BNP Paribas Corporate Finance from January 2000 to November 2001. He was Executive Vice President of Banexi (Group BNP) from July 1998 to December 1999 and Commissioner of Conseil supérieur de l’audiovisuel (CSA) from January 1993 to July 1998. Mr. Rousseau is an independent director nominee, and currently serves on the Compensation Committee.

     Mr. Christopher Vonwiller, age 61, a director of Intelsat, Ltd. since July 2001, has been a Director of Appen Pty Limited since August 1999, and was Chief Executive Officer of Atlas Travel Technologies Pty Limited from January 1997 to August 1999 and Managing Director of Multimedia Products for Telstra Multimedia Pty Limited from July 1994 to December 1996. Mr. Vonwiller is currently a director of Quantum Financial Services Australia Pty Limited and a director of the Warren Centre for Advanced Engineering. Mr. Vonwiller is an independent director nominee, and currently serves as Chairman of the Audit Committee.

ITEM 4:	APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR A TERM EXPIRING AT THE CLOSE OF THE 2005 ANNUAL GENERAL MEETING OF MEMBERS OF THE COMPANY AND AUTHORIZATION OF THE COMPANY’S BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO DETERMINE THE FEES FOR THE SERVICES OF THE COMPANY’S INDEPENDENT AUDITOR

RESOLVED, that KPMG LLP be and hereby is appointed as the independent auditor of Intelsat, Ltd. (the “Company”) for a term expiring at the close of the 2005 annual general meeting of members of the Company and that the Company’s board of directors, acting through its Audit Committee, be and hereby is authorized to determine the fees for the services of the Company’s independent auditor.

Members representing a majority of the votes cast at the Annual General Meeting must approve Item 4.

The Board of Directors, acting through its Audit Committee, recommends a vote FOR Item 4.

EXHIBIT A

TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

Among

INTELSAT, LTD.,
INTELSAT (BERMUDA), LTD.,
ZEUS HOLDINGS LIMITED,
ZEUS MERGER ONE LIMITED

and

ZEUS MERGER TWO LIMITED

Dated as of August 16, 2004

TABLE OF CONTENTS

ARTICLE I
The Amalgamation

1.1.	The Amalgamation and the Sub Amalgamation	2
1.2.	Closing Date	2
1.3.	Effective Time	3
1.4.	Effect of the Amalgamation and the Sub Amalgamation	3
1.5.	Directors; Officers	3
1.6.	Effect on Shares	4
1.7.	Surrender and Payment	5
1.8.	Dissenters’ Rights	6
1.9.	Company Equity Awards	7

ARTICLE II
Representations and Warranties

2.1.	Representations and Warranties of the Company	9
2.2.	Representations and Warranties of Parent, Amalgamation Sub and Amalgamation Sub Two	27

ARTICLE III
Covenants

3.1.	Interim Operations	33
3.2.	Acquisition Proposals	38
3.3.	Information Supplied	40
3.4.	Shareholders Meeting	40
3.5.	Filings; Other Actions; Notification	41
3.6.	Access	43
3.7.	Publicity	44
3.8.	Employee Benefits	44
3.9.	Expenses	45
3.10.	Indemnification; Directors’ and Officers’ Insurance	45
3.11.	Takeover Statute	47
3.12.	Conduct of Parent	47
3.13.	Debt Financing	47
3.14.	ORBIT Act Matters	49

i

ARTICLE IV
Conditions

4.1.	Conditions to Each Party’s Obligation to Effect the Amalgamation	50
4.2.	Conditions to Obligations of Parent and Amalgamation Sub	51
4.3.	Conditions to Obligation of the Company	53

ARTICLE V
Termination

5.1.	Termination by Mutual Consent	54
5.2.	Termination by Either Parent or the Company	54
5.3.	Termination by the Company	54
5.4.	Termination by Parent	54
5.5.	Effect of Termination and Abandonment	55

ARTICLE VI
Miscellaneous and General

6.1.	Survival	56
6.2.	Modification or Amendment	57
6.3.	Waiver	57
6.4.	Counterparts	57
6.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	57
6.6.	Notices	58
6.7.	Entire Agreement	59
6.8.	No Third Party Beneficiaries	59
6.9.	Obligations of Parent and of the Company	59
6.10.	Transfer Taxes	59
6.11.	Definitions	59
6.12.	Severability	60
6.13.	Interpretation; Construction	60
6.14.	Assignment	60

ii

EXHIBITS

ANNEXES

ANNEX A	Company Disclosure Letter
ANNEX B	Parent Disclosure Letter
ANNEX C	Debt Financing Commitment Letters
ANNEX D	Equity Financing Commitment Letters

iii

TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

          TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION (this “Agreement”), dated as of August 16, 2004, among Intelsat, Ltd., a Bermuda company (the “Company”), Intelsat (Bermuda), Ltd., a Bermuda company and a wholly owned subsidiary of the Company (“Bermuda Limited”), Zeus Holdings Limited, a Bermuda company (“Parent”), Zeus Merger One Limited, a Bermuda company and a wholly owned subsidiary of Parent (“Amalgamation Sub” and the Company and Amalgamation Sub sometimes being hereinafter collectively referred to as the “Constituent Companies”), and Zeus Merger Two Limited, a Bermuda company and wholly owned subsidiary of Amalgamation Sub (“Amalgamation Sub Two”).

RECITALS

          WHEREAS, it is proposed that the Company and Amalgamation Sub amalgamate under the Laws (as defined in Section 2.1(i)) of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Company”) upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement (as defined in Section 1.1(a)) and in accordance with the Companies Act 1981 of Bermuda (the “Companies Act”);

          WHEREAS, it is proposed that, concurrent with the Amalgamation, Bermuda Limited and Amalgamation Sub Two amalgamate under the Laws of Bermuda (the “Sub Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Sub Company”) upon the terms and subject to the conditions of this Agreement and the Sub Amalgamation Agreement (as defined in Section 1.1(b)) and in accordance with the Companies Act;

          WHEREAS, the board of directors of each of the Company, Bermuda Limited, Amalgamation Sub and Amalgamation Sub Two has, as applicable, (a) determined that the Amalgamation or the Sub Amalgamation is advisable and in the best interests of the Company, Bermuda Limited, Amalgamation Sub or Amalgamation Sub Two, as the case may be, and (b) approved and adopted this Agreement, the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, or the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement, as the case may be;

          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and a certain beneficial owner of Shares of the Company are entering into a Voting Agreement, of even date herewith, in respect of Shares (as defined in Section 1.6(a)) beneficially owned by such entity, substantially in the form attached as Exhibit B (the "Voting Agreement”) hereto.

          WHEREAS, the board of directors of Parent has approved and adopted this Agreement, the Voting Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement;

          WHEREAS, the Company, as sole member of Bermuda Limited, has approved and adopted this Agreement, the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement;

          WHEREAS, Parent, as sole member of Amalgamation Sub, and Amalgamation Sub, as the sole member of Amalgamation Sub Two, have approved this Agreement, the Amalgamation Agreement, the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be; and

          WHEREAS, the Company, Bermuda Limited, Parent, Amalgamation Sub and Amalgamation Sub Two desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

The Amalgamation

          1.1. The Amalgamation and the Sub Amalgamation. (a) Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, substantially in the form attached as Exhibit C (the “Amalgamation Agreement”) hereto, and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub and the Company shall amalgamate and the Company and Amalgamation Sub shall continue as a Bermuda exempted company as a result of the Amalgamation.

          (b) Upon the terms and subject to the conditions set forth in this Agreement and the Sub Amalgamation Agreement, substantially in the form attached as Exhibit D (the “Sub Amalgamation Agreement”) hereto, and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub Two and Bermuda Limited shall amalgamate and Bermuda Limited and Amalgamation Sub Two shall continue as a Bermuda exempted company as a result of the Sub Amalgamation.

          1.2. Closing Date. The closing of the transactions provided for in this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (the “Closing”) shall be held at Appleby Spurling Hunter, Canon’s Court, 22 Victoria Street, Hamilton, HM EX Bermuda, at 10:00 a.m., local time, on the first business day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and on such other date as shall be agreed to by the parties hereto in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean a day other than (a) Saturday or Sunday or (b) any other day on which banks in the city and state of New York or in Hamilton, Bermuda are permitted or required to be closed.

          1.3. Effective Time. On the Closing Date, as promptly as practicable following the Closing, the parties hereto shall cause the Amalgamation and the Sub Amalgamation to be consummated by filing the memorandum of association (the “Memorandum of Association”) of the Amalgamated Company, as set forth in the Amalgamation Agreement, the memorandum of association of the Amalgamated Sub Company, as set forth in the Sub Amalgamation Agreement (the “Amalgamated Sub Company Memorandum of Association”) and all other documents required by Section 108 of the Companies Act (together with the Memorandum of Association and the Amalgamated Sub Company Memorandum of Association, the “Section 108 Documents”) with the Bermuda Registrar of Companies (“ROC”) in accordance with Section 108 of the Companies Act. The term “Effective Time” means the date and time that the Amalgamation and the Sub Amalgamation shall become effective pursuant to the Companies Act (such time of the Sub Amalgamation being at or immediately following the time of the Amalgamation, at the Parent’s election). The bye-laws (the “Bye-Laws”) of the Amalgamated Company shall be as set forth in the Amalgamation Agreement, and the bye-laws (the “Amalgamated Sub Company Bye-Laws”) of the Amalgamated Sub Company shall be as set forth in the Sub Amalgamation Agreement.

          1.4. Effect of the Amalgamation and the Sub Amalgamation. At the Effective Time, the effect of the Amalgamation and the Sub Amalgamation shall be as provided in Section 109 of the Companies Act.

          1.5. Directors; Officers. (a) From and after the Effective Time, the directors of the Amalgamated Company shall be as set forth in the Amalgamation Agreement, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement.

          (b) From and after the Effective Time, the directors of the Amalgamated Sub Company shall be as set forth in the Sub Amalgamation Agreement, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Amalgamated Sub Memorandum of Association, the Amalgamated Sub Bye-Laws, this Agreement and the Sub Amalgamation Agreement. The officers of Bermuda Limited at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Sub Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Amalgamated Sub Memorandum of Association, the Amalgamated Sub Bye-Laws, this Agreement and the Sub Amalgamation Agreement.

          1.6. Effect on Shares. Pursuant to the terms of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and the Sub Amalgamation and without any action on the part of Amalgamation Sub, the Company, Bermuda Limited, Amalgamation Sub Two, Parent as the holder of the shares of Amalgamation Sub, Amalgamation Sub as the holder of the shares of Amalgamation Sub Two, the holders of the ordinary shares, par value $3.00 per share (the “Shares”), of the Company, or holders of the common shares, par value $1.00 per share, of Bermuda Limited (the “Bermuda Shares”):

          (a) Amalgamation Consideration. Subject to and in accordance with the procedures set forth in Section 1.7, each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below)) shall be converted into the right to receive the lesser of $18.75 in cash or, in the event the IPO (as defined in Section 3.14) closes, the Adjusted Amount (as defined in Section 3.14), in each case, without interest (the “Amalgamation Consideration”) and any holder of Shares shall look only to the Exchange Agent for such Amalgamation Consideration in accordance with Section 1.7. At the Effective Time, the Shares shall no longer be issued and outstanding and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares) shall represent only the right to receive the Amalgamation Consideration, without interest thereon, subject to and in accordance with Section 1.7. For purposes of this Agreement, the term “Excluded Shares” means (A) Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary (as defined in Section 2.1(a)) of Parent (not held on behalf of, or as security for obligations owed by, third parties), (B) Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties), and (C) unvested Restricted Shares (as defined in Section 1.9(b)).

          (b) Cancellation of Shares. Except as set forth in Section 1.8 with respect to Shares held by Dissenting Shareholders and in Section 1.9(b) with respect to the Restricted Shares, each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, shall cease to be issued and outstanding and shall be cancelled without any conversion or payment of any consideration therefor.

          (c) Amalgamation Sub. Each ordinary share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value $1.00 (an “Amalgamated Company Share”) of the Amalgamated Company.

          (d) Amalgamation Sub Two. Each ordinary share of Amalgamation Sub Two issued and outstanding immediately prior to the Effective Time, by virtue of the Sub Amalgamation and without any action on the part of the holder thereof, shall cease to be issued and outstanding and shall be cancelled without any conversion or payment of any consideration thereof. Each Bermuda Share issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value $1.00 (an “Amalgamated Sub Company Share”) of the Amalgamated Sub Company.

          1.7. Surrender and Payment.

          (a) Exchange Agent and Exchange Procedures.

          (i) Exchange Agent. Concurrent with Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company’s prior approval, which approval shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Shares, cash in respect of the aggregate Amalgamation Consideration, to be paid pursuant to Section 1.6 in exchange for issued and outstanding Shares upon due surrender of the Certificates and other materials pursuant to the provisions of this Article I (such cash in respect of the aggregate Amalgamation Consideration, being hereinafter referred to as the “Exchange Fund”).

          (ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall and Parent shall cause the Exchange Agent to mail to each registered holder of Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Amalgamation Consideration, in each case, as reasonably agreed upon by the Company. Upon the surrender of a Certificate to the Exchange Agent in accordance with the terms of the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Amalgamation Consideration in accordance with Section 1.6 and this Section 1.7, without interest thereon. To be effective, a letter of transmittal must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office on the day specified in the letter of transmittal and (y) accompanied by the Certificate(s) representing the Shares as to which the exchange is being made (or by an appropriate guarantee of delivery of such Certificate(s) in accordance with the terms of the letter of transmittal). The Exchange Agent, in consultation with Parent and the Company, shall make all computations necessary to give effect to the provisions of this Section 1.7. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, and whether letters of transmittal have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a letter of transmittal submitted to the Exchange Agent. For purposes of this Agreement, the term “Person” shall mean any individual or any company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (b) Transfers. At or after the Effective Time, there shall be no transfers on the register of members of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time.

          (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of the Shares for 180 days after the Effective Time shall be delivered to Parent. Any holder of the

Shares that has not theretofore complied with this Article I shall thereafter look only to Parent for payment of any cash in respect of the Amalgamation Consideration payable pursuant to Section 1.6 and Section 1.7, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Amalgamated Company, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Amalgamation Consideration would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (e) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a share consolidation, reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Amalgamation Consideration shall be equitably adjusted.

          (f) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax (as defined in Section 2.1(e)) Laws. To the extent that amounts are so withheld by Parent, Amalgamation Sub, the Amalgamated Company or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which the deduction and withholding was made by Parent, Amalgamation Sub, the Amalgamated Company or the Exchange Agent, as the case may be.

          1.8. Dissenters’ Rights. The Company shall give Parent (a) prompt notice of the existence of any registered holder (each a “Dissenting Shareholder”) that has properly dissented pursuant to Section 108 of the Companies Act, (b) prompt notice of attempted withdrawals by Dissenting Shareholders of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Shares held by Dissenting Shareholders and any other instruments served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Shares, as provided in Section 106 of the Companies Act and (c) the opportunity to direct any and all negotiations and proceedings with respect to demands for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

          1.9. Company Equity Awards.

          (a) Company Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Share Plans (as defined in Section 2.1(b)) that is vested as of the Effective Time (a “Vested Company Option”), shall automatically be cancelled at the Effective Time and converted into the right to receive, at the Effective Time, a lump sum cash payment (less applicable Taxes required to be withheld with respect to such payment) equal to the product of (i) the number of shares subject to such Vested Company Option and (ii) the excess, if any, of (A) the Amalgamation Consideration over (B) the exercise price per share of such Vested Company Option (the product of such amounts, the “Cash Payment”). Each outstanding Company Option other than a Vested Company Option (each, an “Unvested Company Option”) shall automatically be cancelled at the Effective Time, and Parent shall cause an amount equal to the product of (i) the number of shares subject to such Unvested Company Option and (ii) the excess, if any, of (A) the Amalgamation Consideration over (B) the exercise price per share of such Unvested Company Option to be credited as an opening balance of a deferred compensation account for each holder of Unvested Company Options, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Unvested Company Options would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. All amounts in each holder’s deferred compensation account shall be deemed to receive a rate of return equal to the Amalgamated Company’s rate of interest on its revolving credit line (not to exceed 5% per year). Upon vesting of the account, each holder shall be entitled to payment as soon as practicable following the vesting date, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of the vested portion of such holder’s deferred compensation account, based on the performance of such deemed investments, less applicable Taxes required to be withheld with respect to such payment.

          (b) Restricted Shares and Restricted Share Units. At the Effective Time, each outstanding restricted Share granted under the Company’s 2004 Share Incentive Plan (the “2004 Plan”) (each, a “Restricted Share”) that is unvested and each outstanding restricted Share unit granted under the 2004 Plan (each, a “Restricted Share Unit”, and together with the Restricted Shares, the “Restricted Company Shares”) that is unvested shall automatically be cancelled, and Parent shall cause an amount equal to the Amalgamation Consideration to be credited with respect to each Restricted Company Share so cancelled as an opening balance of a deferred compensation account for each holder of Restricted Company Shares, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Restricted Company Shares would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. All amounts in each holder’s deferred compensation account shall be deemed to receive a rate of return equal to the Amalgamated Company’s rate of interest on its revolving credit line (not to exceed 5% per year). Upon vesting of the account, each holder shall be entitled to payment as soon as practicable following the vesting date, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of such holder’s deferred compensation account, based on the performance of such deemed investments, less applicable Taxes required to be withheld with respect to such payment.

          (c) Terminated Employees. Notwithstanding anything to the contrary set forth in this Section 1.9 and Sections 1.6 and 1.7, at the Effective Time:

          (i) each Company Option under the 2004 Share Incentive Plan, whether or not exercisable, which is held by an Employee (as defined in Section 2.1(h)(i)) of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable share option agreement by which such Company Option is evidenced, shall be cancelled and Parent shall cause such Employee to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (A) the total number of Shares such Employee would have been entitled to receive had such Employee exercised such Company Option in full immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Amalgamation Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

          (ii) each Restricted Share, whether or not then vested, which is held by an Employee of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable restricted share agreement by which such Restricted Share is evidenced shall be cancelled and Parent shall cause such Employee to receive in respect of each such cancelled Restricted Share, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Amalgamation Consideration less applicable Taxes required to be withheld with respect to such payment.

          (iii) each Restricted Share Unit, whether or not then vested, which is held by an Employee of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable restricted share unit agreement by which such Restricted Share Unit is evidenced shall be cancelled and Parent shall cause such Employee to receive in respect of each such cancelled Restricted Share Unit, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Amalgamation Consideration less applicable Taxes required to be withheld with respect to such payment.

          (d) No Other Company Equity Awards. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Amalgamated Company will not be bound by any options, rights, units, awards or arrangements which would entitle any person, other than Parent or its Subsidiaries, to beneficially own shares of the Amalgamated Company or receive any payments (other than as set forth in this Section 1.9 and Section 2.1(b) in respect of such options, rights, units, awards or arrangements.

          (e) Necessary Actions; Transfer of Authorities.

          (i) Prior to the Effective Time, the Company shall deliver appropriate notices (which notices shall have been approved by the Parent) to each holder of Company Options, Restricted Shares and Restricted Share Units setting forth each holder’s rights pursuant to the respective Share Plans, stating that such Company Options, Restricted Shares, and Restricted Share Units shall be treated in the manner set forth in this Section 1.9. In addition, the Company shall cause the administrator of the Company Stock Plans to take such actions under the Share Plans as are necessary to accomplish the provisions of this Section 1.9.

          (ii) Prior to the Effective Time, the Company shall take all necessary or appropriate action (including amending any of the Share Plans or the other Company Benefit Plans or making adjustments as permitted thereby) to effectuate the assignment, as of the Effective Time, to the board of directors of the Amalgamated Company of the authorities and responsibilities of the board of directors of the Company (the “Board of Directors”) or any committee thereof with respect to the Share Plans and any other Company Benefit Plans.

ARTICLE II

Representations and Warranties

          2.1. Representations and Warranties of the Company. Except as set forth in the corresponding section of the disclosure letter delivered to Parent by the Company immediately prior to entering into this Agreement and attached as Annex A hereto (the “Company Disclosure Letter”) (or another section thereof, providing that the applicability or relevance to such other section is reasonably apparent from the face of the disclosure), the Company hereby represents and warrants to Parent, Amalgamation Sub and Amalgamation Sub Two that:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its Significant Subsidiaries’ (as defined below) memoranda of association, certificates of incorporation, charters, by-laws, bye-laws and other comparable governing instruments, each as amended to the date hereof. Each such document so delivered is in full force and effect. Section 2.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Significant Subsidiaries is organized and qualified to do business.

          For purposes of this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Amalgamation Sub, as the case may be, any entity, whether incorporated or unincorporated (other than those entities listed in Section 2.1(a)(i) of the Company Disclosure Letter), of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the

"Exchange Act”), (iii) “Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified and (iv) “Company Material Adverse Effect” means any effect, event, change or state of fact that, individually or in the aggregate, (1) is materially adverse to the condition (financial or otherwise), properties, business or results of operations of the Company (or, after the Effective Time, the Amalgamated Company) and its Subsidiaries taken as a whole; provided, however, that no such effect, event, change or state of fact resulting from any (A) change in Law, U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof that applies to the Company, (B) change in economic, business or financial market conditions generally or in the fixed satellite services industry specifically or (C) items set forth in Section 2.1(a)(iv)(D) of the Company Disclosure Letter, shall be deemed to be a Company Material Adverse Effect (except, in the cases of clauses (A) and (B) to the extent such effect, event, change or state of fact has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the fixed satellite services industry) or (2) would prevent, render illegal, delay beyond the Termination Date (as defined in Section 5.2(a)) or materially impair the ability of the Company to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (each as in the form attached hereto). For purposes of all representations and warranties contained in this Section 2.1, the phrase “transactions contemplated by this Agreement” includes the Debt Financing (as defined in Section 2.2(j)(ii)) and assumes that the Debt Financing obtained by Parent at the Closing will substantially be on the terms and conditions set forth in the Debt Financing Commitment Letters (as defined in Section 2.2(j)(i)) delivered to the Company by Parent pursuant to Section 2.2(j)(ii)).

          (b) Capital Structure. The authorized share capital of the Company consists of (i) 216,666,666 2/3 Shares, of which 166,666,755 Shares were issued and outstanding as of the date hereof (which number includes 6,284,635 Shares held by Intelsat (Bermuda), Ltd. and does not include 602,555 Restricted Shares) and (ii) 2,500,000 preference shares, $3.00 par value per share (the "Preference Shares”), of the Company, of which none was issued or outstanding as of August 1, 2004. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than not more than 10,053,333 Shares reserved for issuance, as of July 15, 2004, pursuant to the Company’s 2001 Share Option Plan (the “2001 Plan”) and the 2004 Plan (together, the “Share Plans”), the Company has no Shares or Preference Shares reserved for issuance. Section 2.1(b) of the Company Disclosure Letter contains a correct and complete list of outstanding (subject to award) Company Options, Restricted Shares and Restricted Stock Units as of August 1, 2004. Each of the issued and outstanding shares or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above in this Section 2.1(b) or the Transaction Agreement, dated as of May 11, 2004, among COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC, COMSAT New Services, Inc., Intelsat Government Solutions Corporation, Intelsat MTC LLC and the Company (the “COMSAT General Transaction Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Shares or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of the Shares on any matter. For purposes of this Agreement, the term “non-assessable”, when used with respect to shares of the Company, Parent or any of their respective Subsidiaries organized under Bermuda Law, means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares. Other than the 6,284,635 Shares held by Bermuda Limited, no Subsidiary of the Company owns any Shares.

          (c) Corporate Authority and Approval. (i) Each of the Company and Bermuda Limited has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, and to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, subject only to (A) the receipt of the Company Shareholder Approval (as defined below) and (B) the execution, filing and recording of the Section 108 Documents with the ROC in accordance with the Companies Act. The Board of Directors of the Company has approved for any relevant purpose under Bermuda Law or the memorandum of association and bye-laws of the Company the execution and delivery by Parent and a certain shareholder of the Company of the Voting Agreement. For purposes of this Agreement, the term “Company Shareholder Approval” means approval by holders of 60% of the issued and outstanding Shares at a meeting of the holders of the Shares (the “60% Vote”) where, throughout the meeting, there is a quorum of at least two persons present and representing in person or by proxy more than 50% of the issued and outstanding Shares (the "Quorum”) of (x) an amendment to bye-law 45(4) of the Company’s bye-laws, which clarifies that the vote required to be obtained from holders of the Shares in order to approve this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement is the 60% Vote and that the quorum necessary to hold a meeting to approve this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement is the Quorum, and (y) this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement. The Company Shareholder Approval is the only vote or approval of holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to enter into or consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (ii) Each of this Agreement and the Amalgamation Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. Each of this Agreement and the Sub Amalgamation Agreement is a valid and binding agreement of Bermuda Limited enforceable against Bermuda Limited in accordance with its terms.

          (iii) The Board of Directors of the Company has: (A) by unanimous vote of all directors approved and declared advisable, and in the best interests of the Company, this Agreement, the Voting Agreement, the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, as well as the other matters referred to as comprising the Company Shareholder Approval, (B) received the opinion or opinions of Morgan Stanley & Co. Incorporated and/or Merrill Lynch Pierce Fenner & Smith to the effect that, as of the date of such opinion, the Amalgamation Consideration to be received by the holders of Shares in connection with the Amalgamation is fair to such holders from a financial point of view (and an executed copy of each such opinion has been delivered to Parent prior to or on the date hereof, or, if not yet delivered to the Company in writing, promptly following delivery of such opinion in writing to the Company), (C) by unanimous vote of all directors resolved to recommend approval of the matters comprising the Company Shareholder Approval to the holders of Shares and (D) by unanimous vote of all directors directed that the matters comprising the Company Shareholder Approval be submitted to the holders of Shares for their approval and adoption. The Board of Directors of Bermuda Limited has, by unanimous vote of all of the directors, approved and declared advisable, and in the best interests of Bermuda Limited, and the Company, as the sole shareholder of Bermuda Limited, has approved this Agreement, the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement. The Company has amended the Rights Agreement (as defined in Section 2.2(i)) so that neither Parent nor any of its Affiliates, shareholders or Subsidiaries shall be deemed to be an “Acquiring Person” thereunder at any time prior to the earlier of the Amalgamation or termination of this Agreement as a result of the execution, performance or consummation of the transactions contemplated by this Agreement or the other documents contemplated hereby.

          (d) Governmental Filings; No Violations; Certain Contracts, Etc.

          (i) Other than the filings, consents, licenses and/or notices as may be required to be made or obtained (A) pursuant to Section 1.3 or under Bermuda law, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), (C) from the Federal Communications Commission and any successor thereto (the “FCC”), and including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, or the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues required in connection with such FCC approval (the “Network Security Agreements”), (D) under state securities, takeover and “blue sky” laws, (E) from the Committee on Foreign Investments in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”), (F) under the Arms Export Control Act of 1976, as amended (“AECA”) or the International Traffic in Arms Regulations, 22 CFR Parts 120-130 (“ITAR”), (G) under the regulations administered by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), or (H) from the United States Department of Defense or any cognizant security agency responsible for having oversight of a Contract (as defined in Section 2.1(d)(ii)) binding upon the Company or any of its Subsidiaries, (I) to the European Commission under the EC Merger Regulation or (J) in connection with the items listed in Section 2.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or Bermuda Limited with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or Bermuda Limited from, any international, U.S. or foreign governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement by the Company and Bermuda Limited, as the case may be, and the consummation by the Company and Bermuda Limited of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement, and the Sub Amalgamation Agreement, as the case may be, except those the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (each of the items described in clauses (A) — (J), but excluding those in clause (J) the failure to make or obtain which would not reasonably be expected to have a Company Material Adverse Effect, the “Required Company Consents”).

          (ii) The execution, delivery and performance of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by the Company and Bermuda Limited, as the case may be, do not, and the consummation by the Company and Bermuda Limited of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum of association or bye-laws of the Company or the comparable governing instruments of any of its Subsidiaries (except that consummation of the Amalgamation is subject to the receipt of the Company Shareholder Approval and changes to the bye-laws of the Company reflected by Section 1.3 of this Agreement), (B) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, other than Company Benefit Plans, (“Contracts”) binding upon the Company or any of its Subsidiaries or any Law or permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B) or (C) above, for any breaches, violations, terminations, defaults, accelerations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the executive officers of the Company, no consents or waivers under or in respect of any Contracts are required to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (subject to the exception set forth in clause (B) above and except for such consents or waivers the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect). The term “knowledge”, when used in this Agreement with respect to the executive officers of the Company, shall mean the actual knowledge of any of Conny Kullman, Ramu Potarazu, William Atkins, David Meltzer, Kevin Mulloy or Tony Trujillo, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have only constructive knowledge.

          (e) Company Reports; Financial Statements. (i) The Company has made available to Parent through access to the public website or other public facilities of the Securities and Exchange Commission (the “SEC”) each registration statement, report or information statement prepared by it and filed with or furnished to the SEC since December 31, 2001, including, without limitation, (A) the Company’s Annual Report on Form 20-F for the year ended December 31, 2003 (the “Company 20-F”), (B) the quarterly report on Form 6-K for the period ended June 30, 2004 (the “Second Quarter 6-K”), and (C) the Company’s Form F-1 filed on March 15, 2004, as amended on April 22, 2004 (the "Company F-1”), each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC (collectively, the "Company Reports”). As of their respective dates (or, if amended prior to the date of this Agreement in any manner, other than relating solely to the exhibits filed therewith, as of the date of such amendment) the Company Reports (i) except for the Company F-1, were prepared in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to the Company Reports, each as in effect on the date so filed or furnished, except with respect to the financial statements of the Loral Transferred Satellites (as defined in the Company Reports) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, which are presented in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003, true and correct copies of which have been delivered to Parent and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows and changes in shareholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not expected to be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Each of the consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Company Reports (in each case, including the related notes and schedules) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, except with respect to the financial statements of the Loral Transferred Satellites (as defined in the Company Reports) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, which are presented in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003, true and correct copies of which have been delivered to Parent.

          (ii) The Company is in compliance in all material respects with the provisions of Rule 13a-15 of the Exchange Act that are applicable to the Company and (A) no significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting has been disclosed to the Company’s auditors or the audit committee of the Board of Directors of the Company.

          (iii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to the Company.

          (f) Absence of Certain Changes. Except (A) as disclosed in the Company 20-F (excluding the disclosures in the “Key Information – Risk Factors” and “Forward-Looking Statements” sections of the Company 20-F and any other disclosures included in the Company 20-F which are predictive or forward-looking in nature) or a subsequently filed or furnished quarterly report on Form 6-K filed or furnished prior to the date hereof (the “Recent Company Reports”), (B) for the sale process preceding the execution of this Agreement and (C) as otherwise contemplated by this Agreement or the Amalgamation Agreement, since December 31, 2003 (the “Audit Date”) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (1) any change in the condition (financial or otherwise), properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (2) any declaration, setting aside or payment of any dividend or other distribution in cash, shares or property in respect of the share capital of the Company; (3) any change by the Company in accounting principles, practices or methods that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (4) prior to the date hereof, any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries (other than waivers of the provisions of the Company’s credit facilities in connection with the acquisition of the Loral Transferred Satellites or as contemplated by this Agreement); (5) any physical damage, destruction or loss, whether or not covered by insurance, exceeding $5,000,000 individually or $10,000,000 in the aggregate with respect to the properties and/or assets of the Company and its Subsidiaries (other than with respect to Company Satellites (as defined in Section 2.1(p)(i)(A)); (6) prior to the date hereof, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding share capital or indebtedness for borrowed money of the Company or any of its Subsidiaries; (7) prior to the date hereof, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money involving an amount in excess of $1,000,000 in the aggregate, other than those incurred in the ordinary course of business consistent with past practice; (8) prior to the date hereof, any making of any loan, advance or capital contributions to or investment in any Person involving an amount in excess of $250,000, other than in the ordinary course of business consistent with past practice, or any loans, advances or capital contributions paid in cash by the Company or any of its Subsidiaries to, or investments by the Company or any of its wholly-owned Subsidiaries in, the Company or any of its Subsidiaries; (9) (x) prior to the date hereof, any acquisition by the Company or any of its Subsidiaries of any amount of assets material to the Company and its Subsidiaries, taken as a whole, from any other Person or (y) any commitment or series of related commitments by the Company or any of its Subsidiaries to make any capital expenditures or capital additions the aggregate amount of which not expended prior to the Audit Date exceeds $10,000,000, other than in the ordinary and usual course of business consistent with the capital expenditures listed on Exhibit F hereto (the “Capital Expenditures Budget”); (10) prior to the date hereof, any sale, lease, transfer, assignment, license or other disposition of any assets or property, tangible or intangible, by the Company or any of its Subsidiaries, in each case having a value in excess of $2,500,000 individually or $10,000,000 in the aggregate, other than leases of capacity on satellites in the ordinary course of business consistent with past practice and dispositions of inventory or obsolete equipment sold for fair consideration in the ordinary course of business consistent with past practice; (11) prior to the date hereof, any acceleration, termination (other than expiration in accordance with its terms), modification or cancellation of any Contract (or series of related Contracts with the same party) of the Company or any of its Subsidiaries by any Person involving more than $10,000,000 per year individually or $10,000,000 per year for a series of related Contracts with the same party; (12) prior to the date hereof, failure by the Company or any of its Subsidiaries to promptly pay and discharge any current liabilities when due, except for current liabilities amounting to less than $10,000,000 that are disputed in the ordinary course of business in good faith by appropriate proceedings; (13) prior to the date hereof, any (w) employment, deferred compensation, severance, equity compensation, retirement or other similar agreement entered into by the Company or any of its Subsidiaries with any director or executive officer (or any amendment to any such existing agreement), (x) grant of any severance or termination pay by the Company or any of its Subsidiaries to any director or executive officer, (y) increase in compensation or other benefits payable by the Company or any of its Subsidiaries to any director or executive officer or (z) any material strike, work stoppage, slowdown or other labor disturbance, other than, in each case, in the ordinary course of business consistent with past practice; (14) prior to the date hereof, any amalgamation, merger, consolidation or similar transaction of the Company or any of its Subsidiaries with any other Person; (15) prior to the date hereof, any incurrence of any material lien, pledge, security interest, claim or other encumbrance on any assets with a value greater than $5,000,000, individually or in the aggregate, owned by the Company and its Subsidiaries (other than real property); and (16) any agreement by the Company or any of its Subsidiaries to do any of the things described in clauses (1) through (15). The Company hereby makes the representation set forth in Section 2.1(f) of the Company Disclosure Schedule.

          (g) Litigation and Undisclosed Liabilities.

          (i) Except as disclosed in the Recent Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (ii) Except (a) as and to the extent disclosed in the Recent Company Reports or (b) as incurred after June 30, 2004 in the ordinary course of business consistent with prior practice and experience, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (h) Employee Benefits.

          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, share option, share purchase, share appreciation rights, incentive, retention and bonus plans (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans”), are set forth in Section 2.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable determination letter from the Internal Revenue Service (“IRS”) has been separately identified in Section 2.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Company Benefit Plans set forth in Section 2.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee share ownership plan, loan agreements forming a part of any Company Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii) All Company Benefit Plans, other than Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code, and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to (but not including) the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (a “Single-Employer Plan”), currently or formerly maintained by any of them, or the

Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, other than any notice that may be required under ERISA Section 4043(c)(9) if, as a result of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, the Company and/or a Company ERISA Affiliate ceases to be a member of the controlled group, within the meaning of ERISA Section 4001(a)(14).

          (iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made, and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed, furnished or incorporated by reference in the Company Reports prior to the date hereof. Neither any Company Pension Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver within the meaning of Section 412 of the Code or Section 303 of ERISA. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Company Pension Plan which is a Single-Employer Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “accumulated benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

          (vi) (A) There is no material pending or, to the knowledge of the executive officers of the Company, threatened litigation relating to the Company Benefit Plans, (B) neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement and (C) the Company or its Subsidiaries may amend or terminate any Company Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

          (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, other than any increase in the level of expenses attributable to the level of employee participation or coverage in each such plan that arises in the ordinary course of business. Neither the execution of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, nor the receipt of the Company Shareholder Approval, nor the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (whether alone or in conjunction with any other event) will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans (except to the extent of any accelerated vesting of benefits under a Company Pension Plan that may be required under Section 411(d)(3) of the Code), (y) limit or restrict the right of the Company or, after the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (viii) All Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law and any Non-U.S. Benefit Plans that are intended to qualify for special tax treatment under applicable Law so qualify. All Company Non-U.S. Benefit Plans are listed in Section 2.1(h)(viii) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Company Non-U.S. Benefit Plans.

          (i) Compliance with Laws; Permits. Except as disclosed in the Recent Company Reports, the businesses and affairs of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any treaty, intergovernmental arrangement, multinational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, determination or arbitration award, of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in the Recent Company Reports with respect to regulatory matters covered by Section 2.1(d)(i), the Company has not received notice of any investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries, and to the knowledge of the executive officers of the Company, no investigation is threatened, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has all permits, licenses, franchises, orders and other authorizations, consents and approvals from Governmental Entities (“Permits”) necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          (j) Takeover Statutes and Rights Agreement.

          (i) No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a "Takeover Statute”) is, or any anti-takeover provision in the bye-laws of the Company or Bermuda Limited immediately prior to the Effective Time will be, applicable to the Shares, the Bermuda Shares, the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, or the Amalgamated Company or the Amalgamated Sub Company.

          (ii) The Company has not issued any Preference Shares pursuant to the Rights Agreement (as defined in Section 2.2(i)). No provision of the Rights Agreement, including the issuance of Preference Shares, will be triggered by the Amalgamation or the other transactions contemplated by this Agreement or the Amalgamation Agreement.

          (k) Environmental Matters. To the knowledge of the executive officers of the Company, except as disclosed in the Company Reports and except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are and have been in substantial compliance with all applicable Environmental Laws; (ii) are not the subject of any written notice from any Governmental Entity alleging the violation of any applicable Environmental Laws that has not been remedied; and (iii) are not subject to any order, judgment or decree arising under any Environmental Law.

          For purposes of this Agreement, the term (i) “Environmental Law” means any applicable Law or Permit relating to (A) the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect, and (ii) “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

          (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as disclosed or provided for in the Company Reports, there are not, to the knowledge of the executive officers of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal and state and United Kingdom income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2001 and 2002. The Company has made adequate provision, in accordance with GAAP, for all accrued and contingent liabilities for Taxes of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries is doing business in or maintains a taxable presence in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any Tax authority in such a jurisdiction that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. To the knowledge of the executive officers of the Company, the Company is not, and has never been, a passive foreign investment company within the meaning of Section 1297 of the Code.

          For purposes of this Agreement, the term (i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Employees of the Company or any of its Subsidiaries. To the knowledge of the executive officers of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          (n) Insurance. Section 2.1(n) of the Company Disclosure Letter sets forth a complete and correct list of all launch and in-orbit satellite insurance policies or binders of the Company and its Subsidiaries in effect as of the date hereof. True and complete copies of such insurance policies and binders have been delivered or made available to Parent. (i) All premiums due and payable in respect of each insurance policy to which the Company or any of its Subsidiaries is an insured (an “Insurance Policy”) have been paid and none of the Company and its Subsidiaries has given or received written notice from any insurer or agent of any intent to cancel any such Insurance Policy and (ii) none of the Company and its Subsidiaries has received written notice from any insurance company of any defects or inadequacies that are reasonably likely to adversely affect the insurability of, or to cause a material increase in the premiums for, insurance covering any of the Company and its Subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

          (o) Intellectual Property. (i) The Company and/or each of its Subsidiaries own or are licensed to use all material Intellectual Property used in or necessary for the conduct of their business as currently conducted; (ii) to the knowledge of the executive officers of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe the Intellectual Property rights of any third party; (iii) to the knowledge of the executive officers of the Company, the Company and its Subsidiaries have taken reasonable steps to protect the material Intellectual Property owned by them; (iv) to the knowledge of the executive officers of the Company, no third party is challenging or infringing the Intellectual Property rights used by the Company and its Subsidiaries in the conduct of their business as currently conducted; and (v) to the knowledge of the executive officers of the Company, neither the Company nor any of its Subsidiaries has received any notice of a claim or threatened claim with respect to any Intellectual Property owned by the Company or any of its Subsidiaries, except, in each case, as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means, in any jurisdiction world-wide, trademarks, service marks, brand names, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing, and registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; domain names; patents, patent applications, inventions and discoveries and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; know-how, trade secrets and other confidential and proprietary information; copyrights; registrations or applications for registration of copyrights and any renewals or extensions thereof; computer software and databases (including without limitation source code, object code and all related documentation); and all other intellectual property or proprietary rights recognized by Law.

          (p) Certain Satellite Matters.

          (i) Company Satellites.

     (A) Set forth in Section 2.1(p)(i) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of each satellite owned by the Company or any of its Subsidiaries that is actually in orbit (each, except for such satellites that prior to the date of this Agreement have been decommissioned or suffered an actual or constructive total loss, a “Company Satellite”), listing by orbital location for each Company Satellite, as of the date hereof, the number and frequency band of useable transponders thereon. The Company has made available to Parent true and correct copies of the most recent “Health Status Reports” (each comprised of the Satellite Health Status Board, Redundancy Tables and Anomaly Summary) detailing spacecraft-related incidents and anomalies experienced by Company Satellites as of the dates of the documents contained in such “Health Status Reports”.

     (B) To the knowledge of the executive officers of the Company, there are no spacecraft-related incidents or anomalies experienced by any Company Satellite that are not disclosed in the “Health Status Reports” referred to in the immediately preceding sentence, except, in each case, for those that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

     (ii) Satellite Coordination.

     (A) ITU Frequency Registration. Set forth in Section 2.1(p)(ii)(A) of the Company Disclosure Letter is a list, by orbital location, of the frequency registrations at the International Telecommunications Union (the “ITU”) of each Company Satellite filed on behalf of the Company, or with respect to which the Company has contractual rights to use the frequency assignments covered thereby, including the identity of the sponsoring administration and the frequency bands covered (the “ITU Frequency Filings”). Except as otherwise covered by the intersystem coordination agreements referenced in subparagraph (B) below, as of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no material and significant conflicting claims with respect to the Company’s rights to use the frequency assignments described in such ITU filings at any such orbital locations that reasonably would be expected to restrict or otherwise affect, in either case in a manner that would have a Company Material Adverse Effect, the Company’s ability to operate the Company Satellites on such frequency assignments at such locations in accordance with the Radio Regulations of the ITU.

     (B) Coordination Agreements. Set forth in Section 2.1(p)(ii)(A) of the Company Disclosure Letter is a list, as of the date hereof, of all ITU sponsoring administrations that entered into satellite intersystem coordination agreements relating to the Company Satellites or that signified their approval of such agreements. As of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no conflicting claim(s) with respect to the Company’s rights to use the frequency assignment(s) described in such satellite intersystem coordination agreements that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect other than any such claims that are resolved by operation of the relevant coordination agreements. Section 2.1(p)(ii)(B) of the Company Disclosure Letter describes certain concession agreements that the Company and its Subsidiaries have entered into, as of the date hereof, with ITU sponsoring administrations that permit the Company to operate certain Company Satellites pursuant to ITU Frequency Filings of such administrations. As of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no material and significant conflicting claim(s) with respect to the Company’s rights to use the frequency assignment(s) described in such concession agreements, other than any such claims as are resolved by operation of the relevant concession agreement.

          (iii) Company Ground Stations and Major Stations. Section 2.1(p)(iii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all material Telemetry, Tracking and Control (“TT&C”) and transmitting and/or receive teleport earth station facilities located on real property that is either owned in fee (the “Owned Real Property”) or leased (the “Leased Real Property”) by the Company or its Subsidiaries (together, the “Company Earth Stations”). No earth station facility other than a Company Earth Station provides TT&C for a

Company Satellite. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the material improvements to each Company Earth Station and all material items of equipment used in connection therewith are (A) in good operating condition and repair and are suitable for their intended purposes and (B) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Company Earth Station. To the knowledge of the executive officers of the Company, no other radio communications facility is causing objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have good title to the Owned Real Property and valid, binding and enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Liens (as defined below), except Permitted Liens (as defined below). For purposes of this Agreement, the term (x) “Liens” means all liens, charges, encumbrances, security interests, options, rights of way, written agreements, mortgages or deeds of trust, rights of first refusal, easements, restrictive covenants, encroachments, survey defects or any other restrictions or third party rights and (y) “Permitted Liens” means the following Liens: (1) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings; (2) Liens which, individually or in the aggregate, would not reasonably be expected to interfere with the conduct of the business of the Company or any of its Subsidiaries; (3) Liens disclosed in (A) the Notaries Deed Schiedermair, dated January 15, 2002 (Fuchsstadt), (B) ALTA Owner’s Policy, dated January 17, 2003, issued by Chicago Title Insurance Company, Policy No. 72106-385305, (C) ALTA Owner’s Policy, dated November 22, 2002, issued by Chicago Title Insurance Company, Policy No. 22035-142PK26, and (D) ALTA Owner’s Policy, dated November 25, 2002, issued by Title Guaranty of Hawaii, Inc., Policy No. G76-000359861; (4) Riverside County property is subject to an easement for an equestrian, pedestrian and non-motorized bicycle community trail created pursuant to that County of Riverside General Plan and Lakeview/Nuevo Area Plan; and (5) the Company or its Subsidiaries lease or license certain properties to third parties pursuant to lease and license agreements.

          (q) Contracts and Commitments. (i) As of the date of this Agreement, except as disclosed in the corresponding sub-section of Section 2.1(q)(i) of the Company Disclosure Letter or as filed as an exhibit to a Recent Company Report, neither the Company nor any of its Subsidiaries is a party to or bound by:

     (A) any lease of real or personal property, including leases for capacity on satellites, or series of related leases by the Company or its Subsidiaries from third parties, providing for annual payments of $5,000,000 or more;

     (B) any Contract or series of related Contracts for the provision of launch and related services for satellites, the purchase of materials, supplies, goods, services, equipment or other assets that provides for or is reasonably likely to require either (x) annual payments by the Company and its Subsidiaries of $5,000,000 or more or (y) aggregate payments by the Company and its Subsidiaries of $35,000,000 or more;

     (C) any Contract or series of related Contracts for the procurement of satellites, other than Company Satellites, pursuant to which the Company or any of its Subsidiaries has been required to deposit, in the aggregate, $10,000,000 or more;

     (D) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest (in each case other than any such interests that had a carrying value of less than $5,000,000 on the Company’s consolidated balance sheet as of the Audit Date unless pursuant to such Contract the Company and its Subsidiaries have a future funding obligation reasonably likely to require funding of $2,500,000 or more in the aggregate) (each, a “Joint Venture”);

     (E) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $10,000,000;

     (F) any Contract of a type required to be filed as an exhibit to Form F-1 under the Securities Act or Form 20-F, except for such Contracts as have been fully performed or terminated in accordance with the terms thereof and the parties thereto have no further rights or obligations thereunder;

     (G) any non-competition Contract or other Contract (other than intersystem coordination agreements entered into in the ordinary course of business consistent with past practices) that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Amalgamation and the Sub Amalgamation, the Amalgamated Company, the Amalgamated Sub Company, Parent or its Affiliates) may engage or services the Company or its Subsidiaries may provide, or locations in which any of them may engage in any business; and

     (H) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity interests of any Person or other assets that have a fair market value or purchase price of at least $2,500,000. The Contracts described in clauses (A) through (H), and the Backlog Contracts relating to the top 50 customers in terms of contribution to the Backlog, together with all exhibits and schedules to such Contracts are the “Material Contracts”).

          (ii) A true and complete copy of each Material Contract (other than any Backlog Contract) has previously been made available to Parent. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the officers of the Company, none of the Company, any of its Subsidiaries nor any other party thereto is in default or breach of any Contracts other than Material Contracts to which the Company or any of its Subsidiaries is party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (iii) The Company has previously provided to Parent a true and accurate copy of the Company’s schedule of expected future revenue under customer service agreements (the “Backlog”) as at May 31, 2004. The aggregate Backlog as at May 31, 2004 through December 31, 2006 (“2006 Backlog”) and aggregate Backlog as at May 31, 2004 for all periods (the “Total Backlog”) are set forth in Section 2.1(q) of the Company Disclosure Letter. The customer Contracts relating to Backlog are referred to herein as “Backlog Contracts.” Backlog Contracts relating to not less than 80% of the Total Backlog as at December 31, 2003 are non-cancelable by the customer (provided, however, that such Contracts may include Backlog Contracts relating to the provision, directly or indirectly, of services to the U.S. government as to which specific legal requirements relating to termination apply), and, other than Backlog Contracts relating to approximately 1% of Backlog as at December 31, 2003, all other Backlog Contracts are cancelable by the customer only upon payment of a fee or penalty by the customer. Section 2.1(q) of the Company Disclosure Letter sets forth a list of Contracts of customers that represent the 50 largest contributors to Backlog as of the date hereof. Except as would not, individually or in the aggregate, reduce 2006 Backlog or Total Backlog by more than 10%, the Backlog Contracts are valid and binding agreements of the Company or one of its Subsidiaries, as the case may be, and are in full force and effect, except for those that expire pursuant to their terms, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such Backlog Contract, except to the extent that such defaults or breaches have been cured.

          (iv) Section 2.1(q)(iv) of the Company Disclosure Letter contains a true and accurate list of all entities to which Shares were allocated who have not signed each of the Privatization Documents as of the date hereof. The term "Privatization Documents” means (A) the Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, the Company, Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (the “Restructuring Agreement”) or a substantially similar agreement; provided, that the substantially similar agreement contains a waiver by the Signatory or Investing Entity party thereto substantially similar to the waiver set forth in Section 4.03 of the Restructuring Agreement, and (B) the Shareholders Agreement, dated as of July 18, 2001, among the Company and the Signatories named on Schedule I and the Investing Entities named on Schedule II.

          (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated and Merrill Lynch Pierce, Fenner & Smith Incorporated as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

          (s) Solvency. Immediately prior to the Effective Time, each of the Company and Bermuda Limited will be able to pay its liabilities as they become due, and the realizable value of the assets of each of the Company and Bermuda Limited will not be less than the aggregate of its respective liabilities and issued share capital, without giving effect to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (including, without limitation, the Financing).

          (t) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any representations, warranties or other statements made by itself or any of its direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives (as defined below) with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Amalgamation Sub, Amalgamation Sub Two nor any of their respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent, Amalgamation Sub and Amalgamation Sub Two in Section 2.2. For purposes of this Agreement, the term “Representatives” of a specified Person means such Person’s officers, employees, agents, financial and legal advisors, consultants, accountants, other authorized representatives and all authorized representatives with respect thereto.

          2.2. Representations and Warranties of Parent, Amalgamation Sub and Amalgamation Sub Two . Except as set forth in the corresponding section of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement and attached as Annex B hereto (the “Parent Disclosure Letter”), Parent, Amalgamation Sub and Amalgamation Sub Two each hereby represents and warrants to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent, Amalgamation Sub and Amalgamation Sub Two is a company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, has not impaired or delayed, and would not reasonably be expected to impair or delay, Parent’s, Amalgamation Sub’s or Amalgamation Sub Two’s ability to perform its obligations hereunder or would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          As used in this Agreement, the term “Amalgamated Company Material Adverse Effect” means an effect, event or change that, individually or in the aggregate, (A) is materially adverse to the ability of Parent or any of its Subsidiaries to obtain the requisite financing for the transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement or (B) would prevent, render illegal, delay beyond the Termination

Date or materially impair the ability of the Parent or its Subsidiaries to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement. For purposes of all representations and warranties contained in this Section 2.2, the phrase “transactions contemplated by this Agreement” includes the Debt Financing and assumes that the Debt Financing obtained by Parent at the Closing will substantially be on the terms and conditions set forth in the Debt Financing Commitment Letters delivered to the Company by Parent pursuant to Section 2.1(j)(ii)).

          (b) Capitalization of Amalgamation Sub and Amalgamation Sub Two; Interim Operations of Amalgamation Sub and Amalgamation Sub Two.

          (i) The authorized share capital of Amalgamation Sub consists of 12,000 ordinary shares, par value $1.00 per share, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and there are no other securities of Amalgamation Sub authorized or issued and outstanding. The authorized share capital of Amalgamation Sub Two consists of 12,000 ordinary shares, par value $1.00 per share, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and there are no other securities of Amalgamation Sub Two authorized or issued and outstanding. All of the issued and outstanding share capital of Amalgamation Sub, except for directors’ qualifying shares, is owned by Parent free and clear of any lien, pledge, charge, security interest, claim or other encumbrance. All of the issued and outstanding share capital of Amalgamation Sub Two, except for directors’ qualifying shares, is owned by Amalgamation Sub free and clear of any lien, pledge, charge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Amalgamation Sub, Amalgamation Sub Two, Amalgamated Company, Parent or any of their respective Subsidiaries or Affiliates to issue or to sell any shares or other securities of, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Amalgamation Sub, Amalgamation Sub Two, the Amalgamated Sub Company or the Amalgamated Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding.

          (ii) Each of Amalgamation Sub and Amalgamation Sub Two has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, and the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (c) Parent Capital Structure. The shares of capital stock of Parent which, at the Effective Time, will be held, in the aggregate, directly by partnerships or corporations and similar limited liability enterprises organized under the Laws of states adhering to or treated by the FCC as adhering to the World Trade Organization (“WTO”) Agreements (the “WTO Agreements”) will be 100 percent of total number of shares of capital stock of Parent issued and outstanding at the Effective Time. At the Effective Time, direct owners of the partnerships

(general and limited) and corporations or similar limited liability enterprises referenced in the preceding sentence which are citizens of or organized under the Laws of states adhering to or treated by the FCC as adhering to the WTO Agreements, indirectly will hold at least 80 percent of the total number of shares of capital stock of Parent issued and outstanding at the Effective Time.

          (d) Corporate Authority. No vote of holders of capital stock or other equity interests of Parent is necessary to approve this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement or the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. Each of Parent, Amalgamation Sub and Amalgamation Sub Two has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its respective obligations under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. This Agreement is a valid and binding agreement of Parent, Amalgamation Sub and Amalgamation Sub Two, enforceable against each of Parent, Amalgamation Sub and Amalgamation Sub Two in accordance with its terms. The Amalgamation Agreement is a valid and binding agreement of Amalgamation Sub, enforceable against Amalgamation Sub in accordance with its terms. The Sub Amalgamation Agreement is a valid and binding agreement of Amalgamation Sub Two, enforceable against Amalgamation Sub Two in accordance with its terms.

          (e) Governmental Filings; No Violations; Etc.

          (i) Other than the filings, consents, licenses and/or notices as may be required to be made or obtained (A) pursuant to Section 1.3 or under Bermuda Law, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the FCC, including the Network Security Agreements, (D) under state securities, takeover and “blue sky” laws, (E) from CFIUS under Exon-Florio, (F) under AECA or ITAR, (G) under the regulations administered by OFAC, (H) from the United States Department of Defense or any cognizant security agency responsible for or having oversight of a Contract binding upon the Company or any of its Subsidiaries, (I) to the European Commission under the EC Merger Regulation or (J) in connection with the those listed in Section 2.2(e)(i) of the Parent Disclosure Letter (each of the items described in clauses (A) — (J), but excluding those in clause (J) the failure to make or obtain which would not reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect, the “Required Parent Consents”), no notices, reports or other filings are required to be made by Parent, Amalgamation Sub or Amalgamation Sub Two with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Amalgamation Sub or Amalgamation Sub Two from, any Governmental Entity in connection with the execution and delivery of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement by Parent, Amalgamation Sub and Amalgamation Sub Two, as applicable, and the consummation by Parent, Amalgamation Sub and Amalgamation Sub Two of the Amalgamation or the Sub Amalgamation, the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, except those the failure to make or obtain which, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by each of Parent, Amalgamation Sub and Amalgamation Sub Two, as the case may be, do not, and the consummation by Parent, Amalgamation Sub and Amalgamation Sub Two of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, will not, constitute or result in (A) a breach or violation of, or a default under, the memoranda of association, certificates of incorporation, charters, by-laws, bye-laws or other comparable governing instruments of Parent, Amalgamation Sub, or Amalgamation Sub Two or any of their Affiliates or (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Affiliates (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Affiliates or any Laws or permit or license to which Parent or any of its Affiliates is subject, except, in the case of clause (B) above, for any breaches, violations, terminations, defaults, accelerations or creations that, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (iii) Each of Parent, Amalgamation Sub and Amalgamation Sub Two is legally, financially and otherwise qualified under all applicable Laws to own the FCC licensee of and to own the entity that owns and operates the Company Satellites and to perform its obligations hereunder. To Parent’s knowledge, no fact or circumstance exists relating to the qualifications of Parent or any foreign qualifications of Parent that (A) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC from granting approval or (B) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Parent as owner of the licensee, or of the owner, operator or transferee of any Company Satellite in any foreign jurisdiction, or (C) would cause the FCC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to have an Amalgamated Company Material Adverse Effect. Except with respect to securing approval for or determination relating to the foreign ownership of Parent pursuant to Section 3.10(b) of the Communications Act of 1934, no waiver of any FCC rule or policy that would delay beyond the Termination Date FCC approval is necessary to be obtained for the grant of the applications to obtain all required approvals of the FCC in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (“Transfer Applications”), nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (iv) Each of Parent, Amalgamation Sub and Amalgamation Sub Two is legally, financially and otherwise qualified under all applicable Laws to own all Subsidiaries of the Company that are party to Contracts with a Governmental Entity of the United States of America or any political subdivision thereof. Each of Parent, Amalgamation Sub and

Amalgamation Sub Two knows of no fact that would, under applicable Law, disqualify such Parent, Amalgamation Sub or Amalgamation Sub Two from owning any Subsidiary of the Company that is party to any such Contract with a Governmental Entity of the United States of America or any political subdivision thereof.

          (f) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or Affiliates or obligations or liabilities of Parent or any of its Subsidiaries or Affiliates, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for those that, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (g) Compliance with Laws; Permits. Except with respect to regulatory matters covered by Sections 2.2(e)(i), (iii) and (iv), no investigation or review by any Governmental Entity with respect to Parent or any of its Affiliates is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, which, individually or in the aggregate, would reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (h) Takeover Statutes. No Takeover Statute or any anti-takeover provision in the memoranda of association, certificates of incorporation, charters, by-laws, bye-laws or other comparable governing instruments of Parent, Amalgamation Sub or Amalgamated Sub Two is or will be applicable to the shares of Amalgamation Sub or Amalgamation Sub Two, the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, the Amalgamated Company or the Amalgamated Sub Company.

          (i) Ownership of Shares; Rule 13e-3 Matters. Except, if relevant, in connection with the Voting Agreement, neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” of (as such terms are defined in the Member Protection Rights Agreement, dated as of July 18, 2001, between the Company and The Bank of New York, as Rights Agent, as amended (the “Rights Agreement”)) any Shares. Neither Parent nor Amalgamation Sub or any of their Affiliates is an “affiliate” of the Company or any of its Subsidiaries within the meaning of Rule 13e-3 under the Exchange Act. Neither Parent nor any of its Subsidiaries is a member of the Company.

          (j) Available Funds. (i) Parent has received, accepted and agreed to one or more valid and binding commitment letters from certain lenders (together, the “Debt Financing Commitment Letters”), committing them to provide Parent (or Affiliates of Parent) with debt-financing, subject to the terms and conditions set forth therein (the “Debt Financing”).

          (ii) Parent has, or will have available to it at the Closing, cash equity (“Cash Equity”) which, together with the Debt Financing, assuming the Debt Financing is funded in accordance with its terms (collectively, the “Financing”), will be used by Parent to satisfy, and will be sufficient to satisfy, all obligations of Parent in connection with the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement

(including, without limitation, all fees and expenses to be paid as a condition to the consummation of the Financing). Parent has received, accepted and agreed to one or more valid and binding commitment letters from certain Persons (together, the “Equity Financing Commitment Letters” and, together with the Debt Financing Commitment Letters, the “Commitment Letters”), committing them to provide to Parent (or Affiliates of Parent) the Cash Equity, subject to the terms and conditions set forth therein. True and complete copies of the executed Debt Financing Commitment Letters and Equity Financing Commitment Letters have been provided to the Company on or prior to the date hereof and are attached hereto as Annex C and Annex D, respectively.

          (iii) As of the date hereof, the Commitment Letters delivered to the Company are in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent on the part of Parent under the Commitment Letters that has not been waived or remedied to the satisfaction of the lenders under the Commitment Letters, within 30 days of the date of occurrence of such breach or failure to satisfy a condition precedent. Parent has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letters.

          (k) Solvency. Assuming the truth and accuracy of the representation set forth in Section 2.1(s) and based on the financial projections provided prior to the date hereof by the Company or its Representatives to Parent, at the Effective Time and immediately following the Effective Time, each of Parent and, assuming that each of the Company and Bermuda Limited was able to do so immediately prior to the Effective Time, each of the Amalgamated Company and the Amalgamated Sub Company will be, able to pay its respective liabilities as they become due and the realizable value of the assets of each of the Amalgamated Company and the Amalgamated Sub Company will not be less than the aggregate of its respective liabilities and issued share capital.

          (l) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement with respect to which the Company or any of its Subsidiaries would have any liability prior to the Effective Time.

          (m) No Other Representations and Warranties; Independent Investigation. (i) Except for the representations and warranties contained in this Section 2.2, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent, Amalgamation Sub or Amalgamation Sub Two and Parent, Amalgamation Sub and Amalgamation Sub Two each hereby disclaims any representations, warranties or other statements made by itself or any of its respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, each of Parent, Amalgamation Sub and Amalgamation Sub Two acknowledges and agrees that neither the Company nor its direct or indirect directors, shareholders, Subsidiaries, Affiliates or

Representatives, is making or has made any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Section 2.1.

          (ii) No party nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such party or any of its Subsidiaries or any other Person or the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement not expressly set forth in this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, and no party, its Affiliates or any Representative or other Person will have, or be subject to, any liability to any party or any other Person resulting from the distribution to any party or its respective Representatives or its use of any such information, including, without limitation, any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or Affiliates or other publications or data room information provided to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives, or any other documents or information in any form provided to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives in connection with the sale of the Company and its Subsidiaries and the Amalgamation, the Sub Amalgamation and other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement and any information provided by Parent or any of its Representatives. Each of Parent, Amalgamation Sub and Amalgamation Sub Two acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Parent’s, Amalgamation Sub’s and Amalgamation Sub Two’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Amalgamation Sub and Amalgamation Sub Two and their Representatives have received from the Company or its Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent, Amalgamation Sub and Amalgamation Sub Two acknowledge and agree that (A) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (B) Parent, Amalgamation Sub and Amalgamation Sub Two are familiar with such uncertainties, (C) Parent, Amalgamation Sub and Amalgamation Sub Two are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives, and (D) Parent, Amalgamation Sub and Amalgamation Sub Two will not (and will cause all of their Subsidiaries and other Affiliates and all other Persons and Representatives acting on their behalf not to) assert any claims or cause of action against the Company or its shareholders or Subsidiaries, or any of the Company’s direct or indirect directors, shareholders, Subsidiaries, Affiliates, or Representatives, or hold any such other Person liable with respect thereto. Notwithstanding any of the foregoing, nothing herein shall limit the liability of the Company or any Person for fraud.

ARTICLE III

Covenants

          3.1. Interim Operations . Except as (A) Parent shall otherwise permit in writing pursuant to the last sentence of this Section 3.1, (B) set forth in Section 3.1 of the Company

Disclosure Letter or (C) otherwise expressly contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time:

          (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause its Subsidiaries to use its reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any share capital owned by it in any of its Subsidiaries, except as permitted pursuant to Section 7.02 of the US$800,000,000 Credit Agreement (the “Existing Credit Agreement”) dated as of December 17, 2003 among the Company, the lenders party thereto and Citicorp North America, Inc., as administrative agent (a “Permitted Temporary Share Lien”), provided that if any Permitted Temporary Share Lien is incurred, it shall cause such Permitted Temporary Share Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); (ii) amend its memorandum of association or bye-laws or amend or modify the Rights Agreement; (iii) split, consolidate, combine or reclassify its issued and outstanding share capital; (iv) declare, set aside or pay any dividend payable in cash, shares or property in respect of any share capital other than dividends payable from its direct or indirect Subsidiaries to the Company or any of its Subsidiaries, provided that if any dividends other than dividends payable in cash from its direct or indirect wholly owned Subsidiaries to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice are paid, it shall cause such dividends to be repaid prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any indebtedness for borrowed money of the Company or any of its Subsidiaries, or any share capital or any securities convertible into or exchangeable or exercisable for any share capital, other than from the Company or any Subsidiary (a “Permitted Repurchase”), provided that, prior to the Closing, it shall cause any such indebtedness for borrowed money, share capital or securities the subject of such Permitted Repurchase to be transferred back to the party that transferred it in the Permitted Repurchase for the same consideration, if any, paid in the Permitted Repurchase. The term “Repayment Time” means the time of repayment of all amounts owing under, and termination of, the Existing Credit Agreement, which Existing Credit Agreement the Company covenants to repay and terminate as provided at the end of this Section 3.1;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any share capital of any class or any other property or assets (other than Shares issuable pursuant to options and other share-based awards outstanding on the date hereof under the Share Plans or any other Company Benefit Plans and other than as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Securities Related Lien”), provided that if any Permitted Temporary Securities Related Lien is incurred, it shall cause such Permitted Temporary Securities Related Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time)); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including share capital of any of its Subsidiaries) other than (x) leases of capacity on satellites in the ordinary course of business consistent with past practice or (y) any such dispositions as are both in the ordinary and usual course of business and that do not have a fair market value in excess of $5 million individually or $25 million in the aggregate, other than intercompany transfers that are in the ordinary and usual course of business and consistent with past practice or (z) as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Property Lien”), provided that if any Permitted Temporary Property Lien is incurred, it shall cause any such Permitted Temporary Property Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); (iii) incur, assume or modify any material liability, other than in the ordinary course of business and consistent with past practice or incur, assume, guarantee or modify any indebtedness for borrowed money except in respect of indebtedness for borrowed money owed to the Company or any of the Subsidiaries by a Subsidiary of the Company or any guarantee by any Subsidiary of the Company of indebtedness of the Company or any Subsidiary of the Company, provided that if any such indebtedness or guarantee is incurred or assumed, it is discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); or (iv) (A) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business consistent with the Capital Expenditures Budget, or (B) otherwise make any material acquisition (including by way of merger or any other similar transaction) of, loan, advance or capital contributions to, or investment in, assets or shares of or other interest in, any other Person or entity in excess of $5 million individually or $25 million in the aggregate;

          (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend, accelerate the vesting of benefits under or otherwise modify, any Company Benefit Plans or increase the salary, wage, bonus (including any retention bonus) or other compensation of any employees, officers or directors or terminate the employment of a participant in either of the Change in Control Severance Program or the Change in Control Retention and Severance Program, except for (i) the payment of regular short term annual bonus awards under existing plans based on actual performance for measurement periods in effect as of the date hereof in the ordinary and usual course of business consistent with past practice (provided that (A) the aggregate amount of such non-sales incentive payments shall not exceed the maximum amount contemplated, as of January 1, 2004, to be paid pursuant to such plan, which shall in no event exceed $14 million, and shall only be paid if all applicable targets are met in accordance with the terms of such plan (with no waivers, amendments, adjustments for non-recurring charges or deferrals or other adjustments of targets) and (B) in no event shall any performance targets be waived or shall discretion to pay a bonus with respect to a program under which performance targets have not been met be exercised (and there shall be no waivers, amendments, adjustments for non-occurring charges or deferrals or other adjustments of targets)) and (ii) increases in annual base salary for non-officer employees occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related increases in annual base salary);

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate in any material manner any Material Contract or waive, release or assign any material rights or claims under any Material Contract, in each case other than with respect to a Material Contract that is a Backlog Contract so long as the net present value of the reduction in Backlog arising out of any such amendment, modification or termination does not exceed $10,000,000 (the parties acknowledging that any reduction of Backlog under one Backlog Contract that is being offset by an increase of Backlog under another Backlog Contract(s) with the same customer or its Affiliate shall be considered on an aggregate basis);

          (f) it and its Subsidiaries shall use their reasonable best efforts to prevent any satellite launch or in-orbit insurance policy of the Company or its Subsidiaries from being cancelled or terminated prior to the scheduled end of its term;

          (g) neither it nor any of its Subsidiaries shall knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect, except with respect to the incurrence or existence of a lien, pledge, security interest, claim or other encumbrance, as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Lien”), provided that if any Permitted Temporary Lien is incurred or exists it shall cause any such Permitted Temporary Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time);

          (h) neither it nor any of its Subsidiaries shall enter into any Joint Venture or form any other new Joint Venture or materially amend or modify any such Joint Venture;

          (i) neither it nor any of its Subsidiaries shall permit any change in its credit practices or accounting principles, policies or practice, except as required by any applicable Law or GAAP (in which event prior notice shall be given to Parent) and except, in the case of credit practices, changes in the ordinary course of business;

          (j) neither it nor any of its Subsidiaries shall (i) enter into any material lease of real property or assign, terminate or amend in any material respect the lease agreement related to Intelsat Global Service Corporation’s Washington, D.C. corporate headquarters building or the Clarksburg, Maryland TT&C facilities; or (ii) other than intersystem coordination agreements entered into in the ordinary course of business consistent with past practice, enter into any agreement restricting the right of it or any of its Subsidiaries to compete in any way with any other Person;

          (k) neither it nor any of its Subsidiaries shall make, change or revoke any Tax election, enter into any closing agreement, settle or compromise any Tax claims, audits or disputes, or, other than in the ordinary course of business consistent with past practice, file any claim for a refund of Taxes or file any amended Tax Returns;

          (l) the Company and its Subsidiaries shall continue to maintain and, to the extent necessary, pursue coordination or negotiation of its frequency registrations, ITU filings and intersystem coordination agreements in the ordinary and usual course;

          (m) the Company shall continue to use its reasonable best efforts (i) to pursue such extensions of its special temporary authority to provide “additional services” (as such term is defined in the Open-Market Reorganization for the Betterment of International Telecommunications Act, Pub. L. No. 106-180, 114 Stat. 48 (2000), as amended, Pub. L. No.

107-233, 116 Stat. 1480 (2002), as amended, Pub. L. No. 108-228, 118 Stat. 644 (2004) or any similar successor law, rule, policy or provision (the “ORBIT Act”)) to former customers of Loral SpaceCom Corporation and Loral Satellite Inc. as are necessary to provide such “additional services,” and (ii) to pursue issuance of a Final Order (as defined in Section 4.2(g)) from the FCC holding that the Company is fully qualified under the ORBIT Act and other applicable Laws to provide “additional services” without having to conduct the IPO (as defined in Section 3.14);

          (n) the Company shall not settle or satisfy any of its obligations under the Comsat General Transaction Agreement other than in cash (and not in Shares or in the form of any other equity of the Company or any of its Subsidiaries);

          (o) the Company shall provide copies of any correspondence, filings or similar materials sent to or filed with any Governmental Entity pertaining to compliance with its obligations under the ORBIT Act (including the IPO, if any) to Parent and shall, if applicable, provide Parent the opportunity to review and comment prior to sending any such correspondence or filing any such materials with any Governmental Entity;

          (p) neither it nor any of its Subsidiaries shall take any actions that if taken prior to the date hereof would constitute or result in a breach of clauses (4), (12) or (14) of Section 2.1(f);

          (q) if it or any of its Subsidiaries incurs any lien, pledge, security interest, claim or other encumbrance that if incurred prior to the date hereof would constitute or result in a breach of clause (15) of Section 2.1(f), it shall cause such lien, pledge, security interest, claim or other encumbrance to be released and discharged in full prior to the Closing, provided that this covenant shall not be effective until the Repayment Time;

          (r) the Company may issue, in accordance with the Rights Agreement, one Right (as defined in the Rights Agreement) with each Share issued in the IPO (as defined in Section 3.14) in the event that the Company consummates the IPO; and

          (s) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          The Company agrees to the covenants set forth as Item 3.1A in Section 3.1 of the Company Disclosure Letter.

          The Company covenants and agrees to cause the Existing Credit Agreement to be repaid and terminated immediately prior to Closing.

          In the event the Company seeks permission to act (or to fail to act) other than as provided in this Section 3.1, Parent shall not withhold or delay such permission unreasonably (Parent shall be able to take into account the financial and business interests of Parent and its shareholders following the Effective Time, and their interests in seeking to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement).

          3.2. Acquisition Proposals .

          (a) The Company shall not, and shall cause its Subsidiaries and every director, officer or Representative of the Company or any of its Subsidiaries, agents or representatives not to, directly or indirectly, (i) initiate, solicit or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

          (b) Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from complying with its obligations under applicable Law with respect to disclosure of information to holders of Shares in regard to an Acquisition Proposal that has been received by the Company; provided, however, that notwithstanding the foregoing, any such disclosure which has the effect of (i) withdrawing, modifying or qualifying in a manner adverse to Parent the approval of this Agreement or the other matters comprising the Company Shareholder Approval by the Board of Directors of the Company or the recommendation of the Board of Directors of the Company to holders of Shares to approve this Agreement and the Amalgamation Agreement and the other matters comprising the Company Shareholder Approval shall be deemed to be a withdrawal or adverse modification or qualification of such recommendation and (ii) recommending or approving any Acquisition Proposal shall be deemed to be a recommendation or approval thereof.

          (c) Section 3.2(a) notwithstanding, the Company may at any time prior to, but not after, the Company Shareholder Approval has been received, (i) provide information in response to a request therefor by, or engage in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal that is made after the date of this Agreement that is not procured in violation of Section 3.2(a) if the Board of Directors of the Company receives from such Person an executed confidentiality agreement on customary terms no less favorable to the Company than the Confidentiality Agreement, dated March 29, 2004, between Parent and Apollo Management V, L.P. (the “Confidentiality Agreement”) excluding any standstill provisions thereof; or (ii) recommend such an unsolicited bona fide written Acquisition Proposal to the holders of Shares, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, (2) in the case of clause (i) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal is a Superior Proposal, or is reasonably likely to result in a Superior Proposal; and (3) in the case of clause (ii) above, (A) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal, (B) Parent shall have received written notice (the “Superior Proposal Notice”) of the Company’s intention to take the action referred to in clause (ii) at least three business days prior to the taking of such action by the Company (the “Waiting Period”) and (C) at the expiration of the Waiting Period the Board of Directors of the Company continues to believe after consultation with outside legal counsel and outside financial advisors and after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Parent (and taking into account whether such modifications are proposed in a legally binding offer) after its receipt of the Superior Proposal Notice (with respect to which modifications the Company and Parent shall endeavor to negotiate in good faith), that such Acquisition Proposal continues to constitute a Superior Proposal.

          (d) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly inform the officers, directors and Representatives of the Company and its Subsidiaries of the obligations undertaken in this Section 3.2. The Company also agrees promptly, but in any event, within two business days after the date of this Agreement, to request the return or destruction of all confidential information and materials provided to any Person (other than the parties hereto) since January 1, 2004 for the purpose of its or their consideration of making a proposal or engaging in a transaction with the Company of a type that would be an Acquisition Proposal if made after the date hereof.

          (e) From and after the execution of this Agreement, the Company shall promptly, orally notify Parent of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal (which shall include any Acquisition Proposal made prior to the date hereof only if the Person who made such proposal or offer makes known to the Company or its Representatives, or publicly discloses, that such Person remains interested in pursuing such proposal or offer after the date hereof), indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event. The Company shall keep Parent informed orally on a reasonably current basis of the status of any Acquisition Proposal of the types referred to in the immediately preceding sentence, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such material developments within 24 hours. The Company also agrees to provide any non-ministerial information to Parent that it is providing to another Person pursuant to Section 3.2(c) at substantially the same time it provides such information to such other Person, unless Parent has already been provided such information. The Company acknowledges that with respect to the parties hereto, all provisions relating to the type of activities specified in clauses 8(i) through (vi) of the Confidentiality Agreement are hereby waived.

          (f) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 3.2 by any officer or director of the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 3.2 by the Company.

          (g) Notwithstanding anything to the contrary contained herein, this Agreement and the Amalgamation Agreement shall be submitted to the holders of Shares for the purposes of considering and if thought fit approving this Agreement and the Amalgamation Agreement, regardless of the recommendation or any change in the recommendation of the Board of Directors of the Company with respect thereto.

          (h) For purposes of this Agreement, the term (i) “Acquisition Proposal” means any proposal or offer, other than one made by Parent or any of its affiliates, with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, amalgamation or similar transaction involving the Company, (2) any acquisition (whether direct or beneficial) purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 10% voting or economic interest in the Company, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 10% of the consolidated assets of the Company and its Subsidiaries taken as a whole (including stock of the Subsidiaries of the Company, and (ii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “10%” shall be replaced by “50%”) made by a Person or group (other than a party hereto) that the Board of Directors of the Company (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, result in a transaction more favorable to the holders of Shares from a financial point of view than the transaction contemplated by this Agreement and the Amalgamation Agreement (after giving due consideration to any modifications or improvements to the terms of the transaction contemplated by this Agreement that are proposed by Parent (and taking into account whether such modifications or improvements are proposed in a legally binding offer)).

          3.3. Information Supplied .

          (a) The Company shall prepare the proxy statement (the “Proxy Statement”) as promptly as practicable and shall use its reasonable best efforts to mail the Proxy Statement to the holders of the Shares as promptly as practicable.

          (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing of the Proxy Statement and at the time of the Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will provide sufficient information and advice to enable the holders of the Shares to reach a properly informed decision.

          3.4. Shareholders Meeting .

          (a) The Company will use its reasonable best efforts to take, in accordance with applicable Law and its bye-laws, all action necessary to convene a meeting of the holders of the Shares (as adjourned or postponed in accordance with applicable Law and the Company’s bye-laws, the “Shareholders Meeting”) as promptly as reasonably practicable to consider and vote upon the matters subject to Company Shareholder Approval.

          (b) Subject to Section 3.2(c), the Company’s Board of Directors shall recommend the matters subject to Company Shareholder Approval and shall take all lawful action to solicit those approvals and not withdraw, or modify or qualify in a manner adverse to Parent, any such recommendation, unless a Superior Proposal shall have been made and as a result thereof the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that ceasing such solicitation and/or such withdrawal, modification or qualification is necessary for its directors to comply with their respective fiduciary duties under applicable Law.

          3.5. Filings; Other Actions; Notification .

          (a) FCC Filings. The Company and Parent shall cooperate with one another in filing the Transfer Applications, in making any other FCC filings necessary in connection with the Transfer Applications or otherwise appropriate and in vigorously prosecuting the Transfer Applications. The Company and Parent shall make such filings as promptly as practicable and in any event within 15 business days after the date of this Agreement. The Company and Parent also shall comply at the earliest practicable date with any request from the FCC for additional information, documents or other materials. Parent shall consent to any conditions requested or imposed by the FCC to facilitate the FCC’s approval of the Transfer Applications or necessary to resolve any objections that may be asserted by the FCC to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, unless such conditions would reasonably be expected to have a Company Material Adverse Effect. If any administrative or judicial action or proceeding is initiated (or threatened to be initiated) challenging the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement as violative of any Law, the Company and Parent shall contest and resist any such action, and take all actions to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary or permanent) until such time as a final, non-appealable order has been entered.

          (b) Other Filings. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement and applicable Laws to consummate and make effective the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all other necessary notices, reports and other filings with and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Amalgamation, the Sub Amalgamation and any of the other transactions contemplated by this

Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (including, without limitation, (x) those referred to in Sections 2.1(d)(i) and 2.2(e)(i) and (y) all voluntary filings and other disclosures in respect of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement with CFIUS under Exon-Florio. The Company and Parent shall make all required filings under the HSR Act as promptly as practicable and in any event within 30 days after the date of this Agreement and all other filings (other than the Transfer Applications and all required filings under the HSR Act) as promptly as practicable after the date of this Agreement. Subject to applicable Laws relating to the sharing of information, Parent and the Company shall cooperate with each other in connection with the making of all filings or submissions to any Governmental Entity, including, without limitation, the FCC, (including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to consider in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Entity with respect to any such filing or submission. Parent and the Company shall have the right to review in advance, and each shall consult the other on, all the information relating to Parent and its Subsidiaries, or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Entity in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (including the Proxy Statement). Subject to applicable Law, each of Parent and the Company shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (including the Proxy Statement). Each of Parent and the Company shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. The parties shall negotiate in good faith with the appropriate Governmental Entities with respect to the entry into the Network Security Agreements. Parent agrees to accept any conditions imposed by such Governmental Entities in connection with the Network Security Agreements provided that such conditions would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c) Cooperation. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (d) Notification. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Amalgamation, the Sub Amalgamation and all other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.

          (e) Meetings. Subject to applicable Law, neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with the FCC or any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by the FCC or such Government Antitrust Entity, as appropriate, gives the other party the opportunity to attend and participate.

          (f) Other Actions. Without limiting the generality of the undertakings pursuant to this Section 3.5, each of the Company and Parent agree to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state or local court or any Government Antitrust Entity of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement; and (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (g) Limitation on Company Actions. Notwithstanding anything else to the contrary in this Agreement, the Company and its Subsidiaries shall not, without Parent’s prior written consent, and Parent shall not be required to, offer or agree to any restriction, divestiture or similar action except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Amalgamated Company following consummation of the Amalgamation.

          3.6. Access . Subject to applicable Law relating to the sharing of information (including, without limitation, the U.S. International Traffic in Arms Regulations), upon reasonable notice, and except as may otherwise be required by applicable Law, the Company and Parent (to the extent related to the Amalgamated Company) shall (and shall cause its Subsidiaries to) afford the other’s Representatives and the Solvency Expert (as defined in Section 4.1(f)) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, management, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 3.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent, as the case may be, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if it shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged legal advice or communications. The Company shall make available to Parent, substantially in the format currently being prepared, the monthly report to the executive management committee of the Company (the “EC Funnel Report”), the monthly controller’s report and related exhibits, and the monthly “Health Status Reports,” in each case, promptly after being completed but in any event no later than the time such report is furnished to the executive management committee of the Company, in the case of the EC Funnel Report, or to the executive officers of the Company in the case of the other documents. All requests for information made pursuant to this Section 3.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by the Company’s or Parent’s executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement. If Parent or its Affiliates have entered into a separate agreement with the Company restricting access to information, such agreement shall continue in effect in accordance with its terms.

          3.7. Publicity . The initial press release regarding the Amalgamation and the Sub Amalgamation shall be a joint press release and thereafter the Company and Parent each shall consult with each other (a) prior to issuing any press releases or otherwise making public announcements with respect to the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (and ensure that any such communication complies with all applicable Laws (including, without limitation, securities Laws)), and (b) prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except, in each case, as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or by the request of any Government Entity.

          3.8. Employee Benefits .

          (a) Benefit Plans. Parent agrees that, following the Effective Time, for a period ending on December 31, 2005, it shall continue to provide each Employee with at least the same level of base salary and annual bonus opportunities as in effect on the date hereof, subject to merit increases in base salary in accordance with Section 3.1(d) with respect to such Employee and to provide Employees with benefits (other than equity compensation) under employee benefit plans, programs, contracts and arrangements that are at least as favorable in the aggregate as those provided by the Company and its Subsidiaries immediately prior to the date hereof; provided, that in no event shall any bonus targets be established for any bonus plan period not in effect as of the date hereof without the prior written consent of Parent. Parent shall, and shall cause the Amalgamated Company to, assume and comply with all employee benefit obligations to current and former Employees under the Company Benefit Plans and all employee severance plans (or policies) in existence on the date hereof and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof, provided, that the Amalgamated Company may amend, suspend or terminate any individual employee benefit plan or arrangement in accordance with its terms so long as doing so does not cause Parent to be in breach of the foregoing provisions in this Section 3.8(a). The foregoing notwithstanding, nothing in this Agreement shall operate as a guarantee of employment for any Person nor limit the ability of Amalgamated Company or its Subsidiaries to terminate the employment of any Employee.

          (b) Service Recognition. To the extent that service is relevant for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits) (other than under any retiree medical plan or accruals under any defined benefit pension plan sponsored by Parent or Amalgamated Company or to the extent recognition of such service would result in duplication of benefits for the same period of service) under any retirement plan or any employee benefit plan, program or arrangement established or maintained by Parent or any of its Affiliates under which the Employees may be eligible to participate on or after the Closing Date, such plan, program or arrangement shall credit such Employees for service earned on and immediately prior to the Closing Date with the Company or its Subsidiaries, or any of their respective predecessors, in addition to service earned with Parent or any of its Affiliates after the Closing Date. To the extent that Employees of the Company or its Subsidiaries become eligible to participate in any plan, policy or arrangement of Parent or Amalgamated Company that provides medical, dental, vision or prescription drug coverage and such eligibility would require the Employees and their dependents to enroll in such plans mid-year, any amounts paid by such Employees and dependents under comparable plans sponsored by the Company or its Subsidiaries prior to the mid-year enrollment in such plans shall be taken into account in applying the deductible, co-payment and out-of-pocket limitations applicable to such Employees and dependents under such plans of Parent or Amalgamated Company.

          3.9. Expenses . Whether or not the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement are consummated, all costs and expenses incurred in connection with this Agreement, the Amalgamation and the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement shall be paid by the party incurring such expense, except (a) expenses incurred in connection the making of any Transfer Applications shall be shared equally by Parent and the Company, (b) expenses incurred in connection with the pre-merger notification and report forms under the HSR Act shall be paid by Parent and (c) as otherwise provided by Section 3.13 or Section 5.5(b).

          3.10. Indemnification; Directors’ and Officers’ Insurance .

          (a) From and after the Effective Time, the Amalgamated Company will indemnify and hold harmless, to the fullest extent permitted under applicable Law (but not less than that permitted on the date hereof) (and will also advance expenses as incurred to the fullest extent permitted under applicable Law) each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 3.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Amalgamated Company thereof, but the failure to so notify shall not relieve the Amalgamated Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Amalgamated Company shall have the right to assume the defense thereof and the Amalgamated Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Amalgamated Company elects not to assume such defense or the Indemnified Parties advise that there are issues which raise conflicts of interest between the Amalgamated Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Amalgamated Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Amalgamated Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Amalgamated Company shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Amalgamated Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then Parent shall provide the Indemnified Parties with the monies necessary to fully implement the indemnity provided herein, and if such payments are not permitted by applicable Law, the Amalgamated Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) The Company may, and if it does not, the Amalgamated Company shall, purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to Indemnified Parties than the existing officers’ and directors’ liability insurance (the “D&O Insurance”); provided, that if the Amalgamated Company, after using its reasonable best efforts, is unable to purchase such tail the Amalgamated Company will obtain that amount of officers’ and directors’ liability insurance that is available for a price of up to 500% of the current annual premium paid by the Company (which annual premium is set forth on Section 3.10(c) of the Company Disclosure Letter); provided, further, that, subject to Section 3.14, the Amalgamated Company shall be required to obtain and maintain D&O Insurance with the amount of coverage of no less than $100,000,000 in the event that the Company effects the IPO (as defined in Section 3.14). The Company may replace the D&O Insurance upon its expiration on September 1, 2004 with a new officers’ and directors’ liability insurance (the “New D&O Insurance”) with substantially the same terms and conditions as the D&O Insurance; provided, that the Company shall pay no more than 500% of the current annual premium paid by the Company for the D&O Insurance for the New D&O Insurance.

          (d) If the Amalgamated Company or any of its successors or assigns (i) shall consolidate or amalgamate with or merge into any other Person and shall not be the continuing or amalgamated Person of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its shares, other equity interests, properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Amalgamated Company shall assume all of the obligations set forth in this Section 3.10.

          (e) The provisions of this Section 3.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          3.11. Takeover Statute . If any Takeover Statute or bye-law of the Company or Bermuda Limited is or may become applicable to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, each of Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          3.12. Conduct of Parent .

          (a) Parent agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, except as required by applicable Law, and except as may be consented to in writing by the Company, Parent shall not, and shall not authorize any of its direct or indirect Subsidiaries or any Affiliates to (i)take any action or agree, in writing or otherwise, to take any action that would reasonably be likely to result in any of the representations and warranties set forth in Section 2.2 becoming false or inaccurate such that the conditions set forth in Sections 4.1 or 4.3 would fail to be satisfied, or (ii) enter into or consummate (A) any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets or otherwise) or joint venture with respect to a fixed satellite services operator that owns and operates satellites which provide transponder capacity commercially, (B) any agreements or arrangements for sales of any securities or any assets of Parent, the Company, the Amalgamated Company or any of their respective Subsidiaries to any Person or (C) any other agreements or arrangements, in each case of clauses (A) through (C), reasonably likely to have an Amalgamated Company Material Adverse Effect.

          3.13. Debt Financing .

          (a) Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy all conditions applicable to Parent in such definitive agreements, (iii) comply with its obligations under the Debt Financing Commitment Letters, (iv) enforce its rights under the Debt Financing Commitment Letters and (v) in the event the Debt Financing Commitment Letters are terminated prior to the Closing, obtain a renewal of, or a substitute for, the Debt Financing Commitment Letters on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letters or on more favorable terms to Parent. Notwithstanding anything to the contrary in this Agreement, Parent and the Company agree that if at any time the conditions to closing set forth in Section 4.1 or Section 4.2 have been satisfied or waived (other than the conditions set forth in Section 4.2(d) and any conditions that may only be satisfied at Closing) and at such time the Notes (as defined in the Debt Financing Commitment Letters) have not been issued then Parent shall have a period of fifteen business days to either cause such Notes to be issued or cause the Interim Loans (as defined in the Debt Financing Commitment Letters) to be borrowed in full, it being understood that Parent shall not be required to cause such issuances or borrowings to occur if all conditions to Closing (other than Section 4.2(d)) are not satisfied at such time. In the event any portion of the Debt Financing becomes unavailable on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Financing Commitment Letters or any termination of the Debt Financing Commitment Letters. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Commitment Letters if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, amends the conditions to the drawdown of the financing or is adverse to the interests of the Company or the Amalgamated Company in any other respect.

          (b) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the respective officers, employees, Representatives, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters, and shall cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or documents as may be reasonably requested by Parent, and (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and its Subsidiaries and, at the cost of Parent, to provide any necessary “comfort letters” and to prepare and deliver other customary opinions or other deliverables.

          (c) Provided that Parent provides to the Company such information concerning Parent and its Subsidiaries and the Debt Financing as the Company reasonably requests or requires in connection with the following, the Company shall cause the following to occur: not later than 30 days before the Closing Date, the Administrative Agent (as defined in the Debt Financing Commitment Letters) shall have received audited, in the case of year end, and unaudited, in the case of interim (which have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), consolidated financial statements of the Company and its consolidated Subsidiaries (including Bermuda Limited and the Guarantors (as defined in the Debt Financing Commitment Letters)) and financial statements relating to completed or probable acquisitions (including pro forma financial statements), in each case required by and meeting the requirements of Regulation S-X that would apply to a Form S-1 registration statement being filed by the Company on such date of delivery under the Securities

Act of 1933, as amended (except with respect to the financial statements of the Loral Transferred Satellites (as such term is used in the Form F-1 as filed by the Company with the SEC on April 22, 2004) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, as modified in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003); provided that, if on any date during such 30-day period prior to the Closing Date financial statements for a later period-end would be required if the Company filed a registration statement on Form S-1 on such date, and the Administrative Agent requests that such financial statement be provided, then financial statements with such later period-end meeting the forgoing requirements shall have also been received reasonably promptly following such request and in any event prior to the Closing Date.

          (d) The Parties agree that nothing contained in this Agreement shall prevent any Subsidiary of the Company from providing the funds necessary to enable the Company to satisfy its obligations as and when they come due under debt securities of the Company outstanding as of the date of this Agreement, pursuant to the terms thereof.

          (e) Parent’s Debt Financing will contain provisions with the same substance to clauses (i) and (ii) of the definition of Restricted Payments Carve-outs in Exhibit A to the Debt Financing Commitment Letter (relating to the ability to payments on existing indebtedness of the Company).

          3.14. ORBIT Act Matters.

          The Company will use its reasonable best efforts to achieve an extension of the time within which it must complete an initial public offering of its Shares in order to be in full compliance with all of its obligations under the ORBIT Act. If no such extension has occurred by the date which is 105 days prior to the then-current deadline (such then-current deadline, the “Deadline”) for the satisfaction of such obligations, the Company may file a registration statement contemplating an initial public offering and other documentation relating to listing of Shares in order to achieve such satisfaction (the “IPO”) and such other actions customarily occurring after such actions. The IPO shall be on such stock exchange, at such price and with such underwriters as the Company may reasonably determine, in each case, with the consent of Parent (such consent not to be unreasonably withheld or delayed). Prior to the filing of any documents or written correspondence with the SEC concerning the IPO, the Company shall provide Parent and its Representatives a reasonable opportunity to review and comment on such documents and shall consider in good faith such comments. The IPO shall be of not more than 15% of the outstanding Shares. Notwithstanding the foregoing, the Company may not sell securities in the IPO at any time prior to the date that is ten business days prior to the Deadline. If the Company sells Shares in the IPO, the Amalgamation Consideration shall be the Adjusted Amount. For the purposes of this Agreement:

          “Adjusted Amount” means the per share amount calculated by dividing (x) the sum of (A) Equity Value plus (b) Net Proceeds from IPO by (y) the number of Fully Diluted Shares Post IPO (in each case as defined below).

          “Equity Value” is defined to means the Amalgamation Consideration (without giving effect to any adjustment hereunder) multiplied by the Fully Diluted Shares outstanding as of the date hereof.

          “Net Proceeds from IPO” means the gross cash proceeds from the IPO less all underwriting discounts, and less fees and expenses related to the IPO (as set forth on the Company’s books and records in accordance with generally accepted accounting principles, and in each case set forth above including in connection with any overallotment option).

          “Fully Diluted Shares” means the total number of Shares outstanding as of the relevant date determined using the Treasury method applied in accordance with GAAP.

          “Fully Diluted Shares Post IPO” means the Fully Diluted Shares outstanding after, and after giving effect to, the IPO (including overallotment, if any).

ARTICLE IV

Conditions

          4.1. Conditions to Each Party’s Obligation to Effect the Amalgamation. The obligation of each party to effect the Amalgamation and the Sub Amalgamation is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Shareholder Approval. The Company shall have received the Company Shareholder Approval in accordance with applicable Law and the bye-laws of the Company.

          (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Amalgamation under the HSR Act shall have expired or been terminated, (ii) the requisite Governmental Entities shall have approved the Transfer Applications, (iii) any consents or approvals from OFAC required to complete the transactions contemplated hereby shall have been obtained, (iv) applicable procedures under Exon-Florio shall have been completed and no action in connection with Exon-Florio shall have been taken that would cause a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect, (v) any filings required under the AECA and the ITAR have been made and all appropriate waiting periods have expired, lapsed or been terminated and/or all required approvals have been granted, (vi) the Required Company Consents and the Required Parent Consents shall have be made or obtained, and (vii) all other notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and the consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by the Company, Bermuda Limited, Parent, Amalgamation Sub and Amalgamation Sub Two shall have been made or obtained (as the case may be), except, in the case of clause (vii), those the failure to make or to obtain which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect.

          (c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Amalgamation (including payment of the Amalgamation Consideration), the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (collectively, an “Order”).

          (d) Securities Approvals. Parent shall have received all Bermuda securities Law and U.S. securities and “blue sky” permits and approvals necessary to consummate the Amalgamation and all other transactions contemplated by this Agreement or the Amalgamation Agreement.

          (e) The Amalgamation Agreement, the Sub Amalgamation Agreement and Section 108 Documents. Each of the Amalgamation Agreement, the Sub Amalgamation Agreement and Section 108 Documents shall have been duly executed and delivered by the parties thereto, and each party hereto shall have provided the other with a letter addressed to the other party irrevocably authorizing the application for registration of each of the Amalgamated Company and the Amalgamated Sub Company and the filing of the Section 108 Documents in connection therewith.

          (f) Solvency Opinion. The Company shall have received a solvency opinion from a nationally recognized financial advisor (the “Solvency Expert”), selected and paid for by the Company, regularly involved in the business of valuing companies and rendering solvency opinions, that, after giving effect to the Amalgamation, the Financing, the other transactions contemplated by this Agreement and the Amalgamation Agreement, the Amalgamated Company and the Amalgamated Sub Company will be able to pay its respective liabilities as they come due, and that the realizable value of the assets of the Amalgamated Company will not be less than the aggregate of its liabilities and issued shared capital. At least 15 business days prior to Closing, Parent may make a written request to the Solvency Expert that Parent, Amalgamation Sub and Amalgamation Sub Two be made addressees of such solvency opinion. If Parent’s request that it be made an addressee of such solvency opinion is denied by the Solvency Expert (or not agreed to by the Solvency Expert within five business days of the making of such request), then this condition shall be satisfied only if Parent shall have also received a solvency opinion from another Solvency Expert, selected and paid for by Parent, to the same matters as the solvency opinion to be given to the Company pursuant to the first sentence of this Section 4.1(f).

          (g) Additional Condition. The condition described in Part 3 of Section 2.1(a)(iv)(D) of the Company Disclosure Schedule shall have been satisfied.

          4.2. Conditions to Obligations of Parent and Amalgamation Sub. The obligations of Parent, Amalgamation Sub and Amalgamation Sub Two to effect the Amalgamation and the Sub Amalgamation are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than those in Sections 2.1(b) and 2.1(c)), disregarding all qualifications and exceptions contained therein relating to Company Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Sections 2.1(b) and 2.1(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 4.2(a) and the conditions set forth in this Section 4.2(a) have been satisfied.

          (b) Performance of Obligations of the Company and Bermuda Limited. Each of the Company and Bermuda Limited shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained any consent or approval of any Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those the failure to obtain, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Debt Financing. Parent shall have received the funds committed for the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letters or upon terms and conditions which are comparable or more favorable to Parent, and to the extent that any such term or condition is not set forth in the Debt Financing Commitment Letters, upon terms and conditions which are reasonable and customary.

          (e) Legal Opinion. Parent shall have received opinions of (i) U.S. corporate counsel and (ii) U.S. FCC regulatory counsel and (iii) Bermuda counsel to the Company and Bermuda Limited, dated the Closing Date, in the form set forth in Section 4.2(e) of the Company Disclosure Letter.

          (f) Orders. No Governmental Entity shall have instituted an action or proceeding (i) seeking an Order of the type described in Section 4.1(c) or (ii) that could reasonably be expected to have a material adverse effect on the Amalgamated Company and its subsidiaries, taken as a whole.

          (g) Governmental Consents. All Governmental Consents (other than those described in Section 4.1(b)(i) through Section 4.1(b)(v)) the failure to make or obtain which, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect shall have been made or obtained (such consents together with those consents that are conditions under Section 4.1(b)(i) through Section 4.1(b)(v) hereof being the “Required Governmental Consents”). All Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted and has not been vacated, reversed, set aside, annulled or suspended within the earlier of (x) 30 days after being granted and (y) the business day prior to the expiration of the Debt Financing Commitment Letter, as the same may have been extended or amended in accordance with the terms hereof.

          (h) Satellite Matters. The conditions set forth in Exhibit E to this Agreement shall have been satisfied.

          (i) Dissenting Shares. The number of Shares held by Dissenting Shareholders shall not exceed 7.5% of the total number of issued and outstanding Shares.

          4.3. Conditions to Obligation of the Company. The obligation of each of the Company and Bermuda Limited to effect the Amalgamation and the Sub Amalgamation is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent, Amalgamation Sub and Amalgamation Sub Two set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Amalgamated Company Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, an Amalgamated Company Material Adverse Effect; and (ii) the Company shall have received a certificate signed on behalf of Parent and Amalgamation Sub by the Chief Executive Officer of each of Parent and Amalgamation Sub to the effect that such Chief Executive Officer has read this Section 4.3(a) and the conditions set forth in this Section 4.3(a) have been satisfied.

          (b) Performance of Obligations of Parent and Amalgamation Sub. Each of Parent, Amalgamation Sub and Amalgamation Sub Two shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

ARTICLE V

Termination

          5.1. Termination by Mutual Consent. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors.

          5.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Amalgamation or the Sub Amalgamation shall not have been consummated by January 31, 2005, whether such date is before or after the date on which the Company Shareholder Approval is received; provided, however, that in the event that, as of January 31, 2005, the condition set forth in either Section 4.1(b) has not been satisfied, the Termination Date may be extended from time to time by either Parent or the Company one or more times to a date not beyond July 31, 2005 (January 31, 2005, or, if extended, such later date, the “Termination Date”), (b) the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting after a vote thereon has been taken, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Amalgamation or the Sub Amalgamation shall become final and non-appealable (whether before or after the receipt of the Company Shareholder Approval); provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Amalgamation or Sub Amalgamation to be consummated.

          5.3. Termination by the Company. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the receipt of Company Shareholder Approval, by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Amalgamation Sub or Amalgamation Sub Two in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would cause any of the conditions in Section 4.3(a) or 4.3(b) not to be satisfied (assuming, if applicable, any such subsequent date was the Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

          5.4. Termination by Parent. This Agreement may be terminated and the Amalgamation and Sub Amalgamation may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the Board of Directors of the Company shall have withdrawn, adversely modified or qualified its approval or recommendation of this Agreement or the Amalgamation Agreement or failed to reconfirm its recommendation of this Agreement or the Amalgamation Agreement within five business days after a written request by

Parent to do so, (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would cause any of the conditions in Section 4.2(a) or 4.2(b) not to be satisfied (assuming, if applicable, that any such subsequent date was the Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company (it being understood that, for purposes of this sentence, any willful breach of Section 3.2(a) or the first sentence of Section 3.2(d) in each case prior to the receipt of the Company Shareholder Approval shall be considered uncurable and deemed to cause such conditions not to be satisfied), (c) if the Board of Directors of the Company shall have recommended any Acquisition Proposal (other than this Agreement and the Amalgamation Agreement), or (d) if the Shareholders Meeting shall not have been convened by October 31, 2004, and, if adjourned beyond October 31, not held by November 15, 2004 (provided that if the Shareholders Meeting or the taking of the votes for the Company Shareholder Approval shall have been enjoined by a court of competent jurisdiction prior to either of such dates (other than as a result of a suit brought after an Acquisition Proposal has been made after the date hereof if the Company has taken any action of the types specified in Section 3.2(c)(i) or (ii)), then so long as the Company uses its reasonable best efforts to have such injunction lifted or vacated, each of such deadline dates occurring after the entry of such injunction shall be extended by the number of days from the entry of such injunction until the lifting or vacating of such injunction plus the greater of (x) five business days and (y) the number of days legally required from the time a notice of meeting is sent until a meeting is held.

          5.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Amalgamation and the Sub Amalgamation pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, (i) the parties shall perform their obligations contained in this Section 5.5, Sections 3.7 and 3.9 and Article VI, and (ii) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach of this Agreement.

          (b) In the event that (i) an Acquisition Proposal (which, for purposes of this paragraph shall include any Acquisition Proposal made prior to the date hereof only if the Person who made such proposal or offer makes known to the Company or its Representatives, or publicly discloses, that such Person remains interested in pursuing such proposal or offer after the date hereof) shall have been made (and not subsequently withdrawn) and shall have become publicly disclosed or known to any of its shareholders or any Person shall have publicly announced (and not subsequently withdrawn) an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(b) or (ii) this Agreement is terminated by Parent pursuant to Section 5.4(a) or Section 5.4(c), or pursuant to Section 5.4(d) if a bona fide Acquisition Proposal shall have been made to the Company or its Representatives after the date hereof (whether or not publicly disclosed) or pursuant to Section 5.4(b) by reason of any breach by the Company occurring after a bona fide Acquisition Proposal has been made to the Company or its Representatives (whether or not publicly disclosed), then in each case (A) the Company shall promptly, but in no event later than two business days after the date of such termination, pay to Parent, on behalf of Parent and its equity holders and their respective Affiliates and Representatives incurring charges and expenses in connection with this Agreement and the transactions contemplated hereby, all of the charges, fees and expenses actually incurred by Parent, its equity holders or their respective Affiliates and Representatives in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $50 million (the “Expenses”) payable by wire transfer of same day funds and (B) if within 9 months of such termination (x) any Person (other than Parent) (an “Acquiring Party”) has entered into an agreement (or, in the case of a tender offer, the Board of Directors of the Company makes any recommendation to Company shareholders in favor of such offer) providing for the acquisition, by purchase, merger, consolidation, amalgamation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of 40% or more of the voting power of the issued and outstanding securities of the Company or ownership or control of 40% or more of the consolidated assets of the Company or (y) any Person has entered into an agreement relating to a merger, consolidation, amalgamation or similar business combination involving the Company or one of its Subsidiaries and an Acquiring Party which provides, in the event of consummation, for the shareholders of the Company immediately prior to such transaction to hold less than 60% of the issued and outstanding voting securities of the surviving company on a fully diluted basis, the Company shall promptly, but in no event later than two days after the relevant event, pay Parent an amount equal to $120,000,000 (the “Fee”), less any Expenses previously paid by the Company to Parent, by wire transfer of same day funds to an account designated by Parent in writing; provided, however, that in the event the termination is pursuant to Section 5.4(d) as provided above and the breach giving rise to such termination is demonstrated by the Company to be inadvertent, the Company shall not be required to pay the Expenses within the two business day period, but shall pay the full amount of the Fee in the event that the events set forth in clause (B) occur. The Company acknowledges that the agreements contained in this Section 5.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 5.5(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this Section 5.5(b) or any portion of such fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE VI

Miscellaneous and General

          6.1. Survival. The covenants and agreements contained herein which by their terms are to be fully performed on or prior to the consummation of the Amalgamation and Sub Amalgamation shall not survive, and shall terminate immediately following, the consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. The representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Amalgamation, the Sub Amalgamation and the

other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          6.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by all of the parties hereto.

          6.3. Waiver. Subject to the provisions of applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.

          6.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          6.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 6.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

          6.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company or Bermuda Limited:

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Telecopy: +441-292-8300
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Intelsat Global Service Corporation
3400 International Drive, NW
Washington, DC 20008-3006
Telephone: (202) 944-6873
Telecopy: (202) 944-7661
Attention: General Counsel and Executive Vice President for Regulatory Affairs

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: (212) 558-4000
Telecopy: (212) 558-3588
Attention: Duncan C. McCurrach, Esq.

if to Parent, Amalgamation Sub or Amalgamation Sub Two:

Zeus Holdings Limited
Canon’s Court, 22 Victoria Street
Hamilton, HM EX Bermuda
Telephone: (441) 295-2244

Telecopy: (441) 292-8666
Attention: President
c/o Peter Bubenzer and
Judith Collins

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Telecopy: (212) 403-2000
Attention: David M. Silk, Esq.
Mark Gordon, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          6.7. Entire Agreement. This Agreement (including any Exhibits and Annexes hereto), the Amalgamation Agreement (including any Schedules thereto) and the Sub Amalgamation Agreement (including any Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof.

          6.8. No Third Party Beneficiaries. Except as provided in Section 3.10, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 3.10 shall not arise unless and until the Effective Time occurs.

          6.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Amalgamated Company to cause such Subsidiary to take such action.

          6.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Amalgamation and the Sub Amalgamation shall be paid by the Amalgamated Company or the Amalgamated Sub Company, as the case may be.

          6.11. Definitions. Each of the terms set forth in Exhibit A hereto is defined in the Section of this Agreement set forth opposite such term.

          6.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          6.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require any party hereto to violate any applicable Law.

          Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary incorporated under the laws of Bermuda to be a Constituent Company in lieu of Amalgamation Sub, and may so designate another Subsidiary incorporated under the laws of Bermuda to be a constituent company of Amalgamation Sub Two in lieu of Amalgamation Sub Two, in which event all references herein to Amalgamation Sub or Amalgamation Sub Two, as the case may be, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Amalgamation Sub or Amalgamation Sub Two, as the case may be, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that Parent may designate, by written notice to the Company, an Affiliate of Parent incorporated under the laws of Bermuda to be hold all rights held by Parent in lieu of Parent, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation. Any purported assignment in violation of this Agreement is void.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INTELSAT, LTD.
By	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chief Executive Officer

INTELSAT (BERMUDA), LTD.
By	/s/ Ramu Potarazu
	Name:	Ramu Potarazu
	Title:	President

ZEUS HOLDINGS LIMITED
By	/s/ Andrew Sillitoe
	Name:	Andrew Sillitoe
	Title:	Authorized Officer

ZEUS MERGER ONE LIMITED
By	/s/ Andrew Sillitoe
	Name:	Andrew Sillitoe
	Title:	Authorized Officer

ZEUS MERGER TWO LIMITED
By	/s/ Andrew Sillitoe
	Name:	Andrew Sillitoe
	Title:	Authorized Officer

(Signature Page to Transaction Agreement and
Plan of Amalgamation)

EXHIBIT A

DEFINED TERMS

Terms	Section
Acquiring Party	5.5(b)
Acquisition Proposal	3.2(h)(i)
Adjusted Amount	3.14
AECA	2.1(d)(i)
Affiliate	2.1(a)(iii)
Agreement	Preamble
Amalgamated Company	Recitals
Amalgamated Company Material Adverse Effect	2.2(a)
Amalgamated Company Share	1.6(c)
Amalgamated Sub Company	Recitals
Amalgamated Sub Company Bye-Laws	1.3
Amalgamated Sub Company Memorandum of Association	1.3
Amalgamated Sub Company Share	1.6(d)
Amalgamation	Recitals
Amalgamation Agreement	1.1(a)
Amalgamation Consideration	1.6(a)
Amalgamation Sub	Preamble
Amalgamation Sub Two	Preamble
Audit Date	2.1(f)
Backlog	2.1(q)(iii)
Backlog Contracts	2.1(q)(iii)
Beneficially Owns	2.2(i)
Beneficial Owner	2.2(i)
Bermuda Shares	1.6
blue sky	2.1(d)(i)
Board of Directors	1.9(e)(ii)
business day	1.2
Bye-Laws	1.3
Capital Expenditures Budget	2.1(f)
Cash Payment	1.9(a)
Certificate	1.6(a)
CFIUS	2.1(d)(i)
Closing	1.2
Closing Date	1.2
Code	1.7(f)
Companies Act	Recitals
Company	Preamble
Company Benefit Plans	2.1(h)(i)
Company Disclosure Letter	2.1
Company Earth Stations	2.1(p)(iii)

Terms	Section
Company ERISA Affiliate	2.1(h)(iii)
Company ERISA Plans	2.1(h)(ii)
Company F-1	2.1(e)(i)
Company Material Adverse Effect	2.1(a)(iv)
Company Non-U.S. Benefit Plans	2.1(h)(i)
Company Option	1.9(a)
Company Pension Plan	2.1(h)(ii)
Company Reports	2.1(e)(i)
Company Satellite	2.1(p)(i)(A)
Company Shareholder Approval	2.1(c)(i)
Company 20-F	2.1(e)(i)
Company U.S. Benefit Plans	2.1(h)(ii)
COMSAT General Transaction Agreement	2.1(b)
Confidentiality Agreement	3.2(c)
Constituent Companies	Preamble
Contracts	2.1(d)(ii)
Costs	3.10(a)
D&O Insurance	3.10(c)
Debt Financing	2.2(j)(i)
Debt Financing Commitment Letters	2.2(j)(i)
Dissenting Shareholder	1.8
EC Funnel Report	3.6
Effective Time	1.3
Employees	2.1(h)(i)
Environmental Law	2.1(k)(i)
Equity Value	3.14
ERISA	2.1(h)(i)
Exchange Act	2.1(a)(ii)
Exchange Agent	1.7(a)(i)
Exchange Fund	1.7(a)(i)
Excluded Shares	1.6(a)
Existing Credit Agreement	3.1(b)
Exon-Florio	2.1(d)(i)
Expenses	5.5(b)
FCC	2.1(d)(i)
Fee	5.5(b)
Final Order	4.2(g)
Financing	2.2(j)(ii)
Fully Diluted Shares	3.14
Fully Diluted Shares Post IPO	3.14
GAAP	2.1(a)(iv)(A)
Governmental Consents	4.1(b)
Governmental Entity	2.1(d)(i)
Government Antitrust Entity	3.5(e)

Terms	Section
Hazardous Substance	2.1(k)(ii)
HSR Act	2.1(d)(i)(B)
Indemnified Parties	3.10(a)
Insurance Policy	2.1(n)(i)
Intellectual Property	2.1(o)
IRS	2.1(h)(i)
IPO	3.14
ITAR	2.1(d)(i)(F)
ITU	2.1(p)(ii)(A)
knowledge	2.1(d)(ii)(B)
Laws	2.1(i)
Leased Real Property	2.1(p)(iii)
Liens	2.1(p)(iii)
Material Contracts	2.1(q)(i)
Memorandum of Association	1.3
Multiemployer Plan	2.1(h)(ii)
Multiple Employer Plan	2.1(h)(ii)
Network Security Agreements	2.1(d)(i)
Net Proceeds from IPO	3.14
New D&O Insurance	3.10(c)
non-assessable	2.1(b)
OFAC	2.1(d)(i)
ORBIT Act	3.1(n)
Order	4.1(c)
Owned Real Property	2.1(p)(iii)
Parent	Preamble
Parent Disclosure Letter	2.2
PBGC	2.1(h)(iii)
Permits	2.1(i)
Permitted Liens	2.1.(p)(iii)
Person	1.7(a)(ii)
Preference Shares	2.1(b)
Privatization Documents	2.1(q)(iv)
Proxy Statement	3.3(a)
Quorum	2.1(c)(i)
Recent Company Reports	2.1(f)
Representatives	2.1(t)
Required Company Consent	2.1(d)(i)
Required Contractual Consents	2.1(d)(ii)
Required Governmental Consents	4.2(g)
Required Parent Consent	2.2(e)(i)
Restricted Company Shares	1.9(b)
Restricted Share	1.9(b)
Restricted Share Unit	1.9(b)

Terms	Section
Restructuring Agreement	2.1.(q)(iv)
Rights Agreement	2.2(i)
ROC	1.3
Sarbanes-Oxley Act	2.1(e)(iii)
SEC	2.1(e)(i)
Second Quarter 6-K	2.1(e)(i)
Section 108 Documents	1.3
Securities Act	2.1(d)(i)
Shareholders Meeting	3.4(a)
Share Plans	2.1(b)
Shares	1.6
Significant Subsidiary	2.1(a)(ii)
Single-Employer Plan	2.1(h)(iii)
60% Vote	2.1(c)(i)
Solvency Expert	4.1(f)
Sub Amalgamation	Recitals
Sub Amalgamation Agreement	1.1(b)
Subsidiary	2.1(a)(i)
Superior Proposal	3.2(h)(ii)
Superior Proposal Notice	3.2(c)
Takeover Statute	2.1(j)(i)
Tax	2.1(l)(i)
Taxable	2.1(l)(i)
Taxes	2.1(l)(i)
Tax Return	2.1(l)(ii)
Termination Date	5.2(a)
Total Backlog	2.1(q)(iii)
Transfer Applications	2.1(e)(iii)
TT&C	2.1(p)(iii)
2001 Plan	2.1(b)
2004 Plan	1.9(b)
2006 Backlog	2.1(q)(iii)
Unvested Company Option	1.9(a)
Vested Company Option Share	1.9(a)
Voting Agreement	Recitals
Waiting Period	3.2(c)
WTO	2.2(c)
WTO Agreements	2.2(c)

EXHIBITS AND ANNEXES

The Exhibits and Annexes listed below have been omitted in accordance with Item S-K 601(b)(2). Intelsat agrees to furnish copies of any or all of these documents to the Commission upon request.

EXHIBIT B	Form of Voting Agreement
EXHIBIT C	Form of Amalgamation Agreement
EXHIBIT D	Form of Sub Amalgamation Agreement
EXHIBIT E	Satellite Matters
EXHIBIT F	Capital Expenditures Budget

ANNEX A	Company Disclosure Letter
ANNEX B	Parent Disclosure Letter
ANNEX C	Debt Financing Commitment Letters
ANNEX D	Equity Financing Commitment Letters

EXHIBIT B

AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of the 8th day of September 2004

BETWEEN:

(i)	Zeus Merger One Limited, a company incorporated under the laws of Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 11 Bermuda (“Amalgamation Sub”); and

(ii)	Intelsat, Ltd., a company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda (the “Company”).

WHEREAS, Amalgamation Sub and the Company wish to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda and continue as Intelsat, Ltd., a Bermuda exempted company, on the terms set forth below; and

WHEREAS, the board of directors of each of the Company and Amalgamation Sub has (a) determined that the Amalgamation (as defined below) is advisable and in the best interests of the Company or Amalgamation Sub, as the case may be, and (b) approved and adopted this Agreement, the Transaction Agreement (as defined below), the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement; and

WHEREAS, Parent (as defined below), as the sole member of Amalgamation Sub, has approved this Agreement, the Transaction Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

the “Act” means the Companies Act 1981 of Bermuda;

this “Agreement” means this amalgamation agreement (and includes all schedules hereto);

the “Amalgamated Company” means the company continuing as a result of the Amalgamation;

the “Amalgamated Company Shares” means the ordinary shares of the Amalgamated Company of U.S.$1.00 par value each;

the “Amalgamation” means the amalgamation of Amalgamation Sub and the Company pursuant to this Agreement and the Act;

the “Amalgamation Consideration” shall have the meaning attributed to such term in the Transaction Agreement;

“Amalgamation Sub Two” means Zeus Merger Two Limited, a Bermuda company and wholly owned subsidiary of Amalgamation Sub;

“Bermuda Limited” means Intelsat (Bermuda), Ltd, a Bermuda company and wholly owned subsidiary of the Company;

the “Effective Time” means the date and time at which the Amalgamation becomes effective pursuant to the Act;

the “Excluded Shares” shall have the meaning attributed to such term in the Transaction Agreement;

the “Ordinary Shares” means the ordinary shares of the Company of par value U.S.$3.00 each;

“Parent” means Zeus Holdings Limited, a company incorporated under the laws of Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 11 Bermuda;

the “Restricted Shares” shall have the meaning attributed to such term in the Transaction Agreement; and

the “Transaction Agreement” means the Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, by and among Parent, Amalgamation Sub, Amalgamation Sub Two, Bermuda Limited and the Company, as amended to the date hereof (and includes all exhibits and annexes thereto).

1.2	In this Agreement unless the context otherwise requires:

1.2.1 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification); and

1.2.2 references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears; and

1.2.3 references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4 references to persons shall include companies, partnerships, corporations, associations, individuals, entities, and bodies of persons, whether incorporated or unincorporated; and

1.2.5 clause headings shall not affect the construction hereof.

2.	Amalgamation

The parties hereby agree that at the Effective Time, Amalgamation Sub and the Company shall amalgamate pursuant to the Act.

3.	Name, Memorandum and Bye-Laws

3.1	The name of the Amalgamated Company shall be “Intelsat, Ltd.”

3.2	The Memorandum of Association of the Amalgamated Company shall be as set forth in Schedule 1 hereto, being the Memorandum of Association of the Company, as amended.

3.3	The Bye-Laws of the Amalgamated Company shall be as set forth in Schedule 2 hereto, being the Bye-Laws of the Company, as amended.

4.	Directors

The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

Conny Kullman
c/o Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Andrew Africk
c/o Apollo Management V, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019

Aaron Stone
c/o Apollo Management V, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019

James Perry
c/o MDP Global Investors Limited
Three First National Plaza

Suite 3800
Chicago, Illinois 60602

Douglas Grissom
c/o MDP Global Investors Limited
Three First National Plaza
Suite 3800
Chicago, Illinois 60602

Andrew Sillitoe
c/o Apax Partners Ltd
15 Portland Place
London W1B 1PT
UK

Alan Peyrat
c/o Apax Partners, Inc.
445 Park Avenue
New York, New York 10022

Allen Haight
c/o Permira Advisers, LLC
399 Park Avenue
36th Floor
New York, New York 10022-4690

Ian Sellars
c/o Permira Advisers Limited
20 Southampton Street
London WC2E 7QG
UK

5.	Conversion of Shares

5.1	At the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company or the holders of any shares or securities thereof, pursuant to and in accordance with the terms and conditions of the Transaction Agreement:

5.1.1 each Ordinary Share (other than the Excluded Shares) shall be converted into the Amalgamation Consideration;

5.1.2 except as set forth in clause 5.1.3 with respect to the Restricted Shares, each Excluded Share shall be cancelled without any conversion thereof, and no payment shall be made with respect thereto;

5.1.3 each Restricted Share that is unvested shall be cancelled and the holders thereof shall have the rights set out in Section 1.9(b) of the Transaction Agreement; and

5.1.4 each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid Amalgamated Company Share.

6.	Termination

6.1	This Agreement shall automatically terminate upon the termination of the Transaction Agreement.

6.2	In the event of the termination of this Agreement pursuant to clause 6.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Amalgamation Sub or the Company or any of their respective officers or directors, and all rights and obligations of any party hereto under this Agreement shall cease; provided, however, that nothing herein shall relieve any party from liability for any prior breach of the terms hereof.

7.	Governing Law This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda.

IN WITNESS WHEREOF this Agreement has been duly executed by or on behalf of each of the parties hereto.

SIGNED BY	Andrew Sillitoe	}	/s/ Andrew Sillitoe
}
for and on behalf of Zeus Merger One Limited		}
}
in the presence of	Salim Nathoo	}	/s/ Salim Nathoo

SIGNED BY	Conny Kulman	}	/s/ Conny Kullman
}
for and on behalf of Intelsat, Ltd.		}
}
in the presence of	Hany El Deib	}	/s/ Hany El Deib

FORM NO. 2	SCHEDULE 1

BERMUDA

THE COMPANIES ACT 1981

AMENDED MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES 15.03.01
(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION

OF

Intelsat, Ltd.
(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

		BERMUDIAN		NUMBER OF
		STATUS		SHARES
NAME	ADDRESS	(Yes / No)	NATIONALITY	SUBSCRIBED
Graham B.R. Collis	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One

Alison R. Guilfoyle	“	No	British	One

Anthony D. Whaley	“	Yes	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

N/A

5.	The authorised share capital of the Company is US$650,000,000 divided into shares of US$3.00 each. The minimum subscribed share capital of the Company is US$12,000.

6.	The objects for which the Company is formed and incorporated are:-

1.	to provide telecommunications services of all kinds;

2.	to carry on business as a holding company and to acquire and hold shares, stocks, debentures, debenture stock, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wherever constituted or carrying on business, and shares, stocks, debentures, debenture stock, bonds, mortgages, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, trust, local authority or other public body, whether in Bermuda or elsewhere, and to vary, transpose, dispose of or otherwise deal with from time to time as may be considered expedient any of the Company’s investments for the time being;

3.	to acquire any such shares and other securities as are mentioned in the preceding object by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof;

4.	to co-ordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of, and to act as financial advisers and consultants to, any company or companies now or hereafter incorporated or acquired which may be or may become a Group Company (which expression, in this paragraph 6, means a company, wherever incorporated, which is or becomes a holding company or a subsidiary of, or affiliated with, the Company within the meanings respectively assigned to those terms in The Companies Act 1981) or, with the prior written approval of the Minister of Finance, to any company or companies now or hereafter incorporated or acquired with which the Company may be or may become associated;

5.	to provide financing and financial investment, management and advisory services to any Group Company, which shall include but not be limited to granting or providing credit and financial accommodation, lending and making advances with or without interest any Group Company and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such Group Company by such bank;

6.	packaging of goods of all kinds;

7.	buying, selling and dealing in goods of all kinds;

8.	designing and manufacturing of goods of all kinds;

9.	mining and quarrying and exploration for metals, minerals, fossil fuel and precious stones of all kinds and their preparation for sale or use;

10.	exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

11.	scientific research including the improvement discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

12.	land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

13.	ships and aircraft owners, managers, operators, agents, builders and repairers;

14.	acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

15.	travel agents, freight contractors and forwarding agents;

16.	dock owners, wharfingers, warehousemen;

17.	ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

18.	all forms of engineering;

19.	farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

20.	acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

21.	buying, selling, hiring, letting and dealing in conveyances of any sort;

22.	employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, engineers and experts or specialists of any kind;

23.	to acquire by purchase or otherwise and hold, sell dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

24.	to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

7.	Powers of the Company

1.	The Company shall, pursuant to the Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

2.	The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

/s/ Graham B.R. Collis	/s/ Karen O’Connor

Graham B.R. Collis	Karen O’Connor

/s/ Alison R. Guilfoyle	/s/ Karen O’Connor
Alison R. Guilfoyle	Karen O’Connor

/s/ Anthony D. Whaley	/s/ Karen O’Connor
Anthony D. Whaley	Karen O’Connor

(Subscribers)	(Witnesses)

SUBCRIBED this day of

SCHEDULE 2

BYE-LAWS

OF

Intelsat, Ltd.

____________________________________
[     ]
Secretary

ADOPTED: [	], 200[ ]

BYE-LAWS

OF

INTELSAT, LTD.

i

Annex A	Initial Board Composition
Schedule – Form A	Proxy
Schedule – Form B	Notice of Liability to Forfeiture for Non-Payment of Call
Schedule – Form C	Transfer of a Share or Shares
Schedule – Form D	Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

INTERPRETATION

1. Interpretation

     (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

(a)	“Act” means the Companies Act 1981 as amended from time to time;

(b)	“Affiliate” of a person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

(c)	“Audit Committee” means the committee, consisting of at least three Directors, responsible for assisting the Board of Directors with the oversight of the Company’s internal controls, audit process and financial statements as may be provided in its charter;

(d)	“Auditor” includes any individual or partnership;

(e)	Reserved;

(f)	“Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(g)	“Cause” means (i) a Director’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanour charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) a Director’s willful failure to perform the Director’s duties to the Company; or (iii) a set of circumstances with respect to a Director that reasonably can be expected to have a material adverse effect on a governmental license, authorisation or approval, or an application therefore, of the Company that is material to the Company’s business and that such Director has not resolved satisfactorily within a reasonable period of time, as determined by the Board;

(h)	“Company” means the company for which these Bye-laws are approved and confirmed;

(i)	“Compensation Committee” means the committee, consisting of at least three Directors, responsible for reviewing compensation policies of the Company to ensure they provide appropriate motivation for corporate performance and increased Member value and determining remuneration of the chief executive officer, other executive officers and the Directors of the Company as may be provided in its charter;

(j)	“Director” means a director of the Company;

(k)	Reserved;

(l)	“Former Signatory” means an entity that was a Signatory immediately prior to the transfer of assets from ITSO to the Company, PROVIDED THAT in the event such Former Signatory is acquired and its legal personality extinguished through a transaction that is fully commercial and legitimate, then the acquiring entity shall not be considered a Former Signatory;

(m)	Reserved;

(n)	Reserved;

(o)	Reserved;

(p)	Reserved;

(q)	“Initial Board” has the meaning set forth in Bye-law 14(2);

(r)	“INTELSAT Agreement” means the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT” that entered into force in February 1973, as amended;

(s)	Reserved;

(t)	“ITSO” means THE INTERNATIONAL TELECOMMUNICATIONS SATELLITE ORGANIZATION (“INTELSAT”), established by the INTELSAT Agreement;

(u)	“ITU” means the International Telecommunication Union;

(v)	“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

(w)	Reserved;

(x)	“Nominating Committee” means the committee, consisting of at least three Directors,which is responsible for recommending candidates for membership to the Board and committees of the Board, overseeing matters of corporate governance and considering candidates for the Board recommended by Members as may be provided in its charter;

(y)	“notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(z)	“Officer” means any person appointed by the Board to hold an office in the Company;

(aa)	“Operating Agreement” means the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT” that entered into force in February 1973, as amended;

(bb)	“Ordinary Shares” has the meaning set forth in Bye-law 52(1);

(cc)	“Party” means a member government for which the INTELSAT Agreement has entered into force or been provisionally applied;

(dd)	Reserved;

(ee)	“Public Services Agreement” means the agreement, dated as of July 18, 2001, among ITSO, the Company, Intelsat Services Corporation, a company incorporated under the laws of the State of Delaware, U.S.A. (now known as Intelsat Global Service Corporation), and Intelsat LLC, a limited liability company under the laws of the State of Delaware, U.S.A., relating to certain public service arrangements;

(ff)	“Register of Directors and Officers” means the Register of Directors and Officers of the Company referred to in these Bye-laws;

(gg)	“Register of Members” means the Register of Members of the Company referred to in these Bye-laws;

(hh)	Reserved;

(ii)	“Resident Representative” means any person appointed to act as resident representative and includes any deputy or assistant resident representative;

(jj)	Reserved;

(kk)	Reserved;

(ll)	“Secretary” means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary;

(mm)	“Shareholders Agreement” means the agreement, dated as of July 18, 2001, among the Company and the Shareholders (as defined therein);

(nn)	“Signatory” means a Party, or the telecommunications entity designated by a Party in accordance with the INTELSAT Agreement that was a party to the Operating Agreement prior to the transfer of assets from ITSO to the Company and for which the Operating Agreement entered into force or was provisionally applied;

(oo)	“Subsequent Board” has the meaning set forth in Bye-law 14(5);

(pp)	Reserved; and

(qq)	“Voting Shares” means all issued and outstanding Ordinary Shares.

(2) In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the word:

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(e)	unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

     (3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, electronic mail, lithography, photography and other modes of representing words in a visible form.

     (4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

CERTAIN CORPORATE OBJECTIVES

2. Public Service Obligation of the Company

     (1) The Company shall provide international public telecommunication services on a commercial basis, in a manner consistent with the following public service obligations, which shall be deemed to have been met if the Company: (i) maintains global connectivity and coverage and serves its lifeline connectivity customers by providing the capability for any country or territory to connect with any other country or territory through the provision of capacity from at least one satellite in each of the three ocean regions: the Atlantic Ocean region (304.5° to 359° E), the Indian Ocean region (60° to 66° E), and the Pacific Ocean region (174° to 180° E) such that these satellites together provide global coverage to all ITU regions; (ii) honours its obligations under the LCO Contracts and (iii) provides non-discriminatory access to the Intelsat system. Subject only to Article 7 of the Public Services Agreement relating to force majeure events, the provision of international public telecommunications services on a commercial basis, in a manner consistent with the public service obligations, will not be deemed to be met if any country or territory which seeks or permits the services provided by the Intelsat system is denied full and complete access to all services provided by the Intelsat system on any ground other than a commercial basis.

     (2) For purposes of subparagraph (1) of this Bye-law, (i) “on a commercial basis” means in accordance with usual and customary commercial practice in the telecommunications industry; (ii) “global connectivity” means the interconnection capabilities available to the Company’s users through the global coverage the Company provides in order to make communication possible within and between the five ITU regions defined by the Plenipotentiary Conference of the International Telecommunication Union, held in Montreux in 1965; (iii) “global coverage” means the maximum geographic coverage of the earth towards the northernmost and southernmost parallels visible from satellites deployed in geostationary orbital locations; (iv) “non-discriminatory access” means fair and equal opportunity to access the Intelsat system; (v) “LCO Contracts” shall have the meaning set forth in the Shareholders Agreement; and (vi) “Intelsat system” means the Company’s space segment and satellite communications operations.

     (3) In performing its public service obligations, the Company shall be subject to applicable national law. In the event the Company reasonably believes the application of national law, or proposed changes to national law, will prevent the Company from complying with the public service obligations, the Company shall, on a commercial basis, use its best efforts to mitigate the adverse consequences of such law to the extent permitted under law.

     (4) This Bye-law 2 shall not create any right of enforcement independent of the public services obligation of the Company, which shall be enforced exclusively pursuant to the Public Services Agreement. Any claim arising out of or in connection with the Company’s public service obligations may only be made by the ITSO pursuant to the Public Services Agreement.

BOARD OF DIRECTORS

3. Board of Directors

The business of the Company shall be managed and conducted by the Board.

4. Management of the Company

     (1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting, subject, nevertheless, to these Bye-laws, the provisions of any statute and to such directions as may be prescribed by the Company in general meeting.

     (2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

     (3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

5. Power to appoint chief executive officer

The Board may from time to time appoint a person to the office of chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer such of the general business matters and affairs of the Company as may be delegated to such person by the Board.

6. Power to appoint manager

The Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

7. Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

8. Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may deem appropriate and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may deem appropriate and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

9. Power to delegate to a committee

     (1) The Board may delegate any of its powers to a committee appointed by the Board, which shall consist entirely of Directors, at least three in number, and every such committee shall conform to such directions as the Board shall impose on it. Without limiting the generality of the foregoing, the Board shall appoint a Nominating Committee, a Compensation Committee and an Audit Committee. If any stock exchange on which the Company’s shares are listed or proposed to be listed for trading requires a certain number of Directors on any particular committee or requires the Directors on a particular committee to meet the independence standards of that exchange, the Board may specify the number of Directors on any such committee, including the number of Directors required to meet those independence standards.

     (2) Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of the committee’s business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorised number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these Bye-laws.

10. Distributor Advisory Committee

In order to maintain a forum for interaction with its customers and to elicit their concerns, opinions and recommendations with respect to technical, operational and service provision matters, the Board shall, consistent with applicable law, form an advisory panel to be formally known as the “Distributor Advisory Committee” composed of representatives of the Company’s distributors.

11. Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, officer, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

12. Power to borrow and charge property

The Board may exercise all of the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

13. Exercise of power to purchase shares of the Company

The Board may exercise all of the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

14. Election of Directors

     (1) The Board shall consist of not less than 9 nor more than 13 Directors.

     (2) The initial board after adoption of these Bye-laws (“Initial Board”) shall consist of the 9 Directors set forth in Annex A of these Bye-laws; PROVIDED THAT for so long as Zeus Holdings Limited, a company incorporated under the laws of Bermuda (“Zeus”), owns a majority of the outstanding voting securities of the Company, all such persons must be Designated Company Directors. A “Designated Company Director” is a person who has been selected by the shareholders of Zeus as a Designated Company Director in accordance with the Bye-Laws of Zeus.

     (3) The Board may decide to decrease its size (but not below 9) or thereafter to increase its size (but not above 13), but no such reduction or increase shall become effective unless approved by the Members; PROVIDED THAT for so long as Zeus owns a majority of the outstanding voting securities of the Company, the only persons eligible to be so elected or appointed as Directors of the Company shall be Designated Company Directors.

     (4) The term of office of the members of the Initial Board shall expire at the 2006 Annual General Meeting (as defined below), and, in each case, when their successors are elected and qualified. The Initial Board shall convene an annual general meeting in 2006 to occur as near as practicable to the first anniversary of the date of adoption of these Bye-laws (the “2006 Annual General Meeting”); PROVIDED THAT such meeting may be delayed to such date in 2006 as will permit the timely dissemination to Members of financial statements as required by the Act for the fiscal year ending 31 December 2005. The Nominating Committee shall nominate the candidates to stand for election as Directors at the 2006 Annual General Meeting; PROVIDED THAT for so long as Zeus owns a majority of the outstanding voting securities of the Company, the only persons eligible to be so elected or appointed as Directors of the Company shall be Designated Company Directors. Directors elected at the 2006 Annual General Meeting shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

     (5) Any subsequent Board elected after the Initial Board (a “Subsequent Board”) shall be nominated in accordance with the provisions set forth in clause (6) of this Bye-law 14.

     (6) The persons nominated to stand for election as Directors (other than the Initial Board) at any meeting of Members shall be selected by the Nominating Committee; PROVIDED THAT for so long as Zeus owns a majority of the outstanding voting securities of the Company, the only persons eligible to be so elected or appointed as Directors of the Company shall be Designated Company Directors. Directors elected to a Subsequent Board shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

     (7) If any stock exchange on which the Company’s shares are listed or proposed to be listed for trading requires a certain number of Directors to meet the independence standards of that exchange, the Board may specify the number of Directors required to meet those independence standards.

     (8) Reserved.

     (9) Each Director must be able and willing to serve as a director of the Company and to meet his or her fiduciary obligations in such capacity. No Director may (i) hold a position of director, employee, officer or manager in any intergovernmental telecommunications organisation, (ii) hold a position of director, employee, officer or manager or otherwise serve as a representative of any Signatory or Former Signatory, or (iii) serve as a director in any one or more other entities if such entity(ies) are competitor(s) of ITSO or the Company and the elimination of competition by agreement between the Company and that entity(ies) would constitute a violation of the antitrust laws of the United States or the competition laws of the European Union.

15. Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

16. Removal of Directors

     (1) A majority of the Board of Directors then in office may remove a Director but only through action at a meeting of the Board duly called and held, PROVIDED THAT such removal may only be for Cause and that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and the actions or omissions that may underlie a determination that such removal shall be for Cause and such notice shall be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

     (2) Except as provided in subparagraph (1) of this Bye-law, a Director cannot be removed from office.

     (3) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled as provided in Bye-law 17.

17. Vacancies on the Board

     (1) The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his or her office by notice in writing to the Company; or

(e)	ceases to meet the qualifications of the directorship such Director is filling.

     (2) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification, removal or resignation of any Director; PROVIDED THAT for so long as Zeus owns a majority of the outstanding voting securities of the Company, any vacancy on the Board of Directors occurring as the result of the death, disability, disqualification, removal or resignation of a Director may only be filled with another Designated Company Director. If the vacancy occurs while the Initial Board remains in office the Board shall, as promptly as practicable, fill such vacancy and the Director so elected to fill such vacancy shall satisfy the same independence or other criteria, including being a Designated Company Director, as the individual whose directorship such Director is filling. If the vacancy occurs after the term of the Initial Board, the Board shall, as promptly as practicable, fill such vacancy and the Director elected to fill such vacancy shall be an individual who is another Designated Company Director. Any Director appointed by the Board to fill a vacancy shall serve for a term that expires at the time the term of the Director being replaced would have expired. The individual appointed to fill a vacancy under this Bye-law 17 shall be a person nominated for such position by the Nominating Committee. Notwithstanding anything herein to the contrary, only an individual nominated by the Nominating Committee shall be eligible to be appointed to fill a vacancy pursuant to this Bye-law 17.

     (3) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below two, the continuing Director may act for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

18. Notice of meetings of the Board

     (1) The chairman of the Board, if any, or any two Directors may, and the Secretary on the requisition of such person or persons shall, at any time summon a meeting of the Board.

     (2) At least 30 days’ notice of a regularly-scheduled meeting of the Board shall be given. In the normal course, at least 10 days’ notice of a special meeting of the Board shall be given. If the person(s) calling a special meeting specifies in the notice that the special meeting is being called to deal with an emergency, an urgent business development or other exigent circumstances, the meeting so called may be called on two days’ notice. In the event the Board adjourns a meeting, unless such meeting is adjourned to a specific date and time, fresh notice of the resumption of the adjourned meeting shall be given to each Director in accordance with the provisions of these Bye-laws.

     (3) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by any two of the following modes of communication: mail, courier service, cable, telex, telecopier, facsimile, internet, electronic mail or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

     (4) Any defect in notice of meeting with respect to a particular Director shall be deemed waived by the participation of such Director in the meeting of the Board.

19. Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the entire Board at the time of the meeting, which majority shall include a majority of Directors who are also Designated Company Directors. Directors participating in any meeting of the Board by means of telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously shall constitute presence in person at such meeting for quorum purposes.

20. Meetings of the Board

     (1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

     (2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

     (3) Except as otherwise provided in these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried only if such resolution receives the affirmative vote of at least three-fourths of the total number of Directors, assuming no vacancies. For the purposes of calculating the three-fourths vote required pursuant to this Bye-law, if the total number of directors is not divisible by 4, the three-fourths vote required shall be the product of the total number of directors multiplied by three-fourths and rounded down to the nearest whole number. By way of example, if the Board consists of 9 directors, then a resolution put to the vote at a meeting of the Board shall be carried only if such resolution receives the affirmative vote of 6 directors.

     (4) Directors may not appoint proxies to represent them or vote in their stead at any meeting of the Board.

     (5) Each meeting of the Board shall be held in a jurisdiction that is outside of the United States and the United Kingdom (it being understood that meetings may be held in Bermuda). For purposes of determining the jurisdiction in which a meeting of the Board is held, such jurisdiction shall be the jurisdiction in which the largest number of the Directors are physically present, and if there is no such single jurisdiction, the meeting shall be deemed to be held in Bermuda.

21. Unanimous written resolutions

A resolution in writing signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

22. Contracts and disclosure of Directors’ interests

     (1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, PROVIDED THAT nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

     (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

     (3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

     23. Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Compensation Committee and shall be deemed to accrue from day to day. The Directors shall also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally. Actual payment of the remuneration to which a Director is entitled must be paid by the Company by check or wire transfer to a properly designated bank account outside Bermuda.

OFFICERS

24. Officers of the Company

The Officers of the Company shall consist of a Chairman, a Deputy Chairman, a Chief Executive Officer, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws. Except for the Chairman and Deputy Chairman who are nominally deemed Officers of the Company under the Act, the Board shall not appoint as an Officer or manager any person who (i) is an officer or manager of any Signatory or Former Signatory, (ii) has any direct financial interest in or financial relationship with any Signatory or Former Signatory (unless such interest is managed through a blind trust or similar mechanism), or (iii) holds such position in any intergovernmental organisation.

25. Appointment of Officers

     (1) The Board shall, as soon as possible after the statutory meeting of Members and after each annual general meeting, appoint a Chairman and a Deputy Chairman each of whom shall be Directors but shall not have any management or executive responsibilities with the Company.

     (2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26. Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27. Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28. Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and in his absence the Deputy Chairman shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29. Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

MINUTES

30. Obligations of Board to keep minutes

     (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

     (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

31. Indemnification of Directors and Officers of the Company

The Directors, Secretary and other Officers (such term to include, for the purposes of Bye-laws 31 and 32, any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless to the fullest extent permitted by law out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

32. Waiver of claims by Members

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

33. Notice of annual general meeting

The annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least thirty days’ (but not more than sixty days’) notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34. Notice of special general meeting

The Chairman, the Deputy Chairman or the Board may convene a special general meeting of the Company whenever in their judgement such a meeting is necessary, upon not less than fourteen days’ (and not more than sixty days’) notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

35. Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

36. Meeting called on requisition of Members

To the extent required by Section 74 of the Act, the Board shall, on requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company in accordance with the requirements of the Act.

37. Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat, in the case of a special general meeting.

38. Postponement of meetings

The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws), PROVIDED THAT notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

39. Quorum for general meeting

At any general meeting of the Company at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, PROVIDED THAT if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine.

40. Adjournment of meetings

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

41. Telephonic or electronic participation at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. In order to conduct an orderly meeting as well as to maintain the integrity of such meeting, the officers of the Company and the chairman of the general meeting shall, from time to time, prescribe certain procedures for persons participating telephonically, electronically or by means of such other communications facilities. Such procedures shall include password protected access, verification of the identity of the participant, written confirmation of any vote (whether such vote was taken by a show of hands or by a poll) and the timing of verification and confirmation processes. In advance of each general meeting, the Company shall notify Members of the specific procedures that will be applicable to such meeting. Members who participate telephonically, electronically or by means of such other communications facilities shall not be included in determining whether a quorum is present at the meeting.

42. Written resolutions

     (1) Subject to subparagraph (6) of this Bye-law, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by a unanimous resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, signed on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

     (2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, may be signed on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

     (3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, signed on behalf of, the last Member to sign, and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

     (4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

     (5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

     (6) This Bye-law shall not apply to:

(a)	a resolution passed pursuant to Section 89(5) of the Act; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

43. Reserved

44. Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45. Voting at meetings

     (1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

     (2) Notwithstanding subparagraph (1) of this Bye-law, until the later to occur of the date twelve (12) years after date of the adoption of these Bye-laws and the date the Public Service Agreement ceases to be in effect, no amendment to or waiver of Bye-law 2 shall be effective without the approval at an annual or special general meeting of Members representing not less than 100% of the voting power of all voting shares issued and outstanding.

(3)	Reserved.

(4)	Reserved.

(5)	Reserved.

(6)	Reserved.

     (7) A Member shall be entitled to vote at any general meeting only with respect to shares held by such Member on which such Member has paid all due calls.

46. Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, (a) every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand and (b) every Member participating telephonically, electronically or by means of such other communications facilities as may be permitted pursuant to Bye-law 41, shall be entitled to one vote and shall cast such vote following the procedures specified by the chairman of the meeting.

47. Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, in accordance with the voting procedures set forth in Bye-law 46, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

48. Demand for a poll

     (1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

The chairman of such meeting shall require a poll with respect to any action as to which these Bye-laws require approval by not less than a specified percentage of the voting power of all outstanding Ordinary Shares.

For purposes of the foregoing subparagraphs (1)(b), (c) and (d), a Member who participates telephonically, electronically or by means of such other communications facilities as may be permitted pursuant to Bye-law 41 shall be deemed to be present in person.

     (2) In connection with an election of Directors by the Members to any Subsequent Board, a person shall be entitled to cast a number of votes equal to the product of (a) the number of shares of which such person is the registered owner on the record date established by the Board for such meeting or for which such person holds a valid proxy from the registered owner on such record date and (b) the number of Directors to be elected at such meeting. Such person may cast all or any portion of such total number of votes for any one or more candidates for election to the Board of Directors.

     (3) Where, in accordance with the provisions of subparagraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws (including Bye-law 48(2) with respect to the election of Directors), every person present at such meeting shall have one vote for each share of which such person is the registered owner on the record date established by the Board for such meeting or for which such person holds a valid proxy from the registered owner on such record date and such vote shall be counted in the manner set out in subparagraph (4) of this Bye-law or, in the case of a general meeting at which one or more Members are participating telephonically, electronically or by means of such other communications facilities as may be permitted by Bye-law 41, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

     (4) A poll demanded in accordance with the provisions of subparagraph (1) of this Bye-law, for the purpose of electing a chairman of the meeting or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time at such meeting as the Chairman (or acting chairman) may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

     (5) Where a vote is taken by poll, each person (a) present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote and such ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy and (b) participating telephonically, electronically or by means of such other communications facilities as may be permitted pursuant to Bye-law 41 and entitled to vote shall follow the procedures determined by the chairman of the meeting to record his or her vote, having regard to the nature of the question on which the vote is taken. At the conclusion of the poll, the ballot papers and submissions by holders participating telephonically, electronically or by means of such other communications facilities shall be examined and counted by a committee of not less than two persons appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49. Seniority of joint holders voting

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50. Instrument of proxy

The instrument appointing a proxy shall be (a) in writing in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto (or such other form as the chairman of the general meeting shall accept), under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney or (b) in electronic format, with specifications as to form and procedures relating to acknowledgement, execution and delivery as shall be determined by the Company. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

51. Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative(s) at any meeting of the Members and the person or persons so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person or persons represent as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person or persons to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

52. Rights of shares

     (1) Subject to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital of the Company as at the date of adoption of these Bye-laws shall be divided into 216,666,666 2/3 ordinary shares of par value U.S.$3.00 each (the “Ordinary Shares”).

     (2) The holders of the Ordinary Shares shall, subject to the provisions of these Bye-laws:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

     (3) Reserved.

53. Power to issue shares

     (1) Subject to these Bye-laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued Ordinary Shares of the Company on such terms and conditions as it may determine.

     (2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

     (3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the Act.

     (4) The Company may from time to time do any one or more of the following things:

(a)	make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b)	accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

(c)	pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

     (5) Reserved.

54. Variation of rights; alteration of share capital; purchase of shares of the Company; limitation on share ownership

     (1) Subject to the provisions of Sections 42 and 43 of the Act, any preference shares may be issued or converted into shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by resolution of the Members determine.

     (2) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

     (3) The Company may from time to time if authorised by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

     (4) The Company may from time to time purchase its own shares in accordance with the provisions of Section 42A of the Act.

     (5) Reserved.

55. Registered holder of shares

     (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

     (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

56. Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

57. Share certificates

     (1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

     (2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

     (3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

58. Calls on shares

     (1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

     (2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

     (3) Reserved.

59. Forfeiture of shares

     (1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto.

     (2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

     (3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

60. Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

61. Inspection of Register of Members

The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

62. Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

     (1) determining the Members entitled to receive any dividend; and

     (2) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

63. Instrument of transfer

     (1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “C” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, PROVIDED THAT in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

     (2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

64. Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

65. Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

66. Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “D” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

67. Declaration of dividends by the Board

The Board may, subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie, in which case the Board may fix the value for distribution in specie, of any assets.

68. Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

69. Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other special purpose.

70. Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of outstanding calls on shares that are not fully paid.

CAPITALISATION

71. Issue of bonus shares

The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

72. Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83(2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

73. Financial year end

The Board may determine, from time to time, by resolution, the financial year end of the Company (including as to its first financial year) and, failing such resolution, the financial year end of the Company shall be 31st December in each year.

74. Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

75. Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

76. Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

77. Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board shall, as soon as practicable, convene a special general meeting to fill the vacancy thereby created.

78. Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

79. Report of the Auditor

     (1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

     (2) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

     (3) The generally accepted auditing standards referred to in subparagraph (2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

NOTICES

80. Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

81. Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

82. Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method, as the case may be.

SEAL OF THE COMPANY

83. The seal

The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

84. Manner in which seal is to be affixed

The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, PROVIDED THAT any Director, Officer or Resident Representative may affix the seal of the Company attested by such Director’s, Officer’s or Resident Representative’s signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative.

WINDING-UP

85. Winding-up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

86. Reserved.

87. Reserved.

ALTERATION OF BYE-LAWS

88. Alteration of Bye-laws

Except where these Bye-laws require a higher vote to amend a particular provision of these Bye-laws, no Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by the affirmative votes of a majority of the votes cast by the Members.

TRANSLATION OF BYE-LAWS

89. Translation of Bye-laws

The Company may translate these Bye-laws into Spanish or French, PROVIDED THAT in the event of a conflict of interpretation between the translation and the English version of these Bye-laws, the English version shall be determinative.

ANNEX A

Initial Board Composition

The Company’s initial Board after adoption of these Bye-laws (the “Initial Board”) shall consist of the following nine (9) Directors:

James Perry
Douglas Grissom
Andrew Africk
Aaron Stone
Andrew Sillitoe
Alan Peyrat
Allen Haight
Ian Sellars
Conny Kullman

A-1

SCHEDULE - FORM A (BYE-LAW 50)

.......................

.......................

P R O X Y

I/We

of

the holder(s) of            share(s) in the above-named company hereby appoint ................................................... or failing him/her................................................. or failing him/her .................................................. as my/our proxy to vote on my/our behalf at the general meeting of the Company to be held on the [     ] day of [     ], [     ], and at any adjournment thereof.

     Dated this [     ] day of [     ], [     ]

     *GIVEN under the seal of the Company

     [*Signed by the above-named]

     ..............................................................

     .............................................................

     Witness

*DELETE AS APPLICABLE.

SCHEDULE - FORM B (BYE-LAW 59)

NOTICE OF LIABILITY TO FORFEITURE FOR NON-PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the ...... day of ........., 20.. last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the ...... day of ........., 20.. last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of .......... per annum computed from the said ....... day of ........., 20... last, on or before the ....... day of ........., 20... next at the place of business of the Company the share(s) will be liable to be forfeited.

Dated this ....... day of .............., 20...

[Signature of Secretary]

By order of the Board

SCHEDULE - FORM C (BYE-LAW 63)

TRANSFER OF A SHARE OR SHARES

FOR VALUE ...............................................................................................................................	[amount]
.......................................................... ...........................................................................................	[transferor]
hereby sell assign and transfer unto............... .............................................................................	[transferee]
of............................................. .....................................................................................................	[address]
.......................................................... ...........................................................................................	[number of shares]
shares of......................................................................................................................................	[name of Company]

Dated.............................................

....................................................................
(Transferor)
In the presence of:
...................................................................................................................................
(Witness)
....................................................................
(Transferee)
In the presence of:
...................................................................................................................................
(Witness)

SCHEDULE - FORM D (BYE-LAW 66)

TRANSFER BY A PERSON BECOMING

ENTITLED ON DEATH/BANKRUPTCY OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this ........ day of ..........., 20...

Signed by the above-named	)

[person or persons entitled]	)

in the presence of:	)

Signed by the above-named	)

[transferee]	)

in the presence of:	)

EXHIBIT C

1585 Broadway
New York, NY 10036

August 16, 2004

Board of Directors
Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke, HM 08
Bermuda

Members of the Board:

We understand that Intelsat, Ltd. (“Intelsat” or the “Company”), Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), Zeus Holdings Limited (“Parent”), Zeus Merger One Limited, a wholly owned subsidiary of Parent (the “Amalgamation Sub”), and Zeus Merger Two Limited, a wholly owned subsidiary of Parent (“Amalgamation Sub Two”) propose to enter into an Agreement and Plan of Amalgamation, substantially in the form of the draft dated August 15, 2004 (the “Amalgamation Agreement”), which provides, among other things, for the amalgamation (the “Amalgamation”) of Amalgamation Sub and the Company. Pursuant to the Amalgamation, the Company will become a wholly owned subsidiary of Parent and each of the issued and outstanding ordinary shares, par value $3.00 per share (the “Shares”), of the Company, other than Shares held by Target or Parent or any of their subsidiaries or as to which dissenters’ rights have been perfected shall be converted into the right to receive $18.75 in cash, without interest (the “Amalgamation Consideration”). We note that concurrent with the Amalgamation, Intelsat Bermuda and Amalgamation Sub Two will also amalgamate. The terms and conditions of the Amalgamation are more fully set forth in the Amalgamation Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such term in the Amalgamation Agreement.

You have asked for our opinion as to whether the Amalgamation Consideration to be received by the holders of Shares pursuant to the Amalgamation Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

a)	reviewed certain publicly available financial statements and other information of the Company;

b)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

c)	reviewed certain financial projections prepared by the management of the Company;

d)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

e)	compared the financial performance of the Company with that of certain other comparable publicly-traded companies and their securities;

f)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

g)	participated in discussions and negotiations among representatives of the Company, Parent and certain other parties and their financial and legal advisors;

h)	discussed the strategic rationale for the Amalgamation with senior executives for the Company;

i)	reviewed the commitment letters received by Parent from Deutsche Bank Securities Inc., Credit Suisse First Boston, and Lehman Brothers Inc. in connection with financing the Amalgamation (the “Debt Financing Commitment Letters”);

j)	reviewed the proposed Amalgamation Agreement, a draft voting agreement and certain related documents; and

k)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Amalgamation will be consummated in accordance with the terms set forth in the Amalgamation Agreement, and that the financing of the Amalgamation will be consummated in accordance with the terms set forth in the Debt Financing Commitment Letters. As you know, we are not legal or regulatory experts and have relied on the assessments of the legal and regulatory advisors to the Company with respect to such issues including, among others, issues related to The Open-Market Reorganization for the Betterment of International Telecommunications Act. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Amalgamation, no restrictions will be imposed that would have a material adverse effect on the consummation of the Amalgamation as contemplated in the Amalgamation Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have not evaluated the solvency or fair value of the Company under any U.S. state, U.S. federal, Bermuda or any other applicable laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt securities of the Company and affiliates of the Parent for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Intelsat in connection with this transaction, may have committed and may commit in the future to invest in private equity funds involved in this transaction.

It is understood that this letter is solely for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included, if required by applicable law, in any filing required to be made by the Company in respect of the Amalgamation with the Bermuda Registrar of Companies, provided that such opinion is reproduced in full, and that if required by applicable law, any description of or reference to Morgan Stanley or its opinion in such filing is in a form reasonably acceptable to Morgan Stanley and its counsel. This letter does not address the merits of the underlying decision by the Company to engage in the Amalgamation, the merits of the Amalgamation as compared to other alternatives potentially available to the Company (including other indications of interest to acquire the Company) or the relative effects of any alternative transaction in which the Company might engage. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Amalgamation.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Amalgamation Consideration to be received by the holders of the Shares pursuant to the Amalgamation Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPOTATED

By:

Richard S. Brail
Executive Director

EXHIBIT D

Investment Banking

Corporate and Institutional
Client Group

World Financial Center
North Tower
New York, New York 10281-1330
212 449 1000

August 16, 2004

Board of Directors
Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke, HM 08
Bermuda

Members of the Board of Directors:

     Intelsat, Ltd. (the “Company”), and Zeus Holdings Limited, (the “Parent”), Intelsat (Bermuda), Ltd. (“Bermuda Limited”), a wholly owned subsidiary of the Company, Zeus Merger One Limited, a newly formed, wholly owned subsidiary of the Parent (the “Amalgamation Sub”), Zeus Merger Two Limited (“Amalgamation Sub Two”), a newly formed, wholly owned subsidiary of the Parent propose to enter into an Amalgamation Agreement and Plan of Amalgamation dated as of August 16, 2004 (the “Agreement”) pursuant to which the Amalgamation Sub and the Company shall amalgamate (the “Amalgamation”) and the Company and Amalgamation Sub shall continue as a Bermuda exempted company as a result of the Amalgamation and Bermuda Limited and Amalgamation Sub Two shall amalgamate (the “Sub Amalgamation”) and Bermuda Limited and Amalgamation Sub Two shall continue as a Bermuda exempted company as a result of the Sub Amalgamation. A consortium consisting of Apax Partners Worldwide, LLP, Apollo Management V, L.P., Madison Dearborn Partners, LLC and Permira Advisors (together, the “Acquiror”) shall own 100% of the share capital of Parent. The date and time at which the Amalgamation becomes effective is referred to herein as the “Effective Time”. Pursuant to the Amalgamation, each Company share issued and outstanding (the “Company Shares”) immediately prior to the Effective Time shall be converted into the right to receive $18.75 in cash (the “Consideration”). The terms and conditions of the Amalgamation are set forth in more detail in the draft of the Agreement dated as of August 15, 2004.

     You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Amalgamation is fair from a financial point of view to such holders.

     In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the Consideration for the Company Shares and the implied multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Amalgamation with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed a draft dated as of August 15, 2004 of the Agreement, including all schedules and exhibits thereto (including the draft voting agreement and drafts of certain documents related to the financing of the Amalgamation); and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any U.S. state, U.S. federal, Bermuda or any other applicable laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have assumed that the transactions described in the Agreement will be consummated on the terms set forth therein, without material waiver or modification. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Amalgamation, no restrictions will be imposed that would have a material adverse effect on the consummation of the Amalgamation as contemplated in the Agreement. As you know, we are not legal or regulatory experts and have relied on the assessments of the legal and regulatory advisors of the Company with respect to such issues, including, among others, issues related to The Open-Market Reorganization for the Betterment of International Telecommunications Act. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     We are acting as financial advisor to the Company in connection with the Amalgamation and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Amalgamation. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We offered to provide financing to a number of potential purchasers of the

Company and may provide investment banking and other services to Bermuda Limited and/or its affiliates in connection with the Amalgamation, including but not limited to potentially acting as co-manager in a bond offering. We are currently and have, in the past, provided financial advisory and financing services to the Company and certain shareholders or other beneficial owners of the Parent and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is solely for the use and benefit of the Board of Directors of the Company in considering the Amalgamation and is not on behalf of or intended to confer rights or remedies upon any other entity or persons. This opinion may not be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent except that this opinion may be included, if required by applicable law, in any filing required to be made by the Company in respect of the Amalgamation with the Bermuda Registrar of Companies, provided that such opinion is reproduced in full, and that if required by applicable law, any description of or reference to us or our opinion in such filing is in a form reasonably acceptable to us and our counsel. This opinion does not address the merits of the underlying business decision of the Company to engage in the Amalgamation, the merits of the Amalgamation as compared to other alternatives potentially available to the Company (including other indications of interest to acquire the Company) or the relative effects of any alternative transaction in which the Company might engage, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Amalgamation or any matter related thereto.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Amalgamation is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED